As filed with the Securities and Exchange Commission, via EDGAR, on July 18, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-11

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

First Potomac Realty Trust

(Exact name of Registrant as specified in its Governing Instruments)

7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814

(301) 986-9200
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Douglas J. Donatelli

7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814
(301) 986-9200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

with a copy to:

James W. McKenzie, Jr., Esquire Thomas P. Conaghan, Esquire Justin W. Chairman, Esquire Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue Washington, D.C. 20004 (202) 739-3000	David C. Wright, Esquire Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 (804) 788-8200

     Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

	Proposed maximum	Amount of
Title of securities being registered	aggregate offering price(1)	registration fee

Common Shares of Beneficial Interest, $0.001 par value	$95,000,000	$7,686

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

Subject to Completion

Preliminary Prospectus dated July 18, 2003

PROSPECTUS

Common Shares

      This is our initial public offering of common shares of beneficial interest. No public market currently exists for our common shares.

      We expect the public offering price to be between $                     and $                     per share. We intend to apply for listing of the common shares on                           under the symbol “     .”

      Investing in our common shares involves risks that are described in the “Risk Factors” section beginning on page 14 of this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

      The underwriters may also purchase up to an additional                common shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.

      The underwriters expect to deliver the common shares on or about                      , 2003.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ferris, Baker Watts

Incorporated

The date of this prospectus is                   , 2003

SUMMARY

      The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment in our common shares. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to “our company,” “we,” “us” and “our” mean First Potomac Realty Trust, including First Potomac Realty Investment Limited Partnership, our operating partnership, First Potomac Management, Inc., our management company, and our other subsidiaries. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional                   common shares, and that the common shares to be sold in this offering are sold at $                     per share, which is the midpoint of the range indicated on the front cover of this prospectus.

Our Company

      We are a self-managed, self-administered real estate investment trust, or REIT, formed to acquire, operate and develop industrial and flex properties in Maryland, Virginia and the Washington, D.C. metropolitan area, which we refer to as the southern Mid-Atlantic region. We strategically focus on acquiring properties that we believe can benefit from our intensive property management and seek to reposition these properties to increase their profitability and value. Since its formation by our senior management team in 1997, our operating partnership has assembled a 32-building portfolio totaling approximately 2.3 million square feet in the southern Mid-Atlantic region, specifically in the Washington, D.C., Hampton Roads, Virginia and Baltimore, Maryland metropolitan areas.

      Our portfolio of properties contains a mix of single-tenant and multi-tenant industrial and flex properties. Industrial properties generally are used as warehouse, distribution and manufacturing facilities, while flex properties combine office building features with industrial property space. As of June 30, 2003, our properties were approximately 92% leased to a total of 149 tenants. Our largest tenant is the U.S. Government, which leases approximately 333,000 square feet under ten leases that represent approximately 17% of our 2003 contractual base rent.

      Our senior management team, led by Douglas J. Donatelli, our President and CEO, and Louis T. Donatelli, our Chairman, averages more than 20 years of real estate experience in the Washington, D.C. metropolitan area. All of the members of our senior management team are natives of the areas where our properties are located. Upon completion of this offering, our senior management team and trustees together will beneficially own approximately      % of the equity interests in our company, on a fully diluted basis, through ownership of our common shares and units of partnership interest in our operating partnership.

      With the proceeds of this offering, we intend to reduce a significant portion of the debt currently encumbering our properties, acquire additional interests in joint ventures that own four of our properties and make acquisitions of additional industrial and flex properties in the southern Mid-Atlantic region. We intend to continue to focus on acquisitions in which we believe that our local market knowledge and hands-on approach to managing, leasing, renovating and repositioning properties will enable us to add value to the acquired properties.

Our Market

      Ownership of industrial and flex properties in the southern Mid-Atlantic region is highly fragmented. Current estimates show that the southern Mid-Atlantic region contains more than 475 million square feet of industrial and flex property which we estimate have a fair market value of more than $25 billion. These properties are owned by hundreds of different owners, ranging from large institutional investors to small investors and owner/occupants, with no single owner holding a significant share of the property market, according to CoStar Group, a real estate market research firm. For example, in our primary market, the Washington, D.C. metropolitan area, the largest owner of industrial and flex property owns approximately

1.5% of the industrial and flex market by square footage, and the top five owners own less than 6% of the market in the aggregate.

      The Washington, D.C. metropolitan area has the largest economy of our target markets. In addition to its size, the Washington, D.C. metropolitan area also boasts one of the most stable economies in the country, primarily attributable to the presence of U.S. Government and the private contractors that service the U.S. Government. The private sector is supported by the procurement spending of the U.S. Government, which has enhanced the area’s technology industry and tempered the negative impact of national economic cycles. The Washington, D.C. area is the country’s sixth largest metropolitan area in population, fifth in jobs and fourth in economic output according to a report by Delta Associates, a real estate market research firm. The report also states that the area has 5.1 million residents, 3.5 million jobs, a 2001 gross regional product of $228.3 billion and more jobs per household than any other metropolitan area in the country.

      Our other primary markets are Hampton Roads, Virginia, the regional name given to the Norfolk–Virginia Beach–Newport News metropolitan areas, and Baltimore, Maryland. Hampton Roads is home to the largest military station in the world, according to the United States Navy, and has an even larger percentage of federal government employees than Washington, D.C. The Baltimore metropolitan area, with 156 million square feet of industrial space, has recently strengthened its position as a major trade and distribution center with strong employment growth in the wholesale and retail trade.

      Recent increased U.S. Government spending relating to national defense, including increased military and defense spending by the Department of Defense and the creation of the Department of Homeland Security, has begun to benefit the industrial and flex markets in the southern Mid-Atlantic region, and we believe that additional defense and homeland security related spending will continue to create further demand for industrial and flex property in our markets.

Our Strategy

      Our operating partnership was formed in 1997 to leverage our management’s knowledge of and experience in the southern Mid-Atlantic real estate market to create the leading industrial and flex property owner in the region. We believe that the large number of properties meeting our investment criteria and the fragmented ownership of industrial and flex property in the region create an opportunity for us to achieve this goal. We typically seek to acquire individual properties or portfolios that are smaller in transaction size than those pursued by many institutional investors, which often enables us to avoid competitively bid acquisitions. We intend to use our contacts, relationships and local market knowledge to identify and opportunistically acquire additional industrial and flex properties in our target markets. We believe that our reputation for professional property management allows us to attract high-quality tenants to the properties that we acquire, enabling us to increase the profitability and value of our properties.

Our Competitive Advantage

      We believe that our business strategy and operating model distinguish us from other owners, operators and acquirors of real estate in a number of ways, including:

•	Experienced Management Team with Large Ownership Stake. Members of our senior management team average more than 20 years of real estate experience in the Washington, D.C. area. Upon completion of this offering, our senior management team and our trustees collectively will own approximately % of the equity interests in our company on a fully diluted basis.

•	Focused Strategy. Upon completion of this offering, we will be the first publicly traded REIT focused exclusively on industrial and flex properties in the southern Mid-Atlantic region, one of the largest, most stable markets for assets of this type.

•	Value-Added Management Approach. Through our hands-on approach to management, leasing, renovation and repositioning, we have been able to add significant value to properties that we have acquired from absentee institutional landlords and smaller, less sophisticated owners.

•	Strong Market Dynamics. The southern Mid-Atlantic industrial market has historically had higher occupancy rates and higher rent growth than the broader U.S. market. We believe that additional U.S. Government spending for national defense and homeland security will increase demand for industrial and flex space by both U.S. Government agencies and government contractors working on related projects.

•	Local Market Knowledge. We have established relationships with local owners and property managers, the brokerage community and prospective tenants in our markets. We believe these relationships enhance our efforts to locate attractive acquisition opportunities and lease space in our properties.

•	Acquisition Opportunities. We believe we have significant opportunities to acquire attractive properties in our target markets that are below the minimum size thresholds of many institutional investors. We believe these single asset or small portfolio acquisitions often yield more attractive pricing than larger properties or portfolios which attract institutional interest and more competitive bidding.

•	Tenant Mix. As of June 30, 2003, our tenants included the U.S. Government (17% of our 2003 contractual base rent), government contractors (19%), Fortune 500 companies (13%) and more than 100 additional smaller tenants, most of which hold leases covering less than 15,000 square feet (52%). In our experience, smaller leases generally command a premium rent per square foot. As of June 30, 2003, our rental rates on these smaller leases averaged a 23% premium over rental rates on our larger leases. We believe our current tenant base provides a desirable mix of stability, diversity and growth potential.

•	Favorable Lease Terms. Many of our industrial and flex properties are leased on a triple net basis, under which tenants are contractually obligated to reimburse us for virtually all costs of occupancy, including property taxes, utilities, insurance and maintenance. In addition, our leases generally provide for rent growth through contractual rent increases.

Our Properties

      We currently own 13 properties containing an aggregate of 32 buildings and approximately 2.3 million square feet. The following table describes our portfolio as of June 30, 2003:

						2003
	Property	No. of		Date	Square	Contractual	Occupancy
Property	Type	Buildings	Location	Acquired	Feet	Base Rent	Rate	Key Tenants

Plaza 500	Multi-tenant Industrial	2	Alexandria, VA	1997	506,825	$4,650,665	94%	U.S. Government; Carolina Holdings
Newington Business Park Center	Multi-tenant Industrial	7	Lorton, VA	1999	254,114	2,085,955	99	U.S. Government
Snowden Center	Flex	4	Columbia, MD	2002	140,438	1,691,404	92	Paratek Microwave
Crossways Commerce Center I	Multi-tenant Industrial	1	Chesapeake, VA	1999	348,615	1,650,692	100	Anteon Corp.; Visteon Corp.
Crossways Commerce Center II	Flex	2	Chesapeake, VA	1999	147,736	1,435,726	100	First Data Corp.
Rumsey Center	Flex	4	Columbia, MD	2002	134,654	1,355,109	92	Advance Med
Van Buren Office Park	Flex	5	Herndon, VA	1997	109,255	1,187,451	75	Fibertek, Inc.
Greenbrier Technology Center II	Flex	1	Chesapeake, VA	2002	79,684	1,162,414	100	AMSEC
6600 Business Parkway	Single-tenant Industrial	1	Elkridge, MD	1997	172,200	948,365	100	REICO Distributors
Coast Guard Building	Flex	1	Chesapeake, VA	1999	61,992	913,040	100	U.S. Government
Norfolk Business Center	Flex	1	Norfolk, VA	2002	89,831	671,017	91	Dataline, Inc.
4200 and 4212 Technology Court	Flex	2	Chantilly, VA	1998	64,064	633,236	70	Urban Engineering & Associates
13129 Airpark Road	Multi-tenant Industrial	1	Culpeper, VA	1997	150,400	310,320	48	Smurfit-Stone Container Corp.

Total		32			2,259,808	$18,695,394	92%

     As of June 30, 2003, the weighted average remaining lease term for all of our properties, based on 2003 contractual base rent, was 4.0 years.

      Flex property combines office building features with industrial space. Flex buildings tend to be smaller than warehouses, with lower ceilings, optional rear loading docks and more attractive facades. These design features make flex properties versatile enough to accommodate a combination of office, research and development, quasi-retail sales, showroom, light assembly/manufacturing, warehouse and distribution uses.

Acquisition Strategy

      We intend to focus on acquisitions of industrial and flex properties in our target markets that generally meet the following investment criteria:

•	50,000 to 500,000 square feet;

•	established locations;

•	high occupancy rates, but ideally with some lease expirations in the first three years after acquisition;

•	below-market rents; and

•	absentee ownership.

      We have acquired properties from institutional owners based outside of the southern Mid-Atlantic region, particularly those owning large, diverse, national portfolios. We have found that our local market knowledge and our hands-on approach to management, leasing, renovating and repositioning enable us to add value to the properties that we acquire from these sellers.

      We also target properties that we believe can be converted, in whole or in part, to a higher use. With flex property in particular, we have found that, over time, the property can be improved by converting space that is primarily warehouse space into space that contains more office use. Because office rents are generally higher than warehouse rents, we have been able to add revenue and value by converting space as market demands allow.

      The Newington Business Park Center is an example of the type of property that fits our target investment criteria and our strategy of repositioning properties and upgrading the tenant mix. When we acquired the Newington Business Park Center in late 1999, it was 82% leased and had in place approximately $1.3 million in annualized contractual rent. Within 18 months following our acquisition, the Newington Business Park Center was 98% leased, and, within 36 months of our acquisition, had annualized contractual rent of approximately $2.1 million.

Formation Transactions

      In July 2003, we agreed to restructure our company as a Maryland real estate investment trust by merging, for nominal consideration, with our predecessor, First Potomac Realty Investment Trust, Inc., which was formed in December 1997 to act as the general partner of our operating partnership. This merger will be effective upon, and is subject to no material conditions other than, completion of this offering. Upon completion of this merger, we will become the successor general partner to our operating partnership under its partnership agreement, which will also be amended and restated effective upon completion of this offering. See “Partnership Agreement.”

      In addition to our organization as a Maryland REIT, we engaged in certain additional formation transactions in anticipation of this offering. In July 2003, First Potomac Management, Inc., a company owned by our executive officers, agreed to contribute all of the capital interests and no less than 90% of the profits interests in FPM Management, LLC, the entity that upon the closing of this offering will manage our properties, to our operating partnership in exchange for 233,333 units of partnership interest in our operating partnership having an aggregate value of $        million based on the initial public offering price of our common shares. The remaining profits interests in FPM Management, LLC are held by certain of our management company employees who are not executive officers of our company. Upon completion of this contribution, we will control all of the property management activities at our properties and all property management personnel will become our employees. See “— Conflicts of Interest” and “Certain Relationships and Related Party Transactions.”

      Effective upon closing of the offering, we will acquire the minority interests in some of our properties in the following transactions:

•	we will acquire the remaining limited liability company interests in the company that owns Rumsey Center and Snowden Center from Messrs. Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Ms. Kyung Rhee, all of whom are executive officers of our company, as well as relatives of one of our executive officers, in exchange for an aggregate of 43,500 units of our operating partnership having an aggregate value of $ based on the initial public offering price of our common shares.

•	we will acquire the remaining limited liability company interests in the company that owns Greenbrier Technology Center II and Norfolk Business Center from Messrs. Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee in exchange for an aggregate of 10,500 units of our operating partnership having an aggregate value of $ based on the initial public offering price of our common shares.

•	we will acquire the remaining limited liability company interests in the company that owns the Newington Business Park Center, Crossways Commerce Center I, Crossways Commerce Center II and Coast Guard Building from (i) from relatives of one of our executive officers in exchange for 26,182 units of our operating partnership having an aggregate value of $ and (ii) from Messrs. Louis T. Donatelli, Douglas J. Donatelli and Nicholas R. Smith in exchange for an aggregate of 6,218 units having an aggregate value of $ , both values based on the initial public offering price of our common shares.

      See “Certain Relationships and Related Party Transactions.”

Structure of Our Company

      We own our properties through our operating partnership and its subsidiaries. Upon completion of the offering and the related formation transactions, we will be the sole general partner of our operating partnership, First Potomac Realty Investment Limited Partnership. As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership’s business, subject to the limitations described in the Amended and Restated Agreement of Limited Partnership of our operating partnership. We will contribute the net proceeds of this offering to the operating partnership in exchange for additional units of limited partnership interest. Upon completion of the offering and contribution of the net proceeds to the operating partnership, we will own an approximate           % interest in the operating partnership, including general and limited partnership interests. The remaining interests in the operating partnership are owned by limited partners, including certain of our executive officers and trustees, who contributed properties and other assets to our limited partnership in exchange for partnership units. Limited partners may, subject to certain restrictions, cause us to redeem their units for, at our option (1) common shares on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events, or (2) a cash amount equal to the value of the common shares. Unitholders will receive distributions per unit equivalent to the per share dividends we will pay to holders of our common shares. See “Partnership Agreement.”

      The following chart illustrates the structure of our company following completion of the offering and the related formation transactions:

      Our executive offices are located at 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814 and our telephone number is (301) 986-9200.

Conflicts of Interest

      There are conflicts of interest between certain executive officers and trustees, on the one hand, and us and our shareholders, on the other, which could result in decisions not in your best interest.

      Upon completion of this offering and the related formation transactions, the Chairman of our Board of Trustees, Louis T. Donatelli, will directly own 182,677 units of partnership interest in our operating partnership, and will also indirectly own 383,369 units as the president and sole stockholder of Donatelli & Klein, Inc. (D&K), which is the general partner of Plaza 500 Limited Partnership. Plaza 500 Limited Partnership became a unitholder in December 1997 in connection with the initial formation of our operating partnership when it contributed one of our initial properties, Plaza 500, to our operating partnership. By contributing Plaza 500 to our operating partnership in exchange for units, Plaza 500 Limited Partnership was able to defer any taxable gain that it would have otherwise realized upon the transfer of Plaza 500. Certain transactions that we might undertake with regard to Plaza 500, including a disposition or refinancing of that property, could cause Plaza 500 Limited Partnership to recognize part or all of any taxable gain that has thus far been deferred. Mr. Donatelli will have a conflict of interest in our board’s consideration of any proposed disposition or refinancing of Plaza 500 because of the tax liability that could be recognized by Plaza 500 Limited Partnership. Thus, decisions with respect to that property may not fully reflect your interests.

      In addition, Mr. Donatelli could have a conflict of interest because of the nature of the business of D&K. D&K is a real estate investment firm primarily focused on developing multifamily properties. In the past, D&K has acquired, redeveloped or repositioned commercial real estate in the Washington, D.C. metropolitan area, and thus could potentially compete with us. Mr. Donatelli will enter into an employment contract with us under which, subject to certain limitations, he and his affiliates, including D&K, have agreed not to compete with us in acquiring, operating and developing industrial and flex properties during the term of his employment and for an additional two-year period following his termination of employment with us. See “Certain Relationships and Related Party Transactions — Our Relationship with Donatelli & Klein.”

      One of our trustees, Diane S. Woo, is Vice President — Finance for Sennett Real Estate Company, a business controlled by Ms. Woo’s family. Sennett Real Estate Company contributed 4200 Technology Court and 4212 Technology Court to our operating partnership in 1998 in exchange for partnership units. By contributing these properties to our operating partnership in exchange for units, Sennett Real Estate Company was able to defer any taxable gain that it would have otherwise realized when it contributed these properties to our operating partnership. Certain transactions that we might undertake with regard to 4200 Technology Court and 4212 Technology Court, including a disposition or refinancing of that property, could cause Sennett Real Estate Company to recognize part or all of any taxable gain that has thus far been deferred. Ms. Woo will have a conflict of interest in our board’s consideration of any proposed disposition or refinancing of 4200 Technology Court and 4212 Technology Court because of the tax liability that could be recognized by Sennett Real Estate Company. Thus, decisions with respect to that property may not fully reflect your interests.

      Upon completion of this offering and the related formation transactions, certain other of our trustees and executive officers will beneficially own units of interest in our operating partnership, including Douglas J. Donatelli (131,074 units); Robert H. Arnold (97,948 units owned by R.H. Arnold Company, Inc.); Nicholas R. Smith (69,246 units); Barry H. Bass (39,836 units); Kyung Rhee (44,900 units); and James H. Dawson (34,718 units). These trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to us and our shareholders, while at the same time, in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners. Conflicts may arise when the interests of our shareholders and the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the operating partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our operating partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our operating partnership.

Summary Risk Factors

      You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 14 prior to deciding whether to invest in our common shares. Some of these risks include:

•	we are subject to the credit risk of our tenants, which may fail to make lease payments and thereby cause a significant decrease in our revenues;

•	loss of a significant tenant could lead to a substantial decrease in our cash flow and an impairment of the value of our real estate;

•	we have no operating history as a REIT and no experience operating a public company and may not be able to successfully and profitably operate our business;

•	our debt level may have a negative impact on our income and our ability to pay dividends;

•	we compete with other parties for tenants and property acquisitions and many of these parties have substantially greater resources that we have;

•	all of our properties are located in the southern Mid-Atlantic region, making us vulnerable to changes in economic conditions in that area;

•	we may be unable to renew expiring leases or re-lease vacant space on a timely basis or on comparable or better terms, which could significantly decrease our cash flow;

•	our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests;

•	real estate investments are inherently risky, which could adversely affect our profitability and our ability to make distributions to our shareholders;

•	if we fail to qualify or remain qualified as a REIT for federal income tax purposes, we will not be able to deduct our dividends, and our income will be subject to taxation; and

•	distribution requirements relating to qualification as a REIT for federal income tax purposes limit our flexibility in executing our business plan.

Dividend Policy and Distributions

      We intend to pay regular quarterly dividends to holders of our common shares commencing with the quarter ending December 31, 2003, or sooner if required to qualify for REIT tax status under the Internal Revenue Code. Dividends will be authorized by our board of trustees based upon a number of factors, including:

•	the amount of funds from operations;

•	our overall financial condition;

•	debt service requirements;

•	capital expenditure requirements;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code; and

•	other factors our trustees deem relevant.

      Our ability to pay dividends to our shareholders will depend on our receipt of distributions from our operating partnership, which in turn depend upon the receipt of lease payments from our lessees.

Revolving Credit Facility

      We are currently negotiating to enter into a $           million secured revolving credit facility, which we expect to be available upon consummation of this offering. We expect that the credit facility will be available to finance our acquisition of properties, provide funds for tenant improvements and capital expenditures, and for working capital and other corporate purposes.

The Offering

Common shares offered	shares(1)

Common shares to be outstanding after this offering	shares(1)(2)

Use of Proceeds	We intend to use the net proceeds of the offering, which are estimated to be approximately $ million based on an assumed initial public offering price of $ per share, after deducting the underwriting discount and estimated offering fees and expenses payable by us, as follows:

• approximately $25.1 million to repay mezzanine financing with a principal balance of $19.8 million that is currently secured by partnership interests in the entity that owns four of our properties, as well as approximately $5.3 million in associated pre-payment fees and accrued interest;

• approximately $22.4 million to repay mortgage debt encumbering two of our properties and associated prepayment fees;

• approximately $11.0 million to acquire from a third party its joint venture interests in the entities that own four of our properties and to repay mezzanine financing associated therewith;

• approximately $5.4 million to repay mezzanine financing that is currently secured by limited liability company interests in the entities that own four of our properties, and associated pre-payment fees;

• approximately $1.7 million to repay unsecured lines of credit and note payable;

• approximately $750,000 to repay to First Potomac Management, Inc., an entity owned by certain of our executive officers, past due acquisition, management and leasing fees; and

• the remainder for general corporate and working capital purposes, including the potential acquisition of additional industrial and flex properties in our target markets.

Pending these uses, we intend to invest the net offering proceeds in marketable investment grade securities or money market accounts which are consistent with our intention to qualify as a REIT.

(1)	Excludes up to common shares that may be issued by us upon exercise of the underwriters’ over-allotment option.

(2)	Excludes (i) approximately common shares issuable upon redemption of outstanding units of our operating partnership and (ii) common shares reserved for issuance upon exercise of outstanding options to purchase common shares.

Summary Combined Financial Data

      You should read the following summary combined financial data in conjunction with our combined historical and unaudited pro forma consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

      The following table sets forth summary combined financial and operating data on an unaudited pro forma basis for our company and combined historical financial information for the “First Potomac Predecessor,” our designation for the collection of entities and interests that comprise our historical operations. We have not presented historical information for First Potomac Realty Trust because we have not had any corporate activity since our formation and because we believe that a discussion of the results of First Potomac Realty Trust would not be meaningful. The First Potomac Predecessor combined historical financial information includes:

•	the property management and leasing operations of First Potomac Management, Inc., which operations we are acquiring in connection with the offering;

•	the real estate operations for certain entities that own our original portfolio (Plaza 500, Van Buren Office Park, 6600 Business Parkway and 13129 Airpark Road) for all periods, 4200 and 4212 Technology Court (beginning October 16, 1998) and Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center (beginning September 9, 2002); and

•	investments in and equity in net income or loss from the operations for certain real estate entities that own Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center (from December 21, 1999 to September 8, 2002), Rumsey Center and Snowden Center (beginning October 30, 2002) and Greenbrier Technology Center II and Norfolk Business Center (beginning October 17, 2002). Although we were the managing member with responsibility for day-to-day operations with respect to all of these entities, applicable accounting rules do not allow us to combine some of them because we did not, during the relevant time period, unilaterally control major decisions of such entities, such as sales and refinancings.

      The historical combined balance sheet data as of December 31, 2002, 2001 and 2000 of the First Potomac Predecessor and combined statements of operations data for the years ended December 31, 2002, 2001 and 2000 of the First Potomac Predecessor have been derived from the historical combined financial statements of the First Potomac Predecessor audited by KPMG LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet data as of March 31, 2003 and combined statements of operations data for the three months ended March 31, 2003 and 2002 have been derived from the unaudited combined financial statements of the First Potomac Predecessor. In the opinion of the management of our company, the historical combined statements of operations for the three months ended March 31, 2003 and 2002 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2003 are not necessarily indicative of the results for the full fiscal year.

      Our unaudited summary pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002 assumes completion of the formation transactions, this offering and application of the net proceeds as described in “Use of Proceeds” as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet data. Additionally, the pro forma consolidated statements of operations are presented as if we owned a 100% interest in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building, Newington Business Park Center, Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center as of the first day of the periods presented. Our pro forma financial data is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company (Pro Forma) and the First Potomac Predecessor (Historical)

	Three Months Ended March 31,			Year Ended December 31,

	Pro Forma			Pro Forma
	Consolidated	Historical Combined		Consolidated	Historical Combined

	2003	2003	2002	2002	2002	2001	2000	1999	1998

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Statement of Operations Data:
Rental revenues	$4,960,097	$3,688,283	$1,868,321	$18,236,730	$9,862,119	$8,184,640	$9,024,402	$9,201,709	$7,870,966
Tenant reimbursements	859,072	625,657	377,231	3,048,699	1,668,721	1,483,401	1,621,933	1,475,229	1,376,243
Interest income	128,226	99,617	6,405	629,379	624,951	325,079	39,793	46,641	75,307

Total revenues	5,947,395	4,413,557	2,251,957	21,914,808	12,155,791	9,993,120	10,686,128	10,723,579	9,322,516

Property operating expenses	917,747	648,261	398,153	2,705,193	1,541,627	1,324,715	1,225,471	1,346,190	1,187,652
Real estate taxes and insurance	535,277	399,883	114,919	2,013,673	1,098,457	937,732	884,782	847,109	761,873
General and administrative expense	746,315	535,594	391,171	2,813,032	2,077,077	1,499,828	1,886,496	2,284,149	1,145,922
Depreciation and amortization expense	1,705,443	1,064,243	541,148	6,380,238	2,514,351	1,496,712	1,297,469	1,450,249	1,355,132
Interest expense	1,677,351	2,749,027	1,417,755	5,877,340	8,431,981	6,515,208	5,431,231	5,781,744	5,656,563
Other expenses	7,148	7,148	98,188	439,320	237,344	852,229	131,748	345,848	261,595

Total expenses	5,589,281	5,404,156	2,961,334	20,228,796	15,900,837	12,626,424	10,857,197	12,055,289	10,368,737

Equity in net income (loss) of uncombined real estate entities	—	(54)	(14,754)	—	(59,015)	86,047	(186,438)	—	—

Income (loss) before loss on write-off of assets and minority interest	358,114	(990,653)	(724,131)	1,686,012	(3,804,061)	(2,547,257)	(357,507)	(1,331,710)	(1,046,221)

Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	(440,147)	—
Loss on write-off of assets	—	—	—	(589,477)	(423,194)	—	—	—	—
Minority interest	71,623	82,758	—	219,307	(1,700,232)	—	—	—	—

Net income (loss)	286,491	(907,895)	(724,131)	877,228	(5,927,487)	(2,547,257)	(357,507)	(1,771,857)	(1,046,221)

Pro forma basic earnings (loss) per share(1)	—	—	—	—	—	—	—	—	—
Pro forma diluted earnings (loss) per share(2)	—	—	—	—	—	—	—	—	—
Pro forma weighted average common shares outstanding — basic	—	—	—	—	—	—	—	—	—
Pro forma weighted average common shares outstanding — diluted	—	—	—	—	—	—	—	—	—
Balance Sheet Data (at period end):
Investment in real estate, after accumulated depreciation and amortization	150,236,156	108,410,510	—	—	106,231,927	65,789,419	67,175,839	68,378,538	69,581,355
Total assets	171,329,621	127,111,744	—	—	126,790,466	72,246,109	70,799,641	72,306,762	74,349,585
Mortgages and other secured loans	97,552,727	121,770,117	—	—	123,937,710	64,140,016	60,680,473	60,007,952	59,709,534
Total liabilities	100,620,787	126,237,769	—	—	127,500,971	65,884,345	61,693,523	61,957,890	61,693,885
Minority interest	14,141,767	333,256	—	—	416,014	—	—	—	—
Stockholders’/owners’ equity (deficit)	56,567,067	540,719	—	—	(1,126,519)	6,361,764	9,106,118	10,348,872	12,655,700
Total liabilities and stockholders’/owners’ equity	171,329,621	127,111,744	—	—	126,790,466	72,246,109	70,799,641	72,306,762	74,349,585
Other Data:
Funds from operations(3)	2,018,569	—	—	7,197,877	—	—	—	—	—
Cash flow from:
Operating activities	—	166,058	(557,372)	—	40,062	(1,827,724)	(261,753)	—	—
Investing activities	—	1,896,591	17,716	—	(16,242,056)	(92,941)	(221,513)	—	—
Financing activities	—	(2,167,593)	1,382,060	—	16,601,706	1,838,065	(854,744)	—	—

(1)	Pro forma basic earnings per share are computed assuming this offering was consummated as of the first day of the period presented and equal pro forma net income divided by the number of our common shares to be outstanding after this offering.

(2)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations represents income (loss) before minority interest (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a helpful additional measure of performance for an equity REIT because it is predicated on operating funds flow analysis and is widely used by industry analysts as a measure of operating performance for equity REITs. We compute funds from operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

     The following table presents a reconciliation of our pro forma funds from operations to our pro forma income for the periods presented:

	Pro Forma

	Three Months Ended	Year Ended
	March 31, 2003	December 31, 2002

Pro forma income	$286,491	$877,228
Plus: minority interest	71,623	219,307
Plus: pro forma real estate depreciation and amortization	1,660,455	6,101,342

Pro forma funds from operations	$2,018,569	$7,197,877

RISK FACTORS

      Before you invest in our common shares, you should be aware that the occurrence of any of the events described in this risk factors section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors, together with all other information included in this prospectus, before you decide to purchase our common shares.

Risks Related to Our Business and Properties

We are subject to the credit risk of our tenants, which may fail to make lease payments and thereby cause a significant decrease in our revenues.

      We are subject to the credit risk of our tenants. We cannot assure you that our tenants will not default on their leases and fail to make rental payments to us. In particular, local economic conditions and factors affecting the industries in which our tenants operate may affect our tenants’ ability to make lease payments to us. Moreover, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms if a tenant defaults on its lease. The loss of rental revenues from a number of our tenants and our inability to replace such tenants may adversely affect our profitability and our ability to meet our financial obligations.

Loss of a significant tenant could lead to a substantial decrease in our cash flow and an impairment of the value of our real estate.

      We have several significant tenants, the loss of any of which could adversely affect our cash flow and may cause affected properties to be impaired. The federal government currently accounts for approximately 17% of our 2003 contractual rent. The loss of the federal government as a tenant would have an adverse effect on our financial results. One of our tenants, whose 2003 contractual base rent is approximately $250,000, has recently requested rent relief due to financial difficulties. A reduction or elimination of rent from significant tenants would reduce our cash flow and may adversely affect our ability to make distributions to our shareholders.

We have no operating history as a REIT and no experience operating a public company and may not be able to successfully and profitably operate our business.

      Our senior management team has no experience operating a REIT or managing a publicly owned company. Therefore, you should be especially cautious about drawing conclusions about our ability to execute our business plan.

Our debt level may have a negative impact on our income and our ability to pay dividends.

      We have incurred indebtedness in connection with the acquisition of our properties, and we will incur new indebtedness in the future in connection with our acquisition, development and operating activities. We expect to have approximately $97.3 million of consolidated indebtedness upon completion of this offering.

      Our use of debt financing creates risks, including:

•	that our cash flow will be insufficient to make required payments of principal and interest;

•	that we will be unable to refinance some or all of our indebtedness or that any refinancing will not be on terms as favorable as those of the existing indebtedness;

•	that required debt payments are not reduced if the economic performance of any property declines;

•	that debt service obligations will reduce funds available for distribution to our shareholders; and

•	that any default on our indebtedness could result in acceleration of those obligations and possible loss of property to foreclosure.

      If the economic performance of any of our properties declines, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, we may lose that property to lender foreclosure with a resulting loss of income and asset value.

      We do not have a policy limiting the amount of debt that we may incur, although we have established 55% to 65% as the target range for our total debt to market capitalization, or approximately 11% of our total indebtedness. Accordingly, our management and board of trustees have discretion to increase the amount of our outstanding debt at any time. Upon completion of this offering, the related formation transactions, and the use of proceeds, our total debt to market capitalization will be approximately 51.1% based on the anticipated price of our common shares in the initial public offering. Our leverage levels may make it difficult to obtain any additional financing based on our current portfolio or to refinance existing debt on favorable terms or at all. Failure to obtain additional financing could impede our ability to grow and develop our business. Our leverage levels also may adversely affect the market value of our common shares if an investment in our company is perceived to be more risky than an investment in our peers.

Our variable rate debt subjects us to interest rate risk.

      Upon completion of this offering, the related formation transactions and the use of proceeds described in “Use of Proceeds,” we expect that we will have approximately $10.5 million of variable rate debt, all of which bears interest at LIBOR (1.12% as of June 30, 2003) plus 245 basis points. This debt is due in 2005. We may incur additional variable rate debt in the future. Increases in interest rates on variable rate debt would increase our interest expense, which would adversely affect net earnings and cash available for payment of our debt obligations and distributions to our shareholders.

We compete with other parties for tenants and property acquisitions and many of these parties have substantially greater resources than we have.

      Our business strategy contemplates expansion through acquisition. We currently have no specific properties under contract for acquisition, and we may be unable to acquire or may be delayed for a substantial period of time in acquiring properties that will generate attractive returns. The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition, development and leasing of properties. Some of these companies are national or regional operators with far greater resources than we have. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future. Competition in a particular area also could adversely affect our ability to lease our properties or to increase or maintain rental rates.

Newly developed and acquired properties may not produce the cash flow that we expect, which could adversely affect our overall financial performance.

      Over the last few years, we have focused our efforts on the acquisition and redevelopment of industrial and flex properties. We intend to continue to acquire, and may in the future develop, industrial and flex properties. In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If our estimated return on investment proves to be inaccurate, and the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. When we acquire a property, we often plan to reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased. If one or more of these new properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance may be adversely affected.

     We have not obtained recent appraisals of the properties and other assets in connection with this offering and the consideration given by us in exchange for them may exceed their fair market value.

      We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership in the formation transactions, nor any independent third-party valuations or fairness opinions in connection with the formation transactions. Effective upon closing of the offering, we will acquire the following assets and interests in the following transactions:

•	First Potomac Management, Inc., owned by Messrs. Louis T. Donatelli, Douglas J. Donatelli, Smith, Bass and Dawson and Ms. Rhee, all of whom are executive officers of our company, will contribute all of the capital interests and not less than 90% of the profits interests in FPM Management, L.L.C., the entity that manages our properties, to our operating partnership in exchange for 233,333 units of our operating partnership, having an aggregate value of $ based on the initial public offering price of our common shares;

•	we will acquire the remaining limited liability company interests in the company that owns Rumsey Center and Snowden Center from Messrs. Louis T. Donatelli, Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee, as well as relatives of one of our executive officers, in exchange for an aggregate of 43,500 units of our operating partnership having an aggregate value of $ based on the initial public offering price of our common shares;

•	we will acquire the remaining limited liability company interests in the company that owns Greenbrier Technology Center II and Norfolk Business Center from Messrs. Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee in exchange for an aggregate of 10,500 units of our operating partnership having an aggregate value of $ based on the initial public offering price of our common shares; and

•	we will acquire the remaining limited liability company interests in the company that owns the Newington Business Park Center, Crossways Commerce Center I, Crossways Commerce Center II and Coast Guard Building from (i) relatives of one of our executive officers in exchange for 26,182 units of our operating partnership having an aggregate value of $ and (ii) from Messrs. Louis T. Donatelli, Douglas J. Donatelli and Nicholas R. Smith in exchange for an aggregate of 6,218 units having an aggregate value of $ , both values based on the initial public offering price of our common shares.

      There were no arm’s-length negotiations with members of management or their affiliates with respect to the formation transactions. In addition, members of management, who had significant influence in structuring the formation transactions, had pre-existing ownership interests in those properties and assets and will receive substantial economic benefits as a result of the formation transactions. In the course of structuring the formation transactions, members of management had the ability to influence the type and level of benefits that they and our other executive officers will receive from us.

All of our properties are located in the southern Mid-Atlantic region, making us vulnerable to changes in economic conditions in that particular market.

      Economic conditions in the southern Mid-Atlantic region may significantly affect the occupancy and rental rates of our properties. A decline in occupancy and rental rates, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The economic condition of the region may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance. Local real estate market conditions may include a large supply of competing space, and we will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. As a result of the geographic concentration of our properties, our performance, our ability to make cash distributions, and the value of one or more of our properties will depend upon economic conditions in the region, including local real estate conditions and competition. There can be no assurance that these markets will continue to grow or that economic conditions will remain favorable. If unfavorable economic conditions occur in the region, our ability to make distributions to our shareholders could be adversely affected. In particular, we are directly affected by federal government spending.

Development and construction risks could adversely affect our profitability.

      We may develop new properties in the future. Our renovation, redevelopment, development and related construction activities may subject us to the following risks:

•	we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects.

•	we may incur construction costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate.

•	we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities.

•	we may be unable to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for a significant cash return. Because we are required to make cash distributions to our shareholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions.

Failure to succeed in new markets may limit our growth.

      We may make selected acquisitions outside our current geographic market from time to time as appropriate opportunities arise. Our historical experience is in the southern Mid-Atlantic region, and we may not be able to operate successfully in other market areas. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include:

•	a lack of market knowledge and understanding of the local economies;

•	an inability to identify promising acquisition or development opportunities;

•	an inability to obtain construction trades people; and

•	an unfamiliarity with local government and permitting procedures.

      Any of these factors could adversely affect the profitability of projects outside our current markets and limit the success of our acquisition and development strategy. If our acquisition and development strategy is negatively affected, the profitability, growth, and development of our business may be impeded.

We may be unable to renew expiring leases or re-lease vacant space on a timely basis or on comparable or better terms, which could significantly decrease our cash flow.

      Leases representing approximately 30% of our 2003 contractual rent at June 30, 2003, expire on or before December 31, 2005. Current tenants may not renew their leases upon the expiration of their terms. Alternatively, current tenants may attempt to terminate their leases prior to the expiration of their current terms. If non-renewals or terminations occur, we may not be able to locate qualified replacement tenants and, as a result, we would lose a significant source of revenue while remaining responsible for the payment of our obligations. Moreover, the terms of a renewal or new lease may be less favorable than the current lease terms. Any of these factors could cause a decline in lease revenue, which would have a negative impact on our profitability.

One of our tenants has the right to terminate its lease with us in 2006, prior to the scheduled expiration of the lease.

      The General Services Administration leases space from us under a full service lease with 2003 contractual base rent of approximately $908,000, or approximately 5% of our 2003 contractual rent. The space is utilized by the U.S. Coast Guard. Under the terms of the lease, the General Services Administration may terminate the lease, in whole or in part, in 2006 in its sole discretion, prior to the scheduled expiration of the lease in 2009.

Property owned through joint ventures, limited liability companies and partnerships may limit our ability to act exclusively in our interests.

      We may make investments through joint ventures in the future. Partnership, limited liability company or joint venture investments may involve various risks, including the following:

•	our partners, co-members or joint venturers might become bankrupt (in which event we and any other remaining general partners, members, or joint venturers would generally remain liable for the liabilities of the partnership, limited liability company, or joint venture);

•	our partners, co-members or joint venturers might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals;

•	our partners, co-members or joint venturers may be in a position to take action contrary to our instructions, requests, policies, or objectives, including our current policy with respect to maintaining our qualification as a real estate investment trust; and

•	agreements governing joint ventures, limited liability companies and partnerships often contain restrictions on the transfer of a joint venturer’s, member’s or partner’s interest or “buy-sell” or other provisions that may result in a purchase or sale of the interest at a disadvantageous time or on disadvantageous terms.

      Our organizational documents do not limit the amount of available funds that we may invest in partnerships, limited liability companies or joint ventures. The occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our common shares.

Risks Related to Our Organization and Structure

Our executive officers have agreements that provide them with benefits in the event their employment is terminated following a change in control of our company.

      We have entered into employment agreements with our executive officers, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Kyung Rhee, that provide them with severance benefits if their employment ends under certain circumstances following a change in control of our company. These benefits could increase the cost to a potential acquiror of our company and thereby prevent or deter a change in control of the company that might involve a premium price for our common shares or otherwise be in the interests of our shareholders. See “Management — Employment Agreements.”

We may experience conflicts of interest with several members of our board of trustees and our executive officers relating to their ownership of units of our operating partnership.

      Our trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to us, and in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners. These conflicts of interest could lead to decisions that are not in your best interest. Conflicts may arise when the interests of our shareholders and the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness.

We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

      Our future success depends, to a significant extent, upon the continued services of our management team, including Louis T. Donatelli, Douglas J. Donatelli and Nicholas R. Smith. In particular, the extent and nature of the relationships that Messrs. Donatelli and Mr. Smith and the other members of our management team have developed in the real estate community in our markets is critically important to the success of our business. Although we have an employment agreement with Messrs. Donatelli and Mr. Smith and other key executives, there is no guarantee that Messrs. Donatelli and Mr. Smith or our other executive officers will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our corporate management team, particularly Messrs. Donatelli and Mr. Smith, would harm our business and prospects. Further, loss of a key member of our management team could be negatively perceived in the capital markets, which could have an adverse effect on the price of our common shares.

Some of our executive officers have other business interests that may hinder their ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan.

      Some of our executive officers have other business interests that may hinder their ability to spend adequate time on our business. Louis T. Donatelli is Chairman of Donatelli & Klein, Inc., a real estate investment firm that focuses on the Washington, D.C. area (D&K). Mr. Donatelli’s employment agreement permits him to continue to provide management and other services to D&K. The provision of those services may reduce the time Mr. Donatelli is able to devote to our business.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

      Maryland law provides that a trustee has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our declaration of trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. In addition, our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

      As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist. Our bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws — Limitation of Liability and Indemnification.”

Our board of trustees may approve the issuance of preferred shares with terms that may discourage a third party from acquiring us.

      Our declaration of trust permits our board of trustees initially to issue up to 50,000,000 preferred shares, issuable in one or more classes or series. Our board may increase the number of preferred shares authorized by our declaration of trust without shareholder approval. Our board of trustees may also classify or reclassify any unissued preferred shares and establish the preferences and rights (including the right to vote, participate in earnings and to convert into common shares) of any such preferred shares. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their shares over the then current market price of our common shares. See “Description of Shares — Power to Reclassify Shares.”

Our ownership limitations may restrict business combination opportunities.

      To qualify as a REIT under the Internal Revenue Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or under applicable attribulion rules, by five or fewer individuals (as defined to include certain entities) during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our declaration of trust generally prohibits direct or indirect ownership by any person of (i) more than 8.75% of the number or value of our of outstanding common shares or (ii) more than 8.75% of the value of our outstanding shares of all classes.

Generally, shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. Our declaration of trust has created a special higher ownership limitation of no more than 14.9% for the group comprised of Louis T. Donatelli, Douglas J. Donatelli and certain related persons. Any transfer of our common shares that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Common shares that would otherwise be held in violation of the ownership limit will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer or other event giving rise to such excess ownership. The beneficiary of the trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then current market price or which such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of (i) more than 8.75% of the number or value of our outstanding common shares or (ii) more than 8.75% in value of our outstanding shares of all classes.

Our board of trustees may change our investment and operational policies and practices without a vote of our common shareholders, which limits your control of our policies and practices.

      Our major policies, including our policies and practices with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by our board of trustees. Although we have no present intention to do so, our board of trustees may amend or revise these and other policies from time to time without a vote of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies.

      Our declaration of trust and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Our declaration of trust contains provisions that makes removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

      Our declaration of trust provides that a trustee may only be removed upon the affirmative vote of holders of two-thirds of our outstanding common shares. Vacancies may be filled by the board of trustees. This requirement makes it more difficult to change our management by removing and replacing trustees.

Maryland law may discourage a third party from acquiring us.

      Maryland law provides broad discretion to our board of trustees with respect to its fiduciary duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our board.

      The Maryland Business Combination Act restricts mergers and other business combinations between our company and an interested shareholder. An “interested shareholder” is defined as any person who is the beneficial owner of 10% or more of the voting power of our common shares and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. A person is not an interested shareholder if, prior to the most recent time at which the person would otherwise have become an interested shareholder, our board of trustees approved the transaction which otherwise would have resulted in the person becoming an interested shareholder. For a period of five years after the most recent acquisition of shares by an interested shareholder, we may not engage in any merger or other business combination with that interested shareholder or any affiliate of that interested shareholder. After the five year period, any merger or other business combination must be approved by our board of trustees and by at least 80% of all the votes entitled to be cast by holders of outstanding voting shares and two-thirds of all the votes entitled to be cast by holders of outstanding voting shares other than the interested shareholder or any affiliate or associate of the interested shareholder unless, among other things, the shareholders (other than the interested shareholder) receive a minimum price for their common shares and the consideration received by those shareholders is in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions of the business combination statute do not apply to business combinations that are approved or exempted by our board of trustees prior to the time that the interested shareholder becomes an interested shareholder. However, the business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws — Business Combinations.”

      Additionally, the “control shares” provisions of the Maryland General Corporation Law, or MGCL, are applicable to us as if we were a corporation. These provisions eliminate the voting rights of shares acquired in quantities so as to constitute “control shares,” as defined under the MGCL. Our bylaws provide that we are not bound by the control share acquisition statute. However, our board of trustees may opt to make the statute applicable to us at any time, and may do so on a retroactive basis. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws — Control Share Acquisitions.”

      Finally, the “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price or otherwise be in the interests of our shareholders.

Risks Related to the Real Estate Industry

Real estate investments are inherently risky, which could adversely affect our profitability and our ability to make distributions to our shareholders.

      Real estate investments are subject to varying degrees of risk. If we acquire or develop properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income and ability to pay dividends to our shareholders will be adversely affected. Income from properties may be adversely affected by:

•	Decreases in rent and/or occupancy rates due to competition or other factors;

•	Increases in operating costs such as real estate taxes, insurance premiums, site maintenance and utilities;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

General economic conditions may adversely affect our financial condition and results of operations.

      Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults by our tenants under existing leases, which would adversely affect our financial position, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and to make distributions to our shareholders.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

      Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to adverse changes in the performance of such properties may be limited, thus harming our financial condition. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

      We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

      We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders.

The costs of compliance with or liabilities under environmental laws may harm our operating results.

      Our operating expenses could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

      There may be environmental problems associated with our properties of which we are unaware. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based or waste products that could create a potential for release of hazardous substances. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest.

      Low levels of groundwater contamination have been found under the Newington Business Park Center. The groundwater contamination was caused by the release of petroleum products from underground storage tanks that used to be located on the property adjacent to the Newington Business Park Center. Liability for future clean up, if any, of this groundwater contamination should be imposed on the former owner of the adjacent property, and we do not expect that the contamination will have a material adverse effect on our results of operations or financial condition. See “Our Business and Properties — Environmental Matters.”

      The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest for environmental liabilities created by our tenants, and we cannot be sure that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

      When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our ability to pay dividends to shareholders at historical levels or at all.

      All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. Government or an award of damages to private litigants, or both. While the tenants to whom we lease properties are obligated by law to comply with the ADA provisions, and typically under our leases are obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to shareholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our ability to pay dividends to shareholders at historical levels or at all.

An uninsured loss or a loss that exceeds the policies on our properties could subject us to lost capital or revenue on those properties.

      Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and full replacement value property damage insurance policies. Our largest tenant, the federal government (17% of our 2003 contractual rent) is not required to maintain property insurance at all. We have obtained comprehensive liability, casualty, flood and rental loss insurance policies on our properties. All of these policies may involve substantial deductibles and certain exclusions. In addition, we cannot assure you that our tenants will properly maintain their insurance policies or have the ability to pay the deductibles. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect any market on which our common shares trade, the markets in which we operate, our operations and our profitability.

      Terrorist attacks may negatively affect our operations and your investment in our common shares. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, certain losses resulting from these types of events are uninsurable and others would not be covered by our current terrorism insurance. Additional terrorism insurance may not be available at a reasonable price or at all.

      The United States may enter into armed conflicts in the future. The consequences of any armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.

      Any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all, and may result in volatility in the market price for our securities.

Tax Risks of our Business and Structure

If we fail to qualify or remain qualified as a REIT for federal income tax purposes, we will not be able to deduct our dividends, and our income will be subject to taxation.

      We believe that we will qualify as a REIT under the Internal Revenue Code commencing with our short taxable year ending December 31, 2003, which will afford us significant tax advantages. The requirements for this qualification, however, are complex and our management has limited experience in operating a REIT. If we fail to meet these requirements, our dividends will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to pay dividends and your yield on your investment. In addition, incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

Distribution requirements relating to qualification as a REIT for federal income tax purposes limit our flexibility in executing our business plan.

      To qualify and maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our shareholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.

      We intend to distribute to our shareholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the 4% nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

We may be subject to federal and state income taxes that would adversely affect our financial condition.

      Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes. For example, if we have net income from a sale of dealer property or inventory, that income will be subject to a 100% penalty tax. In addition, we may not be able to pay sufficient distributions to avoid corporate income tax and the 4% nondeductible excise tax on undistributed income. We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at the level of the other entities through which we indirectly own our properties that would adversely affect our operating results. We cannot assure you that we will be able to satisfy and continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

      Moreover, even if we qualify and maintain our status as a REIT, the net income of the corporations owned by our operating partnership will be subject to federal and state income taxes at the regular corporate rates.

We may incur additional indebtedness in order to meet our distribution requirements.

      As a REIT, we must distribute at least 90% of our REIT taxable income, which limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds to meet the 90% distribution requirement.

Your investment in our common shares has various federal, state and local income tax risks that could affect the value of your investment.

      Although the provisions of the Internal Revenue Code relevant to your investment in our common shares are generally described in “Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common shares because of the complex nature of the tax rules applicable to REITs and their shareholders.

Our disposal of properties may have negative implications, including unfavorable tax consequences.

      If we make a sale of a property directly or through an entity that is treated as a partnership for federal income tax purposes, and it is deemed to be a sale of dealer property or inventory, the sale may be deemed to be a “prohibited transaction” under federal tax laws applicable to REITs, in which case our gain, or our share of the gain, from the sale would be subject to a 100% penalty tax. If we believe that a sale of a property might be treated as a prohibited transaction, we may dispose of that property through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% prohibited transaction tax. We cannot assure you, however, that the Internal Revenue Service will not assert successfully that sales of properties that we make directly or through an entity that is treated as a partnership for federal income tax purposes, rather than through a taxable REIT subsidiary, are sales of dealer property or inventory, in which case the 100% penalty tax would apply.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

      At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder.

If we or our predecessor entity fail to qualify as an S corporation for any of our tax years prior to the offering, we may fail to qualify as a REIT.

      We will not qualify as a REIT for any year if at the close of such year we had undistributed “earnings and profits” accumulated in any non-REIT year for which we or our predecessor, First Potomac Realty Investment Trust, Inc., did not qualify as an S corporation. Although we believe that we and our predecessor corporation have qualified or will qualify as an S corporation for federal income tax purposes for all tax years prior to the offering, if it is determined that we did not so qualify, we may inadvertently fail to qualify as a REIT. Any such failure to qualify may also prevent us from qualifying as a REIT for any of the following four tax years.

Recent legislative changes may adversely affect the market price of REIT common shares.

      On May 28, 2003, President Bush signed a tax bill that reduces the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2009. This reduced tax rate generally will not apply to ordinary REIT dividends, which continue to be taxed at the higher tax rates generally applicable to ordinary income. However, the new 15% tax rate does apply to

•	long-term capital gains recognized on the disposition of REIT shares;

•	REIT capital gain distributions (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

•	REIT dividends attributable to dividends received by the REIT from corporations that are not themselves REITs; and

•	REIT dividends attributable to income that was subject to corporate income tax at the REIT level.

      This legislation could, for individual investors, cause shares in non-REIT corporations to be more attractive relative to REIT shares than has historically been the case. It is not clear what effect this legislation will have upon market prices for REIT shares.

Risks Related to This Offering

There is currently no public market for our common shares, and an active trading market for our common shares may never develop following this offering.

      There has not been any public market for our common shares prior to this offering. We intend to apply for listing of our common shares on the New York Stock Exchange in connection with this offering, but even if our common shares are approved for listing, an active trading market for our common shares may never develop or be sustained. If an active trading market for our common shares does not develop, you may not be able to sell your shares.

There is likely to be a limited market for our common shares, which could hinder your ability to sell our shares.

      Our equity market capitalization will place us at the low end of market capitalization among all REITs. Because of our small market capitalization, many of our investors will be individuals. We expect to have limited trading volume, and many investors may not be interested in owning our common shares because of the inability to acquire or sell a substantial block of our common shares at one time. This illiquidity could have an adverse effect on the market price of our common shares. In addition, a shareholder may not be able to borrow funds using our common shares as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. Any substantial sale of our common shares could have a material adverse effect on the market price of our common shares.

The market price and trading volume of our common shares may be volatile following this offering.

      Even if an active trading market develops for our common shares after this offering, the market price of our common shares may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your common shares at or above the initial public offering price. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly, including a decline below the initial offering price, in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated declines in our quarterly operating results or dividends;

•	reductions in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our common shares to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

      The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets.

Broad market fluctuations could negatively impact the market price of our common shares.

      In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common shares. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common shares.

An increase in market interest rates may have an adverse effect on the market price of our common shares.

      One of the factors that investors may consider in deciding whether to buy or sell our common shares is our dividend rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend rate on our common shares or seek securities paying higher dividends or interest. The market price of our common shares likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to shareholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

Common shares eligible for future sale may have adverse effects on our share price.

      We cannot predict the effect, if any, of future sales of common shares, or the availability of shares for future sales, on the market price of our common shares. Sales of substantial amounts of common shares, including, as of March 31, 2003, up to                               common shares issuable upon (i) the conversion of units of our operating partnership, and (ii) exercise of options that will be outstanding upon completion of the offering, or the perception that these sales could occur, may adversely affect prevailing market prices for our common shares and impede our ability to raise capital.

      We also may issue from time to time additional common shares or units of our operating partnership in connection with the acquisition of properties, and we may grant demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common shares or the perception that these sales could occur may adversely affect the prevailing market price for our common shares. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

If you purchase common shares in this offering, you will experience immediate dilution.

      We expect the initial public offering price of our common shares to be higher than the book value per share of our outstanding common shares. Accordingly, if you purchase common shares in this offering, you will experience immediate dilution of approximately $                    in book value per share. This means that investors who purchase shares:

•	will likely pay a price per share that exceeds the book value of our assets after subtracting our liabilities; and

•	will have contributed, in the aggregate, approximately % of our funding since inception, but will own only % of our fully diluted equity interests.

      Moreover, to the extent that outstanding units of our operating partnership are converted into common shares, options or warrants to purchase our common shares are exercised, or options reserved for issuance are issued and exercised, each person purchasing common shares in this offering may experience further dilution.

You should not rely on the underwriters’ lock-up agreements to limit the number of shares sold into the market.

      We, our trustees, and our executive officers have agreed to be bound by lock-up agreements that prohibit us and our trustees and executive officers from selling, pledging, transferring or otherwise disposing of any of our common shares for up to 180 days after the date of this prospectus. Ferris, Baker Watts, Incorporated, on behalf of the underwriters, may release all or any portion of the common shares subject to the foregoing lock-up agreements at any time and without notice or shareholder approval.

      If the restrictions under the lock-up agreements are waived or terminated, approximately                               shares will be available for sale into the market, subject only to applicable securities rules and regulations, which could negatively reduce the market price for our common shares.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future dividends;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures; and

•	use of the proceeds of this offering.

      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties;”

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

      When we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

      We estimate that the net proceeds that we receive in this offering will be approximately $73.4 million, based upon an assumed initial public offering price per common share of $                    and after deducting the underwriting discount and estimated offering fees and expenses payable by us. If the underwriters’ over-allotment option is exercised in full, our net proceeds will be approximately $                     million. We intend to use the net proceeds that we receive from this offering as follows:

•	We intend to use approximately $24.7 million to repay approximately $19.8 million of principal in mezzanine financing, as well as approximately $4.9 million in associated prepayment fees and accrued interest. This indebtedness is currently secured by partnership interests in the entity that owns our Plaza 500, Van Buren Office Park, 6600 Business Parkway and 13129 Airpark Road properties and bears interest at 7.261%. The loan matures on December 31, 2007;

•	We intend to use approximately $22.4 million to repay mortgage debt principal and associated prepayment fees encumbering our Rumsey Center and Snowden Center properties. This indebtedness bears interest at LIBOR (1.12% at June 30, 2003) plus 257 basis points (with a floor of 4.57%) and matures on December 31, 2005;

•	We intend to use approximately $11 million to acquire from a third party the remaining interests in the entities that own our Greenbrier Technology Center II, Norfolk Business Center, Rumsey Center and Snowden Center properties and to repay mezzanine financing associated therewith;

•	We intend to use approximately $5.4 million to repay mezzanine financing that is currently secured by limited liability company interests in the entities that own our Newington Business Park Center, Crossways Commerce Center I, Crossways Commerce Center II and Coast Guard Building properties, and associated prepayment fees. This indebtedness bears interest at 15% and matures on September 5, 2007;

•	We intend to use approximately $1.7 million to repay unsecured lines of credit and note payable;

•	We intend to use approximately $750,000 to repay to First Potomac Management, Inc., an entity owned by certain of our executive officers, past due acquisition, management and leasing fees; and

•	We intend to use the remainder of the proceeds for general corporate and working capital purposes, including the possible acquisition of additional industrial and flex properties in our target markets.

      Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

CAPITALIZATION

      The following table sets forth the capitalization of the First Potomac Predecessor as of March 31, 2003, on a historical combined basis and our pro forma capitalization as adjusted to give effect to the sale on such date of                               common shares at an offering price of $          per share and application of the net proceeds as described in “Use of Proceeds.”

      This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

	As of March 31, 2003

	Historical	Pro Forma,
	Combined	as Adjusted

Debt
Lines of credit	$1,092,849	$
Mortgage debt	87,052,727
Mezzanine loans(1)	33,037,103
Note payable	587,438
Total debt	121,770,117
Minority Interest	333,256
Owners/Shareholders’ Equity
Preferred shares, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	—
Common shares, $0.001 par value, 150,000,000 shares authorized, 1,000 shares issued and outstanding, shares issued and outstanding, as adjusted(2)	—
Additional paid-in capital	—
Minority interest	—
Owner’s equity	540,719
Total shareholders’ equity	—

Total Capitalization	$122,310,836	$

(1)	Includes approximately $7.9 million of interests held by third parties in joint ventures that own four of our properties, which we account for as debt.

(2)	Excludes (i) up to common shares that may be issued by us upon exercise of the underwriters’ over-allotment option, (ii) approximately common shares issuable upon redemption of outstanding units of our operating partnership and (iii) common shares reserved for issuance upon exercise of outstanding options to purchase common shares.

DILUTION

Net Tangible Book Value

      As of March 31, 2003, we had a net tangible book value of approximately $           million, or approximately $          per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities and total minority interests, divided by the number of our common shares outstanding.

Dilution After This Offering

      Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common shares in this offering and the net tangible book value per common share immediately after this offering. After giving effect to:

•	the sale of the common shares offered by this prospectus, at an assumed initial public offering price of $ per share, and our receipt of approximately $ million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses;

•	the issuance of common shares upon the exercise of options granted to members of our senior management and other key employees to be outstanding upon completion of this offering; and

•	the issuance of common shares upon the conversion of outstanding units of our operating partnership;

our pro forma net tangible book value as of March 31, 2003 would have been approximately $                     million, or $ per common share. This amount represents an immediate increase in net tangible book value of $          per share to existing shareholders prior to this offering and an immediate dilution in pro forma net tangible book value of $          per common share to new investors. The following table illustrates this per share dilution.

Assumed initial public offering price	$
Net tangible book value per share as of March 31, 2003
Increase in net tangible book value per share to existing shareholders attributable to new investors
Decrease in net tangible book value per share to existing shareholders attributable to conversion of outstanding units of operating partnership
Pro forma net tangible book value per share after this offering
Decrease in net transfer book value per share to existing shareholders attributable to exercise of options to purchase shares
Dilution per share to new investors	$

Differences Between New and Existing Shareholders in Number of Shares and Amount Paid

      The table below summarizes, as of March 31, 2003, on the pro forma basis discussed above (but excluding options to purchase                               common shares that will be outstanding upon completion of this offering), (i) the differences between the number of common shares purchased from us, (ii) the total consideration paid and (iii) the average price per share paid by existing shareholders and by the new investors purchasing shares in this offering. The options described in the preceding sentence are exercisable at a weighted average exercise price of $ per share and will remain outstanding upon the completion of this offering. To the extent that these outstanding options are exercised in the future, there will be further dilution to new investors. We used an assumed initial public offering price of $          per share, and

we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

Shares Purchased
Assuming No Exercise
Of Underwriters’
	Over-Allotment Option		Total Consideration		Average
Price Per
	Number	Percentage	Amount	Percentage	Share

Existing shareholders		%	$	%	$
New investors
Total		%	$	%	$

SELECTED FINANCIAL INFORMATION

      You should read the following selected combined financial data in conjunction with our combined historical and unaudited pro forma consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

      The following table sets forth selected combined financial and operating data on an unaudited pro forma basis for our company and combined historical financial information for the “First Potomac Predecessor,” our designation for the collection of entities and interests that comprise our historical operations. We have not presented historical information for First Potomac Realty Trust because we have not had any corporate activity since our formation and because we believe that a discussion of the results of First Potomac Realty Trust would not be meaningful. The First Potomac Predecessor combined historical financial information includes:

•	the property management and leasing operations of First Potomac Management, Inc., which operations we are acquiring in connection with the offering;

•	the real estate operations for certain entities that own our Original Portfolio (Plaza 500, Van Buren Office Park, 6600 Business Parkway and 13129 Airpark Road) for all periods, 4200 and 4212 Technology Court (beginning October 16, 1998) and Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center (beginning September 9, 2002); and

•	investments in and equity in net income or loss from the operations for certain real estate entities that own Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center (from December 21, 1999 to September 8, 2002), Rumsey Center, and Snowden Center (beginning October 30, 2002) and Greenbrier Technology Center II and Norfolk Business Center (beginning October 17, 2002. Although we were the managing member with responsibility for day-to-day operations with respect to all of these entities, applicable accounting rules do not allow us to combine some of them because we did not, during the relevant time period, unilaterally control major decisions of such entities, such as sales and refinancings.

      The historical combined balance sheet information as of December 31, 2002, 2001 and 2000 of the First Potomac Predecessor and combined statements of operations information for the years ended December 31, 2002, 2001 and 2000 of the First Potomac Predecessor have been derived from the historical combined financial statements of the First Potomac Predecessor audited by KPMG LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet information as of March 31, 2003 and combined statements of operations information for the three months ended March 31, 2003 and 2002 have been derived from the unaudited combined financial statements of the First Potomac Predecessor. In the opinion of the management of our company, the historical combined statements of operations for the three months ended March 31, 2003 and 2002 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2003 are not necessarily indicative of the results for the full fiscal year.

      Our unaudited pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002 assumes completion of the formation transactions, this offering as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet data. Additionally, the pro forma consolidated statements of operations is presented as if we owned a 100% interest in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building, Newington Business Park Center, Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center as of the first day of the periods presented. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company (Pro Forma) and the First Potomac Predecessor (Historical)

	Three Months Ended March 31,			Year Ended December 31,

	Pro Forma			Pro Forma
	Consolidated	Historical Combined		Consolidated	Historical Combined

	2003	2003	2002	2002	2002	2001	2000	1999	1998

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Statement of Operations Data:
Rental revenues	$4,960,097	$3,688,283	$1,868,321	$18,236,730	$9,862,119	$8,184,640	$9,024,402	$9,201,709	$7,870,966
Tenant reimbursements	859,072	625,657	377,231	3,048,699	1,668,721	1,483,401	1,621,933	1,475,229	1,376,243
Interest income	128,226	99,617	6,405	629,379	624,951	325,079	39,793	46,641	75,307

Total revenues	5,947,395	4,413,557	2,251,957	21,914,808	12,155,791	9,993,120	10,686,128	10,723,579	9,322,516

Property operating expenses	917,747	648,261	398,153	2,705,193	1,541,627	1,324,715	1,225,471	1,346,190	1,187,652
Real estate taxes and insurance	535,277	399,883	114,919	2,013,673	1,098,457	937,732	884,782	847,109	761,873
General and administrative expense	746,315	535,594	391,171	2,813,032	2,077,077	1,499,828	1,886,496	2,284,149	1,145,922
Depreciation and amortization expense	1,705,443	1,064,243	541,148	6,380,238	2,514,351	1,496,712	1,297,469	1,450,249	1,355,132
Interest expense	1,677,351	2,749,027	1,417,755	5,877,340	8,431,981	6,515,208	5,431,231	5,781,744	5,656,563
Other expenses	7,148	7,148	98,188	439,320	237,344	852,229	131,748	345,848	261,595

Total expenses	5,589,281	5,404,156	2,961,334	20,228,796	15,900,837	12,626,424	10,857,197	12,055,289	10,368,737

Equity in net income (loss) of uncombined real estate entities	—	(54)	(14,754)	—	(59,015)	86,047	(186,438)	—	—

Income (loss) before loss on write-off of assets and minority interest	358,114	(990,653)	(724,131)	1,686,012	(3,804,061)	(2,547,257)	(357,507)	(1,331,710)	(1,046,221)

Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	(440,147)	—
Loss on write-off of assets	—	—	—	(589,477)	(423,194)	—	—	—	—
Minority interest	71,623	82,758	—	219,307	(1,700,232)	—	—	—	—

Net income (loss)	286,491	(907,895)	(724,131)	877,228	(5,927,487)	(2,547,257)	(357,507)	(1,771,857)	(1,046,221)

Pro forma basic earnings (loss) per share(1)	—	—	—	—	—	—	—	—	—
Pro forma diluted earnings (loss) per share(2)	—	—	—	—	—	—	—	—	—
Pro forma weighted average common shares outstanding — basic	—	—	—	—	—	—	—	—	—
Pro forma weighted average common shares outstanding — diluted	—	—	—	—	—	—	—	—	—
Balance Sheet Data (at period end):
Investment in real estate, after accumulated depreciation and amortization	150,236,156	108,410,510	—	—	106,231,927	65,789,419	67,175,839	68,378,538	69,581,355
Total assets	171,329,621	127,111,744	—	—	126,790,466	72,246,109	70,799,641	72,306,762	74,349,585
Mortgages and other secured loans	97,552,727	121,770,117	—	—	123,937,710	64,140,016	60,680,473	60,007,952	59,709,534
Total liabilities	100,620,787	126,237,769	—	—	127,500,971	65,884,345	61,693,523	61,957,890	61,693,885
Minority interest	14,141,767	333,256	—	—	416,014	—	—	—	—
Stockholders’/ owners’ equity (deficit)	56,567,067	540,719	—	—	(1,126,519)	6,361,764	9,106,118	10,348,872	12,655,700
Total liabilities and stockholders’/ owners’ equity	171,329,621	127,111,744	—	—	126,790,466	72,246,109	70,799,641	72,306,762	74,349,585
Other Data:
Funds from operations(3)	2,018,569	—	—	7,197,877	—	—	—	—	—
Cash flow from:
Operating activities	—	166,058	(557,372)	—	40,062	(1,827,724)	(261,753)	—	—
Investing activities	—	1,896,591	17,716	—	(16,242,056)	(92,941)	(221,513)	—	—
Financing activities	—	(2,167,593)	1,382,060	—	16,601,706	1,838,065	(854,744)	—	—

(1)	Pro forma basic earnings per share is computed assuming this offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this offering.

(2)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations represents income (loss) before minority interest (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a helpful additional measure of performance for an equity REIT because it is predicated on operating funds flow analysis and is widely used by industry analysts as a measure of operating performance for equity REITs. We compute funds from operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. Funds from operations should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

     The following table presents a reconciliation of our pro forma funds from operations to our pro forma income for the periods presented:

	Pro Forma

	Three Months Ended	Year Ended
	March 31, 2003	December 31, 2002

Pro forma income	$286,491	$877,228
Plus: minority interest	71,623	219,307
Plus: pro forma real estate depreciation and amortization	1,660,455	6,101,342

Pro forma funds from operations	$2,018,569	$7,197,877

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Selected Combined Financial Information, our audited combined financial statements as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 and our unaudited combined financial statements as of and for the three months ended March 31, 2003 and for the three months ended March 31, 2002 appearing elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of the effects of this offering and the formation transactions. These effects are reflected in the pro forma combined financial statements located elsewhere in this prospectus.

Overview

      First Potomac Realty Trust was formed on July 14, 2003 and will be merged with our predecessor entity, First Potomac Realty Investment Trust, Inc., no later than upon the completion of this offering. Because of the limited operating history of First Potomac Realty Trust, we believe that a discussion of the results of First Potomac Realty Trust would not be meaningful. We have therefore set forth below a discussion of the combined historical operations of the First Potomac Predecessor, which includes:

•	the property management and leasing operations of First Potomac Management, Inc., which operations we are acquiring in connection with the offering;

•	the real estate operations for certain entities that own our original portfolio (Plaza 500, Van Buren Office Park, 6600 Business Parkway and 13129 Airpark Road) for all periods, 4200 and 4212 Technology Court (beginning October 16, 1998) and Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center (beginning September 9, 2002); and

•	investments in and equity in net income or loss from the operations for certain real estate entities that own Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center (from December 21, 1999 to September 8, 2002), Rumsey Center and Snowden Center beginning October 30, 2002 and Greenbrier Technology Center II and Norfolk Business Center (beginning October 17, 2002). Although we were the managing member with responsibility for day-to-day operations with respect to all of these entities, applicable accounting rules do not allow us to combine some of them because we did not, during the relevant time period, unilaterally control major decisions of such entities, such as sales and refinancings.

      The consolidated pro forma financial information includes the consolidated operations of each of the above-mentioned operations for the entire pro forma period.

      During all periods presented, the First Potomac Predecessor was the general partner or managing member of the real estate entities that directly or indirectly own all of these properties, with responsibility for the day-to-day operations of such entities. However, applicable accounting rules have not permitted the First Potomac Predecessor to combine such entities unless it, during the relevant period, also had sole control over major decisions at the property entity level such as sales and refinancings of the underlying asset. Because we have often held our interests in the properties through joint ventures in which we did not have sole control over major decisions, the First Potomac Predecessor combined financial information does not present the combined financial information of all of the properties for which we will own 100% of the interests following the consummation of this offering for all periods presented. In September 2002, we acquired our joint venture partner’s interests in the entity that owns Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center and have thereby acquired control over major decisions affecting the properties. Obtaining control over major decisions for certain properties has resulted in the combination of the financial statements of those properties for which we had previously used the equity method of accounting. As a result of obtaining control of these properties, and thereby changing the accounting treatment of these properties in our financial statements, we do not believe that the First Potomac Predecessor year-to-year and quarter-to-quarter historical financial information is directly comparable. We have included a discussion of our historical share of the net income or loss from uncombined real estate entities in “— Results of Operations” below.

      We receive income primarily from rental revenue (including tenant reimbursements) from industrial properties. We also recognize income from providing management and leasing services to properties affiliated with First Potomac that are not consolidated in the First Potomac Predecessor portfolio. All fees generated by services delivered to properties included in the First Potomac Predecessor portfolio are eliminated to the extent of our ownership interest in such properties.

      Pursuant to separate contribution agreements, our operating partnership will receive a contribution of direct and indirect interests in certain of the properties. In addition, in July 2003, First Potomac Management, Inc. agreed to contribute all of the capital interests and no less than 90% of the profits interests in FPM Management, LLC, the entity that upon closing of this offering will manage our properties, to our operating partnership in exchange for 233,333 units of partnership interest having an aggregate value of $                million based on the initial public offering price of our common shares. The remaining profits interests will be held by our property management employees who are not executive officers of our company. The aggregate net tangible book value of the interests and assets to be contributed to us was approximately $1.8 million as of March 31, 2003. The value of the units that we will issue to contributors of contributed property interests and other assets will increase or decrease if our common stock is priced above or below the mid-point of the range of prices shown on the front cover of this prospectus. The initial public offering price of our common stock will be determined in consultation with the underwriters. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership. In addition, we are acquiring interests in properties and assets from certain of our executive officers and trustees in transactions that were not negotiated on an arm’s-length basis. As a result, the consideration to be given by us in exchange for these properties and other assets may exceed their fair market value.

      We account for purchases of additional interests in our properties using the purchase method of accounting. With respect to the ownership interests contributed to us by affiliates in exchange for limited partnership units, we will account for this exchange as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the assets contributed to us and liabilities assumed by us from affiliates will be accounted for by the operating partnership at the First Potomac Predecessor’s historical cost. With respect to the ownership interests contributed to us by minority owners of the First Potomac Predecessor in exchange for limited partnership units, we will account for this exchange as an acquisition of minority ownership interests and, in accordance with FASB Technical Bulletin 85-5, Issues Relating to Accounting for Business Combinations. These acquisitions will be recorded at fair value.

Critical Accounting Policies

Revenue Recognition

      Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. Unbilled rent receivable included in our combined balance sheets represents the aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions. Our leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

      Property management fees are based on a percentage of the revenue earned by a property under management and are recorded on a monthly basis as earned.

      We must make estimates related to the collectibility of our accounts receivable related to minimum rent, deferred rent, tenant reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

Investments in Real Estate and Real Estate Entities

      Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

      Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	39 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	Five to 15 years

      We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

      When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate, including indirect investments in real estate through entities which we do not control and which we account for using the equity method of accounting. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

      We are required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting adjustments recorded related to additional interests in real estate entities acquired by us. These assessments include allocating the value of real estate acquired among the building, land, tenant improvements, the value of leases and the fair market value (or negative value) of above or below market leases.

      We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly used by appraisers.

Results of Operations

Comparison of Three Months ended March 31, 2003 to Three Months ended March 31, 2002

      Our results of operations for the three month periods ended March 31, 2003 and 2002 reflect the combination of the entities that own our original portfolio, 4200 and 4212 Technology Court and the property management and leasing operations of First Potomac Management, Inc. Effective September 9, 2002, we acquired the interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center that were owned by our institutional joint venture partner, which increased our interest in the entities that own those assets from approximately 10% to 45.9% and gave us complete control over major decisions involving those properties, including decisions related to selling and refinancing the properties. As a result, we have combined the entities owning

Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center for the three month period ended March 31, 2003 and accounted for our investment in such properties using the equity method of accounting for the three months ended March 31, 2002. In addition, on January 1, 2003 we acquired additional interests in the entities that own Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and the Newington Business Park Center by exchanging operating partnership units for interests in those entities that were held by a small group of individuals, including certain of our executive officers, increasing our interest in those entities from 45.9% to 94.8%. On October 17, 2002 we acquired a 67.0% interest in the entity that owns Greenbrier Technology Center II and Norfolk Business Center and on October 30, 2002, we acquired a 58.0% interest in the entity that owns Rumsey Center and Snowden Center, both in joint venture with an institutional partner; however, as we do not have control over major decisions including selling and refinancing the property, we use the equity method of accounting for our investment in those entities.

Total Revenues

      Rental Revenues. Rental revenue increased $1,819,962, or 97%, to $3,688,283 for the three months ended March 31, 2003 compared to $1,868,321 for the three months ended March 31, 2002. The increase was primarily due to the inclusion of rental revenues related to our Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center properties for the three months ended March 31, 2003 but not for the three months ended March 31, 2002.

      Tenant Reimbursement Revenues. Tenant reimbursement revenues increased $248,426, or 66%, to $625,657 for the three months ended March 31, 2003 compared to $377,231 for the three months ended March 31, 2002. The increase was primarily due to the inclusion of tenant reimbursement revenues related our Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center properties for the three months ended March 31, 2003 but not for the three months ended March 31, 2002.

      Interest Income. Interest income increased $93,212, to $99,617, for the three months ended March 31, 2003 compared to $6,405 for the three months ended March 31, 2002 resulting from higher reserve balances for the three months ended March 31, 2003 compared to the three months ended March 31, 2002.

Total Expenses

      Property Operating. Property operating expenses increased $250,108, or 63%, to $648,261 for the three months ended March 31, 2003 compared to $398,153 for the three months ended March 31, 2002. The increase was primarily due to the inclusion of property operating expenses related to Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center for the three months ended March 31, 2003, but not for the three months ended March 31, 2002.

      Real Estate Taxes and Insurance. Real estate taxes and insurance increased $284,964, or 248%, to $399,883 for the three months ended March 31, 2003 compared to $114,919 for the three months ended March 31, 2002, primarily due to the inclusion of real estate taxes and insurance related to Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center for the three months ended March 31, 2003, but not for the three months ended March 31, 2002.

      General and Administrative Expenses. General and administrative expenses increased $144,423, or 37%, to $535,594 for the three months ended March 31, 2003 compared to $391,171 for three months ended March 31, 2002, primarily due to the inclusion of general and administrative expenses related to Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center for the three months ended March 31, 2003, but not for the three months ended March 31, 2002 as well as additional personnel and higher bonuses in 2003 compared to 2002.

      Depreciation and Amortization Expense. Depreciation and amortization expense increased $523,095 or 97%, to $1,064,243 for the three months ended March 31, 2003 compared to $541,148 for the three months ended March 31, 2002, primarily due to the inclusion of depreciation and amortization related to Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center for the three months ended March 31, 2003, but not for the three months ended March 31, 2002.

      Interest Expense. Interest expense increased $1,331,272 or 94%, to $2,749,027 for the three months ended March 31, 2003 compared to $1,417,755 for the three months ended March 31, 2002. The increase was primarily due to the inclusion of interest expense related to debt financing for Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center for the three months ended March 31, 2003, but not for the three months ended March 31, 2002.

      Other Expenses. Other expenses decreased $91,040 or 93%, to $7,148 for the three months ended March 31, 2003 as compared to $98,188 for the three months ended March 31, 2002.

      Equity in Net Income (Loss) of Uncombined Real Estate Entities. Equity in net income (losses) of uncombined real estate entities was $(54) for the three months ended March 31, 2003, which is comparable to the equity in net income (loss) of uncombined affiliates for the three months ended March 31, 2002 totaling $(14,754). Set forth below is a summary of the condensed combined financial information for the uncombined real estate entities and the First Potomac Predecessor’s share of net income (loss) and total equity in net income (loss) for the three months ended March 31, 2003 and 2002:

	Three Months Ended
	March 31,

	2003	2002

Revenue	$1,565,259	$1,601,906
Operating and other expenses	612,486	477,519
Interest expense	352,107	396,856
Depreciation and amortization	626,975	519,655

Net income	$26,309	$207,876

Predecessor’s share of net income (loss)	$16,312	$93,544
Intercompany eliminations and other entries	$(16,366)	$(108,298)

Equity in net income (loss) of uncombined real estate entities	$(54)	$(14,754)

Comparison of Year ended December 31, 2002 to Year ended December 31, 2001

      Our results of operations for the years ending December 31, 2002 and 2001 reflect the combination of our original portfolio, 4200 Technology Court and 4212 Technology Court and the property management and leasing operations of First Potomac Management, Inc. Effective September 9, 2002, we acquired the interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center that were owned by our institutional joint venture partner, which increased our interest in the entities that own those assets to 45.9% and gave us complete control over major decisions involving those properties, including decisions related to selling and refinancing the properties. As a result, we have combined the entities owning Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center for the 114-day period from September 9, 2002 through December 31, 2002, and accounted for our investment in Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and the Newington Business Park Center using the equity method of accounting for the 231-day period from January 1, 2002 through September 8, 2002 and the entire year ended December 31, 2001. On October 17, 2002 we acquired a 67.0% interest in the entity that owns Greenbrier Technology Center II and Norfolk Business Center and on October 30, 2002, we acquired a 58.0% interest in the entity that owns Rumsey Center and Snowden Center, both in joint venture with an institutional partner; however, as we do not have control over major decisions, including selling and refinancing the property, we use the equity method of accounting for our investment in these four properties from the date of acquisition.

Total Revenues

      Rental Revenues. Rental revenue increased $1,677,479, or 21%, to $9,862,119 for the year ended December 31, 2002 compared to $8,184,640 for the year ended December 31, 2001. The increase was primarily due to the inclusion of rental revenues related to our Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center properties for the last 114 days in 2002.

      Tenant Reimbursement Revenues. Tenant reimbursement revenues increased $185,320, or 12%, to $1,668,721 for the year ended December 31, 2002 compared to $1,483,401 for the year ended December 31, 2001. The increase was primarily due to tenant reimbursement revenues related to our Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center properties for the last 114 days in 2002.

      Interest Income. Interest income increased $299,872, or 92%, to $624,951 for the year ended December 31, 2002 compared to $325,079 for the year ended December 31, 2001 resulting from higher revenue balances being maintained in 2002 compared to 2001.

Total Expenses

      Property Operating. Property operating expenses increased $216,912, or 16%, to $1,541,627 for the year ended December 31, 2002 compared to $1,324,715 for the year ended December 31, 2001. The increase was primarily due to the inclusion of property operating expenses related to Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center for the last 114 days in 2002.

      Real Estate Taxes and Insurance. Real estate taxes and insurance increased $160,725, or 17%, to $1,098,457 for the year ended December 31, 2002 compared to $937,732 for the year ended December 31, 2001. The increase was primarily due to the inclusion of real estate tax and insurance expenses related to our Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and the Newington Business Park Center properties for the last 114 days in 2002.

      General and Administrative Expenses. General and administrative expenses increased $577,249, or 38%, to $2,077,077 for the year ended December 31, 2002 compared to $1,499,828 for the year ended December 31, 2001, primarily due to additional personnel and higher bonuses in 2002 compared to 2001.

      Depreciation and Amortization Expense. Depreciation and amortization expense increased $1,017,639, or 68%, to $2,514,351 for the year ended December 31, 2002 compared to $1,496,712 for the year ended December 31, 2001. The increase was primarily due to the inclusion of depreciation and amortization expense related to our Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center properties for the last 114 days in 2002.

      Interest Expense. Interest expense increased $1,916,773, or 29%, to $8,431,981 for the year ended December 31, 2002 compared to $6,515,208 for the year ended December 31, 2001. The increase was primarily due to the inclusion of interest expense related to debt financing for our Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center properties for the last 114 days in 2002.

      Other Expenses. Other expenses decreased $614,885, or 72%, to $237,344 for the year ended December 31, 2002 compared to $852,229 for the year ended December 31, 2001 primarily as a result of extraordinary legal expenses that we incurred during 2001.

      Equity in Net Income (Loss) of Uncombined Real Estate Entities. Equity in net income (loss) of uncombined real estate entities decreased $145,062, or 169%, to $(59,015) for the year ended December 31, 2002 compared to $86,047 for the year ended December 31, 2001. Set forth below is a summary of the condensed combined financial information for the uncombined real estate entities and the

First Potomac Predecessor’s share of net income (loss) and total equity in net income (loss) for the years ended December 31, 2002 and 2001:

	Year Ended December 31,

	2002	2001

Revenue	$6,226,953	$6,488,587
Operating and other expenses	2,075,064	1,739,890
Interest expense	2,028,701	2,362,403
Depreciation and amortization	1,765,541	2,001,062

Net income	$357,648	$385,232

Predecessor’s share of net income (loss)	$159,510	$176,705
Intercompany eliminations and other entries	$(215,525)	$(90,658)

Equity in net income (loss) of uncombined real estate entities	$(59,015)	$86,047

      Loss on write-off of assets. Loss on write-off of assets for the year ended 2002 was $423,194 compared to no loss on write-off of assets for the year ended December 31, 2001. The loss on write-off of assets for the year ended December 31, 2002 is attributable to writing off loan fees in connection with the refinancing of Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and the Newington Business Park Center on September 9, 2002.

      Minority Interest. Minority interest for the year ended 2002 was $(1,700,232) compared to no minority interest for the year ended December 31, 2001. The minority interest for the year ended December 31, 2002 is attributable to distributions to the limited partners in our Crossways Commerce Center I, Crossways Commerce Center II, the Coast Guard Building and the Newington Business Park Center properties in excess of the limited partners’ basis in those assets.

Comparison of Year ended December 31, 2001 to Year ended December 31, 2000

      Our results of operations for the years ending December 31, 2001 and 2000 reflect the combination of our operating partnership and the property management and leasing operations of First Potomac Management, Inc.

Total Revenues

      Rental Revenues. Rental revenue decreased $839,762, or 9%, to $8,184,640 for the year ended December 31, 2001 compared to $9,024,402 for the year ended December 31, 2000. The decrease was primarily due to the bankruptcy in early 2001 of a significant tenant at Plaza 500 resulting in the loss of rental revenue from that tenant.

      Tenant Reimbursement Revenues. Tenant reimbursement revenues decreased $138,532, or 9%, to $1,483,401 for the year ended December 31, 2001 compared to $1,621,933 for the year ended December 31, 2000. The decrease was primarily due to the bankruptcy of a significant tenant at Plaza 500.

      Interest Income. Interest income increased $285,286 to $325,079 for the year ended December 31, 2001 compared to $39,793 for the year ended December 31, 2000. The increase was primarily due to higher cash balances being maintained in 2001 compared to 2000.

Total Expenses

      Property Operating. Property operating expenses increased $99,244, or 8%, to $1,324,715 for the year ended December 31, 2001 compared to $1,225,471 for the year ended December 31, 2000. The increase was primarily due to higher utility and maintenance expenses across the portfolio.

      Real Estate Taxes and Insurance. Real estate taxes and insurance increased $52,950, or 6%, to $937,732 for the year ended December 31, 2001 compared to $884,782 for the year ended December 31, 2000. The increase was primarily due to higher real estate taxes and insurance costs across the portfolio.

      General and Administrative Expenses. General and administrative expenses decreased $386,668, or 20%, to $1,499,828 for the year ended December 31, 2001 compared to $1,886,496 for the year ended December 31, 2000. The decrease was primarily due to lower bonuses being paid to management.

      Depreciation and Amortization Expense. Depreciation and amortization expense increased $199,243, or 9%, to $1,496,712 for the year ended December 31, 2001 compared to $1,297,469 for the year ended December 31, 2000. The increase was primarily due to                               .

      Interest Expense. Interest expense increased $1,083,977, or 28%, to $5,431,231 for the year ended December 31, 2001 compared to $5,431,231 for the year ended December 31, 2000. The increase was primarily due to the recapitalization of our original portfolio on August 24, 2001, with $19.8 million of mezzanine financing that accrues interest at 15% per year compared to the interim financing that was in place on those properties, which bore interest at a floating rate of 325 basis points over LIBOR.

      Other Expenses. Other expenses increased $720,481, or 545%, to $852,229 for the year ended December 31, 2001 compared to $131,748 for the year ended December 31, 2000. The increase was primarily due to legal fees associated with litigation in 2001.

      Equity in Net Income (Loss) of Uncombined Real Estate Entities. Equity in net income (loss) of uncombined real estate entities increased $272,485, or 146%, to $86,047 for the year ended December 31, 2001 compared to $(186,438) for the year ended December 31, 2000. Set forth below is a summary of the condensed combined financial information for the uncombined real estate entities and the First Potomac Predecessor’s share of net income (loss) and total equity in net income (loss) for the years ended December 31, 2001 and 2000:

	Year Ended December 31,

	2001	2000

	(in thousands)
Revenue	$6,488,587	$6,307,976
Operating and other expenses	1,739,890	1,652,505
Interest expense	2,362,403	3,131,737
Depreciation and amortization	2,001,062	1,971,546

Net income (loss)	$385,232	$(447,812)

Predecessor’s share of net income (loss)	$176,705	$(115,849)
Intercompany eliminations and other entries	$(90,658)	$(70,589)

Equity in net income (loss) of uncombined real estate entities	$86,047	$(186,438)

Pro Forma Operating Results

Comparison of Pro Forma Three Months Ended March 31, 2003 to Historical Three Months Ended March 31, 2003

      The pro forma condensed consolidated statement of operations for the three months ended March 31, 2003 is presented as if this offering and the formation transactions all had occurred on January 1, 2003. The pro forma statements of operations reflect the consolidation of the entities that own Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center as a result of our acquiring additional equity interests in those properties from the third party investor.

      The components of the significant changes that would have been reflected in our financial statements on a pro forma basis for the three months ended March 31, 2003 compared to the historical results are as follows:

•	On a pro forma basis, total revenues would have increased to $5,947,395 for the three months ended March 31, 2003 compared to $4,413,557 reported historically for the same period, an increase of 35%. This increase is primarily the result of increases in rental revenue and tenant expense reimbursements resulting from the consolidation of entities that own Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center.

•	On a pro forma basis, total expenses would have increased to $5,579,317 for the three months ended March 31, 2003 compared to $5,404,156 reported historically for the same period, an increase of 0.4%. The increase in pro forma total expenses reflects increases in expenses resulting from consolidating Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center as well as a charge for stock grants being made to management at the offering, which offset a decrease in interest expense resulting from reduced indebtedness at our historically combined properties.

•	On a pro forma basis, minority interest for the three months ended March 31, 2003 decreased to a minority deficit of $71,623 compared to $82,758 of minority interest reported historically for the same period. Pro forma minority interest consists of an allocation of pro forma net income to the continuing investors offset by reversal of minority interest historically allocated for the same period to the former third party investor in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center.

Comparison of Pro Forma Year Ended December 31, 2002 to Historical Year Ended December 31, 2002

      The pro forma condensed consolidated statement of operations for the year ended December 31, 2002 is presented as if this offering, the formation transactions and the acquisition of the third party interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center that were acquired on September 9, 2002 and January 1, 2003 all had occurred on January 1, 2002. The pro forma statement reflects the consolidation of the entities that own Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center as a result of our acquiring the equity interests in those properties from the third party investor.

      The components of the significant changes that would have been reflected in our financial statements on a pro forma basis for the year ended December 31, 2002 compared to the historical results are as follows:

•	On a pro forma basis, total revenues would have increased to $21,914,808 for the year ended December 31, 2002 compared to $12,155,791 reported historically for the same period, an increase of 80%. This increase is primarily the result of increases in rental revenue and tenant expense reimbursements resulting from the consolidation of the entities that own Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and the Newington Business Park Center for the entire period as well as the consolidation of the entities that own Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center.

•	On a pro forma basis, total expenses would have increased to $20,188,941 for the year ended December 31, 2002 compared to $15,900,837 reported historically for the same period, an increase of 26%. The increase in pro forma total expenses reflects increases in expenses resulting from consolidating Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center as well as a charge for stock grants being made to management at the offering, which offset a decrease in interest expense resulting from reduced indebtedness at our historically combined properties.

•	On a pro forma basis, minority interest for the year ended December 31, 2002 decreased to a minority deficit of $219,307 compared to a minority deficit of $1,700,232 reported historically for the same period. Pro forma minority interest consists of an allocation of pro forma net income to the continuing investors offset by reversal of minority interest historically allocated for the same period to the former third party investors in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center.

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

      We believe that this offering and the formation transactions will improve our financial performance through changes in our capital structure, principally the reduction in overall debt encumbering the properties in our portfolio. Upon completion of this offering and the use of proceeds therefrom and completion of the formation transactions, our total indebtedness will be approximately $97.3 million. Concurrently with the completion of this offering, we intend to enter into a $                     million secured revolving credit facility. We intend to use borrowings under the credit facility to, among other things, finance future acquisitions of industrial and flex properties.

Short-Term Liquidity Requirements

      Our short-term liquidity requirements consist primarily of funds necessary to pay operating expenses including:

•	recurring maintenance, repairs and other operating expenses necessary to properly maintain our properties;

•	property taxes and insurance expenses;

•	interest expense and scheduled principal payments on outstanding indebtedness;

•	capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions; and

•	general and administrative expenses;

      as well as distributions to our shareholders.

      Historically, we have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations. Going forward, we expect to meet our short-term liquidity requirements generally through net cash provided by operations and, initially, reserves established from existing cash and the proceeds of this offering for tenant improvements and leasing commissions and, if necessary, by drawing upon our credit facility. We believe that our existing working capital, future lines of credit and cash provided by operations will continue to be sufficient to meet our short-term liquidity requirements.

      There are a number of factors that could adversely affect our cash flow. An economic downturn in one or more of our markets may impede the ability of our tenants to make lease payments and may impact our ability to renew leases or re-lease space as leases expire. In addition, an economic downturn or recession could also lead to an increase in tenant bankruptcies or insolvencies, increases in our overall vacancy rates or declines in rental rates on new leases. In all of these cases, our cash flow would be adversely affected.

Long-Term Liquidity Requirements

      Our long-term liquidity requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically to our properties, and the costs associated with acquisitions of properties that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, equity contributions from investors and long-term property mortgage indebtedness. In the future, we will depend on cash generated from operations and external sources of capital to meet our long-term liquidity requirements.

      We expect to meet our long-term liquidity requirements for the funding of property acquisitions and other non-recurring capital improvements through net cash from operations, long-term secured and unsecured indebtedness, including borrowings under our credit facility, and the issuance of equity and debt securities. We also intend to fund property acquisitions and other non-recurring capital improvements using borrowings, by potentially refinancing properties in connection with their acquisition, as well as by potentially raising equity capital through joint ventures. We also expect to issue units of partnership interest in our operating partnership to fund a portion of the purchase prices for some of our future property acquisitions.

Commitments

      Upon completion of this offering and the related formation transactions, we expect to have consolidated long-term indebtedness totaling $97,324,000. The following table summarizes our repayment obligations during the remainder of 2003 and for each of the five years thereafter under the consolidated indebtedness that will be outstanding upon consummation of this offering and the formation transactions.

Amounts

(in thousands)
Through December 31, 2003	$493
2004	1,039
2005	11,634
2006	1,218
2007	38,092
2008	650
Thereafter	44,198

Total	$97,324

Consolidated Indebtedness to be Outstanding After this Offering

      Upon completion of this offering and the related formation transactions, indebtedness will be comprised of six loans secured by first mortgages on 11 of our properties. The weighted average interest rate on this indebtedness is expected to be 6.65% (based on the LIBOR rate at July 3, 2003 of 1.12%). Upon completion of this offering and the related formation transactions, we expect our ratio of debt to total market capitalization to be approximately 51.1% (48.1% if the underwriters’ overallotment option is exercised in full) based upon the initial public offering price of our common shares. Upon completion of this offering and the related formation transactions, we expect that approximately $10.5 million, or 11.0%, of our outstanding debt will be variable rate debt. We have entered into a three-year interest rate cap agreement for all of our variable rate debt, to effectively cap the interest rate on this debt at 7.45% through November 2005.

      The following table sets forth certain information with respect to the indebtedness that we expect will be outstanding upon completion of this offering and the related formation transactions:

		Principal	Annual Debt		Balance at
Encumbered Properties	Interest Rate	Amount	Service(1)	Maturity Date	Maturity(2)

Original Portfolio
Plaza 500
Van Buren Office Park	7.261%	$39,527,399	$3,428,901	12/11/07	$36,783,876
6600 Business Parkway 13129 Airpark Road
4200 Tech Court	8.07%	1,845,242	168,412	10/1/09	1,705,076
4212 Tech Court	8.53%	1,787,436	168,858	6/1/10	1,654,040
Crossways	6.70%	26,774,191	2,086,829	10/1/12	23,313,597
Newington	6.70%	16,889,100	1,316,367	10/1/12	14,706,165
Greenbrier/ Norfolk	LIBOR + 2.45%(3)	10,500,000	374,850	11/30/2005(4)	10,500,000

		$97,323,368	$7,544,217		$88,662,754

(1)	Represents principal and interest payments. Annual debt service for floating rate loans is calculated based on the LIBOR rate at July 3, 2003 of approximately 1.12%.

(2)	Assuming no non-required payments of principal are made in advance of the maturity date.

(3)	We have entered into an interest rate cap agreement with respect to this loan that limits the rate on the LIBOR portion of the interest rate, exclusive of the spread, to 5% through November 2005, excluding extension periods.

(4)	Two one-year extensions available.

      Original Portfolio — Mortgage Indebtedness. Our subsidiary that owns 100% of the fee interest of our original portfolio is the borrower under a $39.6 million mortgage loan with Credit Suisse First Boston as lender that is secured by:

•	a first mortgage lien on the original portfolio properties (Plaza 500, Van Buren Office Park, 6600 Business Parkway and 13129 Airpark Road) and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

      The maturity date of this loan is December 31, 2007. The loan bears interest at a fixed rate of approximately 7.3%. The loan requires monthly payments of principal and interest totaling $285,742. This loan may be defeased. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. In connection with this mortgage, we are subject to a cash management agreement pursuant to which all income generated by the original portfolio properties is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income.

      4200 Technology Court — Mortgage Indebtedness. Our subsidiary that owns 100% of the fee interests of 4200 Technology Court is the borrower under a $1.8 million mortgage loan with Morgan Guaranty Trust as lender that is secured by:

•	a first mortgage lien on 4200 Technology Court and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

      The maturity date of this loan is October 1, 2009. The loan bears interest at a fixed rate of approximately 8.1%. The loan requires monthly payments of principal and interest totaling $14,034. This loan may be defeased. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. In connection with this mortgage, we are subject to a cash management agreement pursuant to which all income generated by the original portfolio properties is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income.

      4212 Technology Court — Mortgage Indebtedness. Our subsidiary that owns 100% of the fee interests of 4212 Technology Court is the borrower under a $1.8 million mortgage loan with Morgan Guaranty Trust as lender that is secured by:

•	a first mortgage lien on 4212 Technology Court and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

      The maturity date of this loan is June 1, 2010. The loan bears interest at a fixed rate of approximately 8.5%. The loan requires monthly payments of principal and interest totaling $14,071. This loan may be defeased. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. In connection with this mortgage, we will are subject to a cash management agreement pursuant to which all income generated by the property is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income.

      Crossways Commerce Center I, Crossways Commerce Center II and Coast Guard Building — Mortgage Indebtedness. Our subsidiary that owns 100% of the fee interests of Crossways Commerce Center I, Crossways Commerce Center II and Coast Guard Building is the borrower under a $26.8 million mortgage loan with Salomon Brothers Realty Corporation as lender that is secured by:

•	a first mortgage lien on Crossways Commerce Center I, Crossways Commerce Center II and Coast Guard Building and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

      The maturity date of this loan is October 1, 2012. The loan bears interest at a fixed rate of 6.7%. The loan requires monthly payments of principal and interest totaling $173,902. This loan may be defeased beginning March 28, 2005. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. In connection with this mortgage, we are subject to a cash management agreement pursuant to which all income generated by the property is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income.

      Newington Business Center — Mortgage Indebtedness. Our subsidiary that owns 100% of the fee interests of Newington Business Center is the borrower under a $16.9 million mortgage loan with Salomon Brothers Realty Corporation as lender that is secured by:

•	a first mortgage lien on Newington Business Center and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

      The maturity date of this loan is October 1, 2012. The loan bears interest at a fixed rate of 6.7%. The loan requires monthly payments of principal and interest totaling $109,697. This loan may be defeased beginning March 28, 2005. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. In connection with this mortgage, we are subject to a cash management agreement pursuant to which all income generated by the property is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income.

      Greenbrier Technology Center II and Norfolk Business Center — Mortgage Indebtedness. Our subsidiary that owns 100% of the fee interests of Greenbrier Technology Center II and Norfolk Business Center is the borrower under a $10.5 million mortgage loan with J.P. Morgan as lender that is secured by:

•	a first mortgage lien on Greenbrier and Norfolk and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

      The maturity date of this loan is November 30, 2005, with two twelve-month extension periods. The loan bears interest at LIBOR plus 2.45% per annum and requires monthly interest-only payments until the initial maturity date. This loan may be prepaid in full beginning May 2004 on 30 days’ notice subject to a prepayment penalty of 1%. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. In connection with this mortgage, we are subject to a cash management agreement pursuant to which all income generated by the properties is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income.

      Credit Facility. We expect to enter into a $           million senior secured revolving credit facility. We intend to use the credit facility, among other things, to finance the acquisition of properties, provide funds for dividends, tenant improvements and capital expenditures, and provide for working capital and other corporate purposes.

Cash Flows

Comparison of Three Months Ended March 31, 2003 to Three Months Ended March 31, 2002

      Cash and cash equivalents were $565,333 and $1,077,537, respectively, at March 31, 2003 and 2002.

      Net cash provided by operating activities increased $723,430 to $166,058 for the three months ended March 31, 2003 compared to $(557,372) for the three months ended March 31, 2002. The increase was primarily due to inclusion of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center for the three months ended March 31, 2003, but not for the three months ended March 31, 2002.

      Net cash provided by investing activities increased $1,914,307 to $1,896,591 for the three months ended March 31, 2003 compared to $(17,716) for the three months ended March 31, 2002. The increase was primarily the result of distributions from investments in Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center, including the distribution of proceeds from the refinancing of Rumsey Center and Snowden Center.

      Net cash provided by financing activities decreased $3,549,653 to $(2,167,593) for the three months ended March 31, 2003 compared to $1,382,060 for the three months ended March 31, 2002. The increase was primarily due to the repayment of a portion of the mezzanine loans that are secured by our ownership interests in Rumsey Center and Snowden Center.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

      Cash and cash equivalents were $670,277 and $270,565, respectively, at December 31, 2002 and 2001.

      Net cash provided by operating activities increased $1,867,786 to $40,062 for the year ended December 31, 2002 compared to $(1,827,724) for the year ended December 31, 2001. The increase was primarily the result of the changes in the results of operations described above as well as the inclusion of Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center for the last 114 days of the year ended December 31, 2002, but not for the year ended December 31, 2001.

      Net cash provided by investing activities decreased $1,868,000 to $(16,242,056) for the year ended December 31, 2002 compared to $(92,941) for the year ended December 31, 2001. The increase was primarily the result of $3,911,445 paid during the year ended December 31, 2002 to acquire a controlling interest in Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center compared to $0 during the year ended December 31, 2001 and $11,859,155 used to invest in the entities that own Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center compared to $0 for the year ended December 31, 2001.

      Net cash provided by financing activities increased $14,763,641 to $16,601,706 for the year ended December 31, 2002 compared to $1,838,065 for the year ended December 31, 2001. The increase was primarily due to net additional borrowings of $18,365,000 in the year ended December 31, 2002 to refinance Rumsey Center, Snowden Center, Greenbrier Technology Center II and Norfolk Business Center and to acquire interests in the entities that own Rumsey Center, Snowden Center, Greenbrier Technology

Center II and Norfolk Business Center compared to net additional borrowings of $3,460,000 in the year ended December 31, 2001 provided by the refinancing of our original portfolio.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

      Cash and cash equivalents were $270,565 and $353,165, respectively, at December 31, 2001 and 2000.

      Net cash provided by operating activities decreased $1,565,971 to $(1,827,724) for the year ended December 31, 2001 compared to $(261,753) for the year ended December 31, 2000. The decrease was due to the changes in the results of operations discussed above.

      Net cash used in investing activities for the year ended December 31, 2001 of $(92,941) is comparable to $(221,513) for the year ended December 31, 2000. In both years investing activity was limited primarily to making capital improvements to some of our properties.

      Net cash provided by financing activities increased by $2,692,809 to $1,838,065 for the year ended December 31, 2001 compared to $854,744 used by financing activities for the year ended December 31, 2000. The increase in net cash provided relates primarily to net additional borrowings of $3,460,000 in the year ended December 31, 2001 provided by the refinancing of our original portfolio. In addition, distributions and dividends totaling $1,382,823 were paid to our partners and shareholders for the year ended December 31, 2000 compared to dividends of $197,097 paid in the year ended December 31, 2001.

Funds From Operations

      Industry analysts generally consider funds from operations an alternative measure of performance for an equity REIT. The Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002) defines funds from operations to mean income (loss) before minority interests (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures.

      We believe that funds from operations is helpful to investors as an additional measure of performance for an equity REIT because it is predicated on operating funds flow analysis. While funds from operations is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating funds from operations and, accordingly, funds from operations as disclosed by such other REITs may not be comparable to funds from operations published herein. Therefore, we believe that in order to facilitate a clear understanding of our pro forma operating results, funds from operations should be examined in conjunction with net income (loss) as presented in the pro forma financial statements included elsewhere in this prospectus. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

      The following table presents a reconciliation of our pro forma funds from operations to our pro forma income for the periods presented.

	Pro Forma

	Three Months Ended	Year Ended
	March 31, 2003	December 31, 2002

Pro forma income	$286,491	$877,228
Plus: minority interest	71,623	219,307
Plus: pro forma real estate depreciation and amortization	1,660,455	6,101,342

Pro forma funds from operations	$2,018,569	$8,066,250

Inflation

      Substantially all of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates or reimbursable expenses during the terms of the leases either at (i) fixed rates, (ii) indexed escalations (based on the Consumer Price Index or other measures) or (iii) the lesser of a fixed rate or an indexed escalation. We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.

New Accounting Pronouncements

      The Financial Accounting Standards Board, or FASB, issued Statement of Financial Standards, or SFAS, No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to us related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs are generally no longer considered extraordinary items. We have adopted the provisions of SFAS No. 145 and have presented all previous early write-offs of unamortized loan costs as a component of interest expense.

Quantitative and Qualitative Disclosures About Market Risk

      Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

      Upon completion of this offering and the formation transactions, we expect to have outstanding approximately $97.3 million of consolidated debt. We expect approximately $10.5 million, or 11% of our total consolidated debt, to be variable rate debt.

      Additionally, we will have the benefit of an interest rate protection, or “cap” agreement, in the notional amount of $10.5 million of indebtedness providing that the maximum rate payable, or cap, attributable to the LIBOR portion, exclusive of the spread, is 5% through November 2005.

      If LIBOR were to increase by 10%, or approximately 11.2 basis points, the increase in interest expense on the variable rate debt would decrease future earnings and cash flows by approximately $11,800 annually. If LIBOR were to increase by 10%, the fair value of our $86.8 million principal amount of outstanding fixed rate debt would decrease by approximately $300,000. If LIBOR were to decrease by 10%, or approximately 11.2 basis points, the decrease in interest expense on the variable rate debt would be approximately $11,800 annually. If LIBOR were to decrease by 10%, the fair value of our $86.8 million principal amount of outstanding fixed rate debt would increase by approximately $300,000.

OUR BUSINESS AND PROPERTIES

Our Company

      We are a self-managed, self-administered real estate investment trust, or REIT, formed to acquire, operate and develop industrial and flex properties in Maryland, Virginia and the Washington, D.C. metropolitan area, which we refer to as the southern Mid-Atlantic region. We strategically focus on acquiring properties that we believe can benefit from our intensive property management and seek to reposition these properties to increase their profitability and value. Since its formation by our senior management team in 1997, our operating partnership has assembled a 32-building portfolio totaling approximately 2.3 million square feet in the southern Mid-Atlantic region, specifically in the Washington, D.C., Hampton Roads, Virginia, and Baltimore, Maryland metropolitan areas.

      Our portfolio of properties contains a mix of single-tenant and multi-tenant industrial and flex properties. Industrial properties generally are used as warehouse, distribution and manufacturing facilities, while flex properties combine office building features with industrial property space. As of June 30, 2003, our properties were approximately 92% leased to a total of 149 tenants. Our largest tenant is the U.S. Government, which leases approximately 333,000 square feet under ten leases that represent approximately 17% of our 2003 contractual base rent.

      Our senior management team, led by Douglas J. Donatelli, our President and CEO, and Louis T. Donatelli, our Chairman, averages more than 20 years of real estate experience in the Washington, D.C. metropolitan area. All of the members of our senior management team are natives of the areas where our properties are located. Upon completion of this offering, our senior management team and trustees together will beneficially own approximately           % of the equity interests in our company, on a fully diluted basis, through ownership of our common shares and units of partnership interest in our operating partnership.

      With the proceeds of this offering, we intend to reduce a significant portion of the debt currently encumbering our properties, acquire additional interests in joint ventures that own four of our properties and make acquisitions of additional industrial and flex properties in the southern Mid-Atlantic region. We intend to continue to focus on acquisitions in which we believe that our deep local knowledge and hands-on approach to managing, leasing, renovating and repositioning properties will enable us to add value to the acquired properties.

Our Market

      Ownership of industrial and flex properties in the southern Mid-Atlantic region is highly fragmented. Current estimates show that the southern Mid-Atlantic region contains more than 475 million square feet of industrial and flex property which we estimate have a fair market value of more than $25 billion. These properties are owned by hundreds of different owners, ranging from large institutional investors to small investors and owner/occupants, with no single owner holding a significant share of the property market, according to CoStar Group, a real estate market research firm. For example, in our primary market, the Washington, D.C. metropolitan area, the largest owner of industrial and flex property owns approximately 1.5% of the industrial and flex market by square footage, and the top five owners own less than 6% of the market in the aggregate.

      The Washington, D.C. metropolitan area has the largest economy of our target markets. In addition to its size, the Washington, D.C. metropolitan area also boasts one of the most stable economies in the country, primarily attributable to the presence of the U.S. Government and the private contractors that service the U.S. Government. The private sector is supported by the procurement spending of the U.S. Government, which has enhanced the area’s technology industry and tempered the negative impact of national economic cycles. The Washington, D.C. area is the country’s sixth largest metropolitan area in population, fifth in jobs and fourth in economic output according to a report by Delta Associates. The report also states that the area has 5.1 million residents, 3.5 million jobs, a 2001 gross regional product of $228.3 billion and more jobs per household than any other metropolitan area in the country. It has the lowest unemployment rate among major metropolitan areas in the U.S. at 3.2% and is the only metropolitan area among the ten largest with a declining unemployment rate.

      Our other primary markets are Hampton Roads, Virginia, the regional name given to the Norfolk–Virginia Beach–Newport News metropolitan areas, and Baltimore, Maryland. Hampton Roads is home to the largest military station in the world, according to the United States Navy, and has an even larger percentage of federal government employees than Washington, D.C. The Baltimore metropolitan area has 156 million square feet of industrial space.

      Recent increased U.S. Government spending relating to national defense, including increased military and defense spending by the Department of Defense and the creation of the Department of Homeland Security, has begun to benefit the local industrial and flex markets in the southern Mid-Atlantic region, and we believe that additional defense and homeland security related spending will continue to create further demand for industrial and flex property in our markets.

Our Strategy

      Our operating partnership was founded in 1997 to leverage our management’s knowledge of and experience in the southern Mid-Atlantic real estate market to create the leading industrial and flex property owner in the region. We believe that the large number of properties meeting our investment criteria and the fragmented ownership of industrial and flex property in the region create an opportunity for us to achieve this goal. We typically seek to acquire individual properties or portfolios that are smaller in transaction size than those pursued by institutional investors, which often enables us to avoid competitively bid acquisitions. We intend to use our contacts, relationships and local market knowledge to identify and opportunistically acquire additional industrial and flex properties in our target markets. We believe that our reputation for professional property management allows us to attract high-quality tenants to the properties that we acquire, enabling us to increase the profitability and value of our properties.

Our Acquisition Strategy

      We intend to continue our program of acquiring industrial and flex properties in the southern Mid-Atlantic region, with a concentration on our existing markets in the Washington, D.C., Hampton Roads, Virginia and Baltimore, Maryland metropolitan areas. Hampton Roads is the regional name given to the Norfolk-Virginia Beach-Newport News metropolitan areas. We have acquired approximately 2.3 million square feet of this type of property in our markets from a variety of sellers since our founding in 1997. Due to the size and depth of our markets, we believe we can continue this acquisition strategy in the future.

      We target properties in established locations from 50,000 to 500,000 square feet, resulting in acquisitions priced between $5 million and $20 million. In our experience, large institutional investors generally do not compete to purchase properties under $20 million, limiting competition that can drive up the price of acquisition properties.

      We have developed strong relationships with both property owners and property brokers. We have had success acquiring properties from institutional owners, particularly those owning large diverse national portfolios. We have found that our knowledge of local markets and our hands-on approach to managing, leasing, renovating and repositioning properties enables us to add value to the properties that we acquire from these sellers.

      We prefer buildings with dock or drive-in access from numerous points, which allows for greater tenant-configuration possibilities, and ample parking, which allows us to market to a wider variety of tenant prospects.

      We also target properties that we believe can be converted, in whole or in part, to a higher use. With flex property in particular, we have found that, over time, the property can be improved by converting space that is primarily warehouse space into space that contains more office use. Because office rents are generally higher than warehouse rents, we have been able to add revenue and value by converting space as market demands allow.

      We intend to use units of partnership interest in our operating partnership as all or part of the consideration for some of our acquisitions. By issuing operating partnership interests in exchange for a portion of the purchase price, we can offer certain sellers the opportunity to defer recognition of taxable gain on the sale of properties to us. We used partnership units to acquire five of our current properties, and we believe we can acquire properties we could not otherwise acquire using this structure in the future. The operating partnership structure is attractive to potential sellers because in addition to allowing sellers to defer all or most of their taxable gains related to the sale of the property, it gives the seller an interest in a more diversified pool of assets. It is possible that, in making future acquisitions in return for units of partnership interest in our operating partnership, we may agree to restrictions on our ability, for a specified period of time following the acquisition, to dispose of the acquired properties in a taxable transaction.

      We have also entered into joint ventures with institutional partners to acquire properties in the past and may use joint ventures in the future. Joint ventures generally entail the acquisition of properties in conjunction with an equity partner who, in most cases, provides the majority of the equity needed for the acquisition. We only anticipate using joint ventures for transactions in certain situations, such as where the property would be disproportionately larger than the other properties in our portfolio or would otherwise have a significantly higher risk profile than our other properties.

Our Operating Strategy

      We have developed a number of operating strategies since our founding which we believe will help us continue to be successful in the future.

      U.S. Government and government contractors comprise a combined 36% of our 2003 contractual base rent as of June 30, 2003. We plan to continue focusing on the U.S. Government as a tenant, acquiring properties that have government leases in place and utilizing our contacts to attempt to lease available space to the U.S. Government. We have also developed a specific skill set for dealing with our government contractor tenants. We tailor certain provisions in the leases of our government contractor tenants to reflect the possibility that the tenant may lose its contract with the U.S. Government, and, when such a contingency does occur, we work with the company that replaced our former tenant on the government contract to assume the former tenant’s lease.

      Our flex properties tend to attract smaller tenants, those renting less than 15,000 square feet. As of June 30, 2003, more than 100 of our 149 tenants are small tenants, and we have tailored our management and leasing approach to deal with the unique needs of these tenants. For example, we have implemented a streamlined lease approval process so that tenants do not have to wait to get approved. Many competing properties, especially those owned by out-of-town institutional investors have a substantially more bureaucratic approval process than we do. Our ability to act quickly allows us to capture those tenants that cannot, or are unwilling to, wait a substantial period of time for a lease to be approved. We are able to examine the credit of a potential tenant during the lease negotiation process, and we are able to approve the terms of a lease before it is signed. Smaller tenants generally pay us a premium per square foot to occupy smaller spaces. As of June 30, 2003, this premium averaged 23% in our current portfolio.

      We carefully monitor our property expenses and manage how we incur and bill expenses to our tenants. Because most of our leases are triple net leases, most operating expenses, such as insurance, taxes and common area maintenance, are reimbursed to us by our tenants. We also use industrial gross leases and full service leases, which vary from our triple net leases. An industrial gross lease typically includes the base or first year’s taxes and insurance in the rent. Any increase in the taxes or insurance over the base year are generally reimbursed by the tenant. The cost of common area maintenance is also reimbursed by the tenant, as is utilities and other premises-specific costs. In a full service lease, all expenses, with the occasional exception of electricity and other utility costs, are included in the rent. Any increase in the expenses over the base year are generally reimbursed by the tenant. We have implemented collection and billing policies to assure we are collecting all expense reimbursements, and we plan our incurrence of such expenses so as to maximize recoverability in any given year.

      We generally manage all of our properties internally and do not currently, nor do we intend to, provide management services to third parties to generate fee income. We may, from time to time, outsource property management to a local management or leasing company. In that event, our internal management group will oversee the local property management company to assure a continuity with our quality and service standards.

Our Real Estate Operations

      We perform asset management, leasing, property management, and accounting and finance services for our properties.

      Asset Management. We focus on maximizing the value of our portfolio, monitoring property performance and operating costs, and pursuing the acquisition of additional assets and the disposition of selected properties. Our asset management team directly oversees our property portfolio and seeks to increase our operating cash flow through aggressive oversight of our leasing, property management and acquisition functions.

      Leasing. Our leasing team is a key component to our success. Members of our leasing team have developed strong relationships with the General Services Administration as well as the local tenant community. We often seek to renegotiate and extend any existing leases that are below market at market rates. We also aggressively pursue new tenants for any vacant space. As necessary, we will engage a third-party broker to market vacant space within a property.

      Property Management. Our property management functions include the oversight of all day-to-day operations of a property as well as the coordination and oversight of tenant improvements and building services. Occasionally we outsource certain management and leasing functions to the extent we believe that doing so will enhance the performance of the asset.

      Accounting and Finance. We perform accounting and finance functions that relate to the management of our real estate. Through our use of real estate management software, our accounting and finance team can quickly integrate a large number of properties into our portfolio without a need to substantially increase the number of accounting and finance employees. Our accounting personnel perform management of accounts payable, collection of receivables and budgeting of our operating expenses through consultation with our asset management group.

Our History

      Our operating partnership was formed in December 1997 by Douglas J. Donatelli, Louis T. Donatelli and Nicholas R. Smith, our Executive Vice President and Chief Investment Officer, to focus on the acquisition and development of industrial and flex properties, primarily in the Washington, D.C. metropolitan area. In 1997, our operating partnership acquired the four properties that became our original portfolio: Plaza 500 in Alexandria, Virginia, containing an aggregate of approximately 506,825 square feet of warehouse and office space; 6600 Business Parkway in Elkridge, Maryland, containing an aggregate of approximately 172,000 square feet of warehouse space; 13129 Airpark Road in Culpeper, Virginia, containing an aggregate of approximately 150,400 square feet of warehouse space; and Van Buren Office Park in Chantilly, Virginia, containing an aggregate of approximately 109,255 square feet of office and flex space. We paid the sellers of these properties a combination of operating partnership units and cash financed by first mortgage loans and a mezzanine loan facility from Credit Suisse First Boston.

      In 1998, we acquired two additional buildings: 4200 and 4212 Technology Court in Chantilly, Virginia, containing an aggregate of 64,064 square feet of flex space. We paid the seller of these properties a combination of our operating partnership units and cash borrowed in a bridge loan. After we increased the occupancy level of the properties, the bridge loans were refinanced in September 1999 and May 2000 with fixed rate mortgage loans from Morgan Guaranty Trust.

      In 1999, we acquired ten buildings in two locations in a joint venture with an institutional investor. The Crossways property consists of three buildings containing an aggregate of 558,343 square feet of industrial and flex space in Chesapeake, Virginia. We acquired the Crossways portfolio from a Union Carbide Corporation pension fund. Newington Business Park Center consists of seven buildings containing an aggregate of 254,114 square feet of small-bay service space located in Lorton, Virginia. We acquired the Newington property from Principal Financial Group.

      Newington Business Park Center is an example of the type of property that fits our target investment criteria and our strategy of repositioning properties and upgrading the tenant mix. When we acquired the Newington property in late 1999, it was 82% leased and generated approximately $1.3 million in annualized contractual rent. Within 18 months following our acquisition, Newington Business Park Center was 98% leased, and, within 36 months of our acquisition, Newington Business Park Center had annualized contractual rent of approximately $2.1 million. Before we acquired Newington Business Park Center, the prior owner was experiencing significant credit loss and the tenancy was generally displeased with the service it was receiving from its property management company. After we acquired the property, we minimized the collection loss by removing tenants that were not paying their rent, and we aggressively marketed the property to potential new tenants. We also addressed the expansion needs of some of the existing tenants.

      We refinanced the Newington and Crossways properties in 2002 and acquired our joint venture partner’s interest. The acquisition of our joint venture partner’s interest, and the exchange by certain initial co-investors of interests in the limited liability company that owned the properties for units of our operating partnership, increased our ownership in the properties to 95%. Our joint venture partner received a total return in excess of 24% on its investment in the properties. Other co-investors in the same limited liability company holding the remaining 5% interest agreed to exchange such interest for units of our operating partnership in July 2003, which will increase our ownership to 100% upon completion of this offering.

      In early 2001, we entered into an agreement with an institutional partner in which we received a residual interest in Rumsey Center and Snowden Center, two flex properties consisting of eight buildings and an aggregate of 275,092 square feet in two locations in Columbia, Maryland. In October 2002, we acquired the property from the original institutional investor in a joint venture with a different institutional partner. The original investor received a total return of over 30% on its investment in the properties. In connection with the October 2002 refinancing, we obtained first mortgage debt financing from GE Capital. We currently own 58.26% of the joint venture. The owners of the remaining 41.74% interests agreed in July 2003 to contribute their interests to our operating partnership in exchange for units, which will increase our ownership interest to 100% upon completion of this offering.

      In 2002, we entered into a joint venture with an institutional partner to acquire Greenbrier Technology Center II, a 79,684 square foot flex property located in Chesapeake, Virginia, and Norfolk Business Center, an 89,831 square foot flex property located in Norfolk, Virginia. Both properties were acquired from Koll Bren Schreiber Realty Advisors. We currently own 66.85% of the joint venture. The owners of the remaining 33.15% interests agreed in July 2003 to contribute their interests to our operating partnership in exchange for units, which will increase our ownership interest to 100%. We obtained first mortgage debt financing on both properties from J.P. Morgan.

      Since our inception in 1997, we have been able to grow our management team, increase our market knowledge and contacts, increase our visibility within our markets and assemble a portfolio of quality assets. We believe that we are well positioned to grow our portfolio by taking advantage of our success over the past five years.

Our Competitive Advantage

      We believe that our business strategy and operating model distinguish us from other owners, operators and acquirors of real estate in a number of ways, including:

•	Experienced Management Team with Large Ownership Stake. Members of our senior management team averages more than 20 years of real estate experience in the Washington, D.C. area. Upon completion of this offering, our senior management team and our trustees collectively will own approximately % of the equity interests in our company on a fully diluted basis.

•	Focused Strategy. Upon completion of this offering, we will be the first publicly traded REIT focused exclusively on industrial and flex properties in the southern Mid-Atlantic region, one of the largest, most stable markets for assets of this type.

•	Value-Added Management Approach. Through our hands-on approach to management, leasing, renovation and repositioning, we have been able to add significant value to properties that we have acquired from absentee institutional landlords and smaller, less sophisticated owners.

•	Strong Market Dynamics. The southern Mid-Atlantic industrial market has historically had higher occupancy rates and higher rent growth than the broader U.S. market. We believe that additional federal government spending for national defense and homeland security will increase demand for industrial and flex space by both federal government agencies and government contractors working on related projects.

•	Local Market Knowledge. We have established relationships with local owners and property managers, the brokerage community and prospective tenants in our markets. We believe these relationships enhance our efforts to locate attractive acquisition opportunities and lease space in our properties.

•	Acquisition Opportunities. We believe we have significant opportunities to acquire attractive properties in our target markets that are below the minimum size thresholds of many institutional investors. We believe these single asset or small portfolio acquisitions often yield more attractive pricing than larger properties or portfolios which attract institutional interest and more competitive bidding.

•	Tenant Mix. As of June 30, 2003, our tenants included the U.S. Government (17% of our 2003 contractual base rent), government contractors (19%), Fortune 500 companies (13%) and more than 100 additional smaller tenants, most of which hold leases covering less than 15,000 square feet (52%). In our experience, smaller leases generally command a premium rent per square foot. As of June 30, 2003, our rental rates on these smaller leases averaged a 23% premium over rental rates on our larger leases. We believe our current tenant base provides a desirable mix of stability, diversity and growth potential.

•	Favorable Lease Terms. Many of our industrial and flex properties are leased on a triple net basis, under which tenants are contractually obligated to reimburse us for virtually all costs of occupancy, including property taxes, utilities, insurance and maintenance. In addition, our leases generally provide for rent growth through contractual rent increases.

Our Target Markets

      We intend to target for acquisition properties located in four markets in the southern Mid-Atlantic region: our existing markets of metropolitan Washington, D.C., Hampton Roads, Virginia, and Baltimore, Maryland, as well as the Richmond, Virginia metropolitan area, where we currently own no property. We believe that the diversity of the tenancy and economic fundamentals among these markets provide us with the ability to assemble a well-balanced portfolio within the region that will be resistant to the downturn of a particular industry or submarket.

      According to the CoStar Group a real estate market research firm, the southern Mid-Atlantic market totals more than 475 million square feet of industrial and flex property, the majority of which exists in the Baltimore/ Washington corridor. The southern Mid-Atlantic region produced a gross regional product of approximately $427 billion in 2001. The most significant sectors in the region are government/defense and technology, which are together responsible for 38% of the region’s economic activity.

      The following discussion of our target markets includes market data from a report prepared by Delta Associates.

Washington, D.C. Market

      Washington, D.C. has the largest economy in our target region, with stability and high rates of growth attributable to the U.S. Government, the area’s major employer, and the contractors that serve it. The private sector is supported by the U.S. Government’s presence and its procurement spending, which has enhanced the region’s technology industry and tempered the negative impact of national economic cycles. The Washington, D.C. metropolitan area is the country’s sixth largest metropolitan area in population, fifth in jobs and fourth in economic output. It has 5.1 million residents, 3.5 million jobs and a 2001 gross regional product of $228.3 billion. The Washington, D.C. metropolitan area has more jobs per household than any other metropolitan area in the country.

      Washington, D.C.’s industrial and flex market totaled approximately 156.3 million square feet at December 31, 2002, with approximately 14.3 million square feet vacant, an occupancy rate of 90.8%. Flex/warehouse space makes up the largest component of the industrial inventory at 67% of the total, while bulk warehouse space is 20% of the inventory and flex/ R&D space represents 13%. Approximately 1.3 million square feet were under construction at December 31, 2002, 57% of which was bulk warehouse space, 35% was flex/warehouse and 8% was flex/ R&D. The flex/warehouse and flex/ R&D portion of the Washington, D.C. industrial market totaled approximately 125.3 million square feet at December 31, 2002, with 10.4 million square feet vacant, or 8.4%. The flex/warehouse portion comprised 84% of the total industrial and flex market. The flex/ R&D inventory grew by approximately 1.4 million square feet in 2002, and approximately 591,000 square feet was under construction at the end of the year. The supply of vacant space grew by approximately 2.2 million square feet since the second quarter of 2000, and the occupancy rate decreased to 91.6% from 93.2%.

      Net absorption of industrial space in the Washington, D.C. metropolitan area reached approximately 5.8 million square feet in 2000. In 2001, the recession and the decline of the telecommunication industry affected the area’s economy, and net absorption fell to approximately 754,000 square feet, with Northern Virginia feeling the brunt of this reduction. The first quarter of 2003 brought early indications of improvement in Northern Virginia, however, with increased pre-leasing activity, absorption of sublet space and some evidence that vacancies and rents were stabilizing.

      Rents were generally stable in Northern Virginia in 2002, with mixed performance in suburban Maryland, depending on the type of space. Fundamentals for flex/ R&D space remain strong in the Maryland submarkets and rents rose 7% in 2002, but bulk warehouse rents dropped 4%. 2002 rents in Northern Virginia for bulk warehouse space averaged $7.04 per square foot, flex/warehouse space averaged $7.66 per square foot, and flex/ R&D space averaged $12.56 per square foot. 2002 rents in suburban Maryland for bulk warehouse space averaged $5.17 per square foot, flex/warehouse space averaged $6.06 per square foot, and flex/ R&D space averaged $13.38 per square foot.

Hampton Roads, Virginia Market

      Hampton Roads is the regional name given to the Norfolk-Virginia Beach-Newport News metropolitan areas, which benefit from a strategic location where the Chesapeake Bay meets the Atlantic Ocean. Hampton Roads is the largest market between Washington, D.C. and Atlanta and is the 27th largest metropolitan area in the nation, according to CB Richard Ellis, a national real estate brokerage firm. There are 1.6 million people in nine cities and six counties in the Hampton Roads metropolitan area, which is split into two submarkets (Southside and Peninsula) that are linked by bridges and tunnels. More than two-thirds of the population lives in the Southside submarket, which includes the cities of Norfolk, Virginia Beach, Portsmouth, Chesapeake and Suffolk.

      The services, government and trade sectors dominate the employment base of this area. The largest employment sector is services, which accounts for one-third of civilian jobs, including tourism, followed closely by government. Total employment in the Hampton Roads metropolitan area at December 31, 2002 was 986,170 jobs, almost 70% of which are found in the Southside submarket. Over the 1970-2002 period, employment growth averaged 2.7% per year.

      Government, including the federal sector, represents 27% of total employment, a higher percentage than even the Washington, D.C. area. More than 60% of the government jobs in the Hampton Roads area are federal government, and 72% of federal jobs are with the military. Military employment in Hampton Roads has grown since the mid-1990s as a result of the federal government’s base realignment and closure commission process, and the region is now the U.S. Navy’s main East Coast base.

      Trade accounts for more than 20% of Hampton Roads-area jobs, supported by the second busiest general cargo port on the East Coast. Finance, insurance and real estate and manufacturing (including the shipbuilding industry) each account for about 7% of regional employment. The construction sector has about 6% of all jobs. The transportation, communications and utilities industries represent 4% of total jobs. With a reasonably priced labor market, Hampton Roads has been an attractive relocation market, with companies such as Avis, Panasonic, Canon, UPS, MCI, Solarex and Gateway locating there within the last ten years.

      The core industries of the Hampton Roads metropolitan area are defense, manufacturing, and trade and distribution. The defense sector is estimated to be 40% of the region’s gross regional product. The U.S. Navy’s share alone is estimated to be 25% of the region’s economy. The gross regional product for Hampton Roads in 2001 was $53.3 billion, compared to $44.0 billion in 1998, an annual growth rate of 7%, compared to 4.9% annual growth in U.S. gross national product over the same period. Including the military, federal contracts represented 17% of the region’s gross regional product in 2001. During the 2000-2002 period, Hampton Roads captured the fourth largest share of federal contract awards among major U.S. metropolitan areas, after Washington, Los Angeles and Dallas/ Fort Worth. Of the $15.8 billion in federal contracts in the region during that time, 91% was for the military including 81% for the U.S. Navy.

      Unemployment in the Hampton Roads area was 3.8% in December 2002, compared with 6.0% for the U.S. as a whole.

      The Hampton Roads industrial market totaled approximately 91.3 million square feet of space at December 31, 2002, of which approximately 7.0 million square feet was vacant, or 7.7% of the inventory. The industrial vacancy rate has grown by an average of approximately 3.8 million square feet per year since 1998, while the overall vacancy rate has remained below 8% during that entire period. About 60% of Hampton Road’s industrial market is warehouse distribution, while manufacturing and flex/ R&D make up 25% and 15%, respectively. Space under construction at the end of 2002 totaled approximately 190,000 square feet. Net absorption during 2002 was approximately 1.9 million square feet, of which approximately 964,000 square feet was warehouse distribution space.

      In 2002, according to CB Richard Ellis, rents for warehouse distribution space averaged $5.80 per square foot for space up to 20,000 square feet, $4.99 per square foot for space between 20,000 and 40,000 square feet, $4.13 per square foot for space between 40,000 and 60,000 square feet and $3.43 per square foot for space over 60,000 square feet, and flex/ R&D space averaged $8.00 per square foot, up from $7.50 in 1998.

Baltimore, Maryland Market

      The Baltimore metropolitan area is comprised of the City of Baltimore and six surrounding counties, which had an estimated 2002 population of 2.6 million residents. Baltimore, approximately 35 miles from Washington, D.C., is linked to the larger Baltimore-Washington market, which has some 7.6 million residents and is the nation’s fourth largest economic market area. Baltimore’s strategic location on the

Chesapeake Bay and the interstate highway system makes it a distribution base for the large consumer and industrial markets in the East Coast, with overnight access to more than one-third of the nation’s population and manufacturing facilities.

      Foreign trade, distribution, manufacturing, health care and business services are major drivers of the Baltimore economy. Total employment in the Baltimore area totaled 1.55 million jobs at December 31, 2002, and job growth has averaged 1.7% per year since 1970. The largest employment sector is business services, which accounts for 37% of all jobs.

      Baltimore has strengthened its position as a major trade and distribution center with strong employment growth in the wholesale and retail trade. The trucking and warehouse industry benefits from the region’s location in the middle of the Eastern seaboard, the Port of Baltimore, Baltimore-Washington International Airport and an excellent highway network. Much of the warehouse development activity is found in suburban Howard and Harford Counties, which are bisected by Interstate 95. Like most of the Northeast, Baltimore’s traditional base of manufacturing jobs continues to decline, due in part to increased productivity and consolidation of older industrial facilities. Despite this trend, area manufacturers experienced increased earnings in the 1990s and invested in plant and equipment improvements. Manufacturers with headquarters or large facilities in Baltimore include Black & Decker, International Steel Group, General Motors, McCormick, Proctor & Gamble and Westinghouse.

      Baltimore is emphasizing biotechnology for economic growth. Biotechnology research is focused on the University of Maryland Medical System complex and the Johns Hopkins medical complex, both in downtown Baltimore employing over 10,000 people. In Baltimore and the surrounding region, the biotechnology industry includes more than 200 laboratories and numerous government and non-profit research centers.

      The Baltimore metropolitan area is also impacted by federal employment and procurement activities, as it is home to the Social Security Administration, Health Care Finance Administration, National Security Agency and numerous federal contracting firms. Cuts in federal funding and employment have constrained the metropolitan area’s growth over the past decade. These changes encouraged regional economic development efforts aimed at increasing private sector employment and reducing the area’s dependence on federal employment. Those initiatives have included the expansion of Baltimore-Washington International Airport, new highway construction and an aggressive marketing effort for the Port of Baltimore.

      A strong medical and academic base, in addition to the federal government and defense contractors, supports the Baltimore area economy. The area’s gross regional product was $100.3 billion in 2001, compared to $82.4 billion in 1998, or an annual growth of 7.2%. In comparison, U.S. gross national product grew at a 4.9% rate during the same period.

      There was approximately 156.2 million square feet of industrial space in the Baltimore metropolitan area at December 31, 2002, with approximately 19.3 million square feet vacant, or 12.4% of the inventory. About 38% of Baltimore’s industrial market was bulk warehouse, while flex/warehouse and flex/ R&D make up 56% and 7%, respectively. Space under construction at December 31, 2002 totaled approximately 2.2 million square feet, 68% of which was bulk warehouse. Net absorption began to decline in 2001 as the national economy weakened, and during 2002, occupied industrial space declined by approximately 789,000 square feet. Flex/warehouse and flex/ R&D space in the area totaled approximately 97.6 million square feet at December 31, 2002, with approximately 11.7 million vacant, or 12.0%. The flex/warehouse portion represented 89% of this total. Approximately 687,000 square feet of flex/warehouse and flex/ R&D space were added to the inventory in 2002, and another approximately 730,000 square feet was under construction at the end of the year. The occupancy rate decreased to 87.7% from 90.5% since mid-2000, as the supply of vacant space grew by more than approximately 2.5 million square feet.

      Overall rents in the Baltimore area were flat in 2002, with modest variation by product type; however, flex/warehouse rents for newer product softened during the year due to elevated vacancy of existing space.

2002 rents for flex/warehouse space averaged $5.78 per square foot and flex/ R&D space averaged $11.46 per square foot.

Richmond, Virginia Market

      Richmond, the capital of Virginia, is strategically located in the middle of the state and in the middle of the eastern seaboard, equidistant between Boston and Atlanta. The Richmond metropolitan area has one million residents, 684,000 jobs and a 2001 gross regional product of $45.5 billion, according to the Bureau of Economic Analysis. Over the 1970-2002 period, employment growth averaged 3.1% per year, and except for national recession periods, has grown steadily. Richmond’s economy includes strong bases of trade, government, services and manufacturing.

      Wholesale and retail trades constitute the largest share of employment in the Richmond metro area, followed by services and government. The large base of government jobs, although declining as a percentage of total employment since 1980, has provided a measure of protection for the local economy during recessions. Service industries have shown the most dramatic growth since 1970 as a share of total employment. Manufacturing has declined significantly, accounting for 19% of all jobs in 1970 but less than 9% in 2002. Key manufacturing industries include tobacco, chemicals, printing and publishing, paper and related products, food, lumber, wood furniture and fixtures, and machinery. Banking, insurance and government are key components of the metro area economy, anchored by the state government and the Fifth District of the U.S. Federal Reserve Bank. Business and legal services, drawn by the banks and government offices, also provide a strong base of employment. With a concentration of hospitals serving the central Virginia region, health services are another large sector of the economy. Growth in the trade sector has been mainly due to population growth, and retail establishments account for the bulk of total trade employment. However, the area’s highway access to major East Coast population centers has led to a large trucking and warehouse industry serving the larger region.

      Government, trade, manufacturing and financial services account for 53% of the region’s gross regional product. The government sector, of which Virginia’s state government makes up the largest share, represents more than 22% of the gross regional product. Richmond’s total gross regional product was $45.5 billion in 2001, compared with $38.6 billion in 1998 representing an annual growth rate of 5.9%, compared with 4.9% growth in U.S. gross national product over the same period. The Richmond metropolitan area economy has enjoyed consistently low unemployment, even in recessionary periods, and since 1990, the unemployment rate has remained below the U.S. average. Unemployment in the Richmond metro area was 3.7% in December 2002, compared with 6.0% for the nation.

      Richmond’s industrial market grew by more than four million square feet during the late 1990s, led by developers such as Highwoods Properties, Liberty Property Trust and locally-based Devon USA. Most industrial development during that period was high-bay distribution space.

      There was approximately 68.3 million square feet of industrial space in the Richmond metropolitan area at December 31, 2002, with approximately 9.9 million square feet vacant, or 14.4% of the inventory. About 53% of Richmond’s industrial market is general industrial, while warehouse distribution and flex/ R&D make up 35% and 12%, respectively. Space under construction at the end of 2002 totaled approximately 566,000 square feet, of which 89% was warehouse distribution. Net absorption during 2002 was approximately 1.1 million square feet, of which approximately 964,000 square feet was warehouse distribution space.

      Rents for warehouse distribution space averaged $3.68 per square foot in 2002, down from a high of $4.52 in 2000, and flex/ R&D space averaged $7.49 per square foot, down from a high of $7.70 in 1999.

Our Properties

      We currently own industrial and flex properties totaling approximately 2.3 million square feet in the Washington, D.C., Baltimore, Maryland and Hampton Roads, Virginia markets. Following is a list of our current portfolio:

Description of Properties

					2003
	Date of				Contractual
Property	Acquisition	Property Type	Location	Square Footage	Base Rent

Plaza 500	1997	Multi-tenant Industrial	Alexandria, VA	506,825	$4,650,665
Newington Business Park Center	1999	Multi-tenant Industrial	Lorton, VA	254,114	2,085,955
Snowden Center	2002	Flex	Columbia, MD	140,438	1,691,404
Crossways Commerce Center I	1999	Multi-tenant Industrial	Chesapeake, VA	348,615	1,650,692
Crossways Commerce Center II	1999	Flex	Chesapeake, VA	147,736	1,435,726
Rumsey Center	2002	Flex	Columbia, MD	134,654	1,355,109
Van Buren Office Park	1997	Flex	Herndon, VA	109,255	1,187,451
Greenbrier Technology Center II	2002	Flex	Chesapeake, VA	79,684	1,162,414
6600 Business Parkway	1997	Single-tenant Industrial	Elkridge, MD	172,200	948,365
Coast Guard Building	1999	Flex	Chesapeake, VA	61,992	913,040
Norfolk Business Center	2002	Flex	Norfolk, VA	89,831	671,017
4200 and 4212 Technology Court	1998	Flex	Chantilly, VA	64,064	633,236
13129 Airpark Road	1997	Multi-tenant Industrial	Culpeper, VA	150,400	310,320

Total				2,259,808	$18,695,394

      The following is information regarding lease expirations of our properties as of June 30, 2003:

Lease Expirations of our Properties as of June 30, 2003

	Number of	2003 Contractual	Percentage of 2003
Year of Lease Expiration	Leases Expiring	Base Rent	Contractual Base Rent

2003	15	$508,443	2.7%
2004	36	2,843,556	15.2
2005	34	2,540,603	13.6
2006	27	2,531,682	13.5
2007	28	3,016,160	16.1
2008	11	1,994,493	10.7
2009	3	2,524,748	13.5
2010 and thereafter	13	2,647,274	14.2

      The following charts summarize our current portfolio by market and property type as of June 30, 2003:

Our Portfolio by Market

	No. of		Occupancy	Percentage of 2003
Current Properties	Buildings	Square Feet	Rate	Contractual Rent

Washington Market	17	1,078,085	85%	48%
Norfolk Market	6	726,910	99	31
Baltimore Market	9	447,292	95	21

Total	32	2,257,000	92%	100%

Our Portfolio by Property Type

	No. of		Occupancy	Percentage of 2003
Current Properties	Buildings	Square Feet	Rate	Contractual Rent

Single-Tenant Industrial	1	172,000	100%	5%
Multi-Tenant Industrial	11	1,259,000	91	47
Flex	20	826,000	91	48

Total	32	2,257,000	92%	100%

      At June 30, 2003, our portfolio was leased to 149 different tenants under 165 leases. Approximately 82% of our leases, representing approximately 36% of our 2003 contractual rent are less than 15,000 square feet and are with tenants in a wide variety of industries. However, we have leases with a number of larger organizations, including ten leases with the U.S. Government that account for almost 17% of our 2003 contractual rent.

      The following is information regarding our ten largest tenants, based on percentage of our 2003 contractual base rent:

Top Ten Tenants in our Portfolio as of June 30, 2003

				Percentage of
	Number of	Leased	2003 Contractual	2003 Contractual
Tenant	Leases	Square Feet	Base Rent	Rent

U.S. Government	10	333,118	$3,104,731	16.6%
First Data Corp.	1	117,336	1,154,675	6.2
Carolina Holdings	1	124,501	1,048,560	5.6
REICO Distributors	1	172,200	948,365	5.1
Fibertek, Inc.	1	28,719	569,211	3.0
AMSEC LLC	1	35,631	517,238	2.8
Anteon International Corp.	4	104,700	492,176	2.6
Paratek Microwave	1	29,828	383,141	2.0
Precision Partners, Inc.	1	47,495	378,733	2.0
Visteon Corp.	2	73,400	317,704	1.7

Total	23	1,066,928	$8,914,534	47.6%

Description of Properties

      Plaza 500 Center, 6295 Edsall Road, Alexandria, Virginia. Plaza 500 is a two-building 506,825-square-foot mixed-use warehouse/ flex/ office facility located inside the Capital Beltway about six miles south of the Pentagon in suburban Northern Virginia. Built in 1973 as the headquarters and distribution center of Drug Fair, Inc., the property was renovated in 1989 shortly after Drug Fair vacated the property. The property contains approximately 478,379 square feet of warehouse and office space in the main building, and 28,446 square feet of warehouse space located in a pre-engineered Butler building on the rear of the property. Together with over 1,200 parking spaces, truck docks and approximately 80,000 square feet of truck storage yard, the property consists of over 34 acres. The larger of the two buildings contains 332,712 square feet of mostly high-bay, 21-foot clear-ceiling-height warehouse and showroom space, roughly 7.3% of which is built out as office, and 145,667 square feet of mostly office space configured as a two-story section utilized primarily for office occupancy. Plaza 500 is located in Fairfax County in Northern Virginia, roughly one mile east of Interstate 395 and two miles from the I-95/495/395 intersection. As of June 30, 2003, the property was approximately 94% leased to 19 tenants. The property’s major tenants include the General Services Administration, which has three leases at the property: a 70,460 square foot industrial gross lease expiring in 2009, with annual base rental payment of approximately $661,000; a 35,000 square foot industrial gross lease expiring in 2010, with an annual base rental payment of approximately $265,000; and a 13,202 square foot full service lease expiring in 2007, with an annual base rental payment of approximately $265,000. Other major tenants include Carolina Holdings LLC, the largest supplier of building materials to professionals in the U.S. with over $2.7 billion in annual sales, which occupies 124,501 square feet under a triple net lease expiring in 2010, with an annual base rental payment of approximately $1,054,000; Precision Partners, a local supplier of door and associated hardware products, which occupies 47,495 square feet under a triple net lease expiring in 2010, with an annual base rental payment of approximately $381,000; and Service Source, Inc., a regional not-for-profit organization providing employment, training and support for people with disabilities, which occupies 43,613 square feet under an industrial gross lease expiring in 2005, with an annual base rental payment of approximately $305,000 and an option to renew for ten years.

      Van Buren Office Park, 510, 512, 516 & 520 Herndon Parkway and 250 Exchange Place, Herndon, Virginia. Van Buren Office Park, built in 1985, is a 109,255 square foot complex of five architecturally-similar, single-story flex/office buildings. The property is located within the Town of Herndon in Fairfax County in Northern Virginia, is situated on 9.4 acres, and has 433 parking spaces. Each building within the complex is built out as 100% office space of similar design and shape, ranging in size from 20,327 square feet to 30,810 square feet. Van Buren Office Park is located approximately seven miles east of the Capital Beltway in Northern Virginia along what is known as the Dulles Corridor. The Dulles Corridor consists of the Dulles Access and Toll Road running east from the Capital Beltway toward Dulles International Airport and Route 28 running north-south from the airport. As of June 30, 2003, the property was approximately 75% leased to six tenants. The property’s major tenants include Fibertek, Inc., a producer of laser and electro-optic systems for the defense market, which occupies 28,719 square feet under a full service lease expiring in 2005, with an annual base rental payment of approximately $569,000 and an option to renew for 3 years; InteliTarget, Inc., a marketing and research consulting firm, which occupies 20,514 square feet under a full service lease expiring in 2008, with an annual base rental payment of approximately $260,000; and The Credit People Company, a residential mortgage company, which currently occupies 9,485 square feet but will be expanding to occupy a total of 18,278 square feet under two full service leases. One lease, covering 5,408 square feet, expires in 2005, and the second lease covering 12,870 square feet will expire in 2006. The combined annual base rental payments for the leases will be approximately $281,687.

      6600 Business Parkway, Elkridge, Maryland. 6600 Business Parkway, built in 1992, is a 172,200 square foot one-story, single-tenant, distribution warehouse facility located in the Baltimore/ Washington Corridor. The property has 24 loading docks and is situated on 12.7 acres in Meadowridge Business Park, which consists of approximately 1,550,000 square feet of similar distribution facilities owned by institutional investors. The building is mostly warehouse space with 22-foot clear ceiling heights and roughly 5% in office space, which is mostly built out as showroom space. 6600 Business Parkway is located approximately one mile east of Interstate 95, approximately five miles south of Baltimore’s Beltway, and two miles west of Baltimore-Washington International Airport. As of June 30, 2003, the property was 100% leased to one tenant, Robinson Export and Import Corporation, a privately-held company which is a regional supplier of kitchen and bath products, under a triple net lease expiring in 2009, with an annual base rental payment of approximately $948,000 and two options to renew for five years each.

      13129 Airpark Road, Culpeper, Virginia. 13129 Airpark Road, built in 1991, is a 150,400 square foot one-story distribution warehouse facility located in Culpeper County in Northern Virginia. The property is situated on a 10.7 acre site and has 14 loading docks. The building is mostly warehouse space with 22-foot 8-inch to 25-foot 4-inch clear ceiling heights and has roughly 6% in office space. 13129 Airpark Road is located in a semi-rural area of Northern Virginia approximately one-quarter mile from Route 29 near the Culpeper International Airport and 15 miles south from the intersection of Route 29 and Interstate 66. As of June 30, 2003, the property was approximately 48% leased to two tenants, Packard Humanities Institute, a not-for-profit foundation, which occupies 36,000 square feet under a triple net lease expiring in 2007, with an annual base rental payment of approximately $162,000 and a termination option in 2006; and Smurfit-Stone Container Corporation, a Fortune 500 company that manufactures paper-based packaging products, which occupies 36,000 square feet under a triple net lease expiring in 2006, with an annual base rental payment of approximately $148,000 and a termination option in 2004.

      Plaza 500, Van Buren Office Park, 6600 Business Parkway, and 13129 Airpark Road are all subject to a first trust mortgage loan having an outstanding balance as of June 30, 2003 of $39.5 million. The loan matures on December 11, 2007 and requires a $285,742 monthly payment of principal and interest with interest computed at a rate of approximately 7.3% until December 11, 2007 and, thereafter, at a rate equal to the greater of approximately 12.3% and the yield on U.S. Treasury obligations with a maturity similar to the loan plus 5.0%. Prepayment of the loan is prohibited prior to January 11, 2008 unless the loan is defeased and a yield maintenance premium is paid to the lender. We anticipate that the remaining outstanding principal balance of the loan at that time will be approximately $36.8 million.

      Plaza 500, Van Buren Office Park, 6600 Business Parkway and 13129 Airpark Road are also subject to mezzanine indebtedness having an outstanding principal balance as of June 30, 2003 of $19.8 million plus accrued interest of approximately $1.9 million. The collateral for this financing is the borrower’s ownership interest in an entity that is an indirect owner of these properties. The loan matures on August 23, 2006 and requires monthly payments of $216,667 through August 23, 2003, $233,333 through August 23, 2004 and $250,000 through maturity. Additional payments are due at maturity to provide a total return of 15% to the lender. We have negotiated to prepay this loan with the proceeds of this offering.

      4200 and 4212 Technology Court, Chantilly, Virginia. 4200 and 4212 Technology Court, built in 1989, is a 64,064 square foot two-building, single-story, flex/office complex located in Fairfax County in Northern Virginia. The property is situated on 5.3 acres, and has 149 parking spaces. Each building is built out as mostly flex/office space of similar design, size and shape. Technology Court is located approximately one mile south of Dulles International Airport along Route 50, approximately six miles west of Interstate 66, and four miles south of the Dulles Toll Road. As of June 30, 2003, the property was approximately 70% leased to eight tenants. The property’s major tenants include Urban Engineering & Associates, Inc., a local engineering firm, which occupies 10,078 square feet under two full service leases expiring in 2003 and 2004, respectively, with an annual base rental payment of approximately $152,000; and Precision Certipro Warehouse, Inc., a regional supplier of auto parts, which occupies 6,562 square feet under a full service lease expiring in 2007, with an annual base rental payment of approximately $108,000.

      4200 Technology Court is subject to a first trust mortgage loan having an outstanding balance as of June 30, 2003 of $1.8 million. The loan matures on October 1, 2009 and requires monthly payments of principal and interest for an annual aggregate total of $168,408 until maturity with interest computed at a rate of approximately 8.1%. Prepayment of the loan prior to maturity is prohibited.

      4212 Technology Court is subject to a first trust mortgage loan having an outstanding balance as of June 30, 2003 of $1.8 million. The loan matures on June 1, 2010 and requires monthly payments of principal and interest for an annual aggregate total of $168,852 until maturity with interest computed at a rate of approximately 8.5%. Prepayment of the loan prior to maturity is prohibited.

      Crossways Commerce Center I, 1545 Crossways Boulevard, Chesapeake, Virginia. Crossways Commerce Center I is a 348,615 square foot single-story, high-bay warehouse located within the City of Chesapeake in the Hampton Roads area of Southeastern Virginia. The property was a former Volvo assembly plant which was completely renovated and expanded in 1997, and is situated on 18.7 acres. The building contains mostly 25-foot 4-inch clear warehouse space, with a two-story, 15,000-square-foot office facility attached to its north side. Crossways Commerce Center I is located just south of Interstate 64 and west of Greenbrier Parkway. As of June 30, 2003, the property was 100% leased to five tenants. The property’s tenants include Anteon Corporation, a defense contractor, which occupies 104,700 square feet under four triple net leases expiring in 2004, 2006, and 2007, with an annual base rental payment of approximately $493,000 and an option to renew on three of the leases for three years each and the remaining lease for two three-year terms and has termination options in 2005 and 2006 on 8,700 square feet of this space; Visteon Corporation, a Fortune 500 company that supplies integrated automotive technology systems, which occupies 73,400 square feet under a triple net lease expiring in 2011, with an annual base rental payment of approximately $316,000 and two options to renew for five years each and, starting in 2006, annual termination options on 12,160 square feet of this space; Sentara Healthcare, a local not-for-profit organization of healthcare facilities, services and personnel, which occupies 60,000 square feet under a triple net lease expiring in 2007, with an annual base rental payment of approximately $315,000; the General Services Administration, which occupies 94,950 square feet under an industrial gross lease expiring in 2004, with an annual base rental payment of approximately $368,000; and the U.S. Naval Exchange Service Command, better known as NEXCOM, which occupies 15,565 square feet under a triple net lease expiring in 2006, with an annual base rental payment of approximately $156,000 and an option to renew for three years.

      Crossways Commerce Center II, 1501 Crossways Boulevard and 1449 Kristina Way, Chesapeake, Virginia. Crossways Commerce Center II, built in 1998, is a 147,736 square foot two-building, single-story warehouse facility. The property is located within the City of Chesapeake in the Hampton Roads area of Southeastern Virginia and is situated on 12 acres. The larger of the two buildings contains approximately 117,336 square feet of 26-foot clear warehouse space, and the smaller building contains approximately 30,400 square feet of 18-foot clear flex/warehouse space. Crossways Commerce Center II is located just south of Interstate 64 and west of Greenbrier Parkway. As of June 30, 2003, the property was 100% leased to three tenants. The property’s major tenant is the First Data Corporation, a Fortune 500 company providing credit, debit, smart card and store-value issuing and merchant transaction processing services, which occupies 100% of the larger building, or 117,336 square feet under a triple net lease expiring in 2008, with an annual base rental payment of approximately $1,150,000 and two options to renew for five years each.

      Coast Guard Building, 1430 Kristina Way, Chesapeake, Virginia. The Coast Guard Building, built in 1989, is a 61,992 square foot single-story, flex/office facility located within the City of Chesapeake in the Hampton Roads area of Southeastern Virginia. The property is situated on 5.4 acres, and has 275 parking spaces. The building contains mostly office space, with a small, 1,000 square foot storage space in the rear of the property. The Coast Guard Building is located just south of Interstate 64 and west of Greenbrier Parkway. As of June 30, 2003, the property was 100% leased to one tenant, the General Services Administration, which procured the space for use by the U.S. Coast Guard under a full service lease expiring in 2009, with an annual base rental payment of approximately $908,000 and a termination option in 2006.

      Crossways Commerce Center I, Crossways Commerce Center II, and the Coast Guard Building are all subject to a first trust mortgage loan having an outstanding principal balance as of June 30, 2003 of $26.8 million. The loan matures on October 1, 2012 and requires a $173,902 monthly payment of principal and interest until maturity with interest computed at a rate of 6.7%. Prepayment of the loan is prohibited prior to the maturity date unless the loan is defeased and a yield maintenance premium is paid to the lender.

      Crossways Commerce Center I, Crossways Commerce Center II, and the Coast Guard Building are also subject to mezzanine indebtedness having an outstanding balance as of June 30, 2003 of $3.7 million. The collateral for this financing is the borrower’s ownership interest in an entity that is an indirect owner of these properties. The loan matures on September 30, 2007 and requires a $46,250 monthly payment of principal and interest only until maturity with interest computed at a rate of 15%. Prepayment on the loan is permitted with a 1% prepayment premium. We will use proceeds from this offering to pay off this loan.

      Newington Business Park Center, 8532-8540 Terminal Road, Newington, Virginia. Newington Business Park Center built in 1986, is a 254,114 square foot complex of seven single-story, service-center warehouse buildings. The property is located in Fairfax County in Northern Virginia, is situated on 17.1 acres and has front and rear loading docks and drive-ins. Each building is built as small-bay, 20-foot 6-inch clear warehouse space of similar design and shape. Newington Business Park Center is located approximately five miles south of the Capital Beltway just off Interstate 95. As of June 30, 2003, the property was approximately 99% leased to 54 tenants. The property’s major tenants include the General Services Administration, which occupies 33,044 square feet under an industrial gross lease expiring in 2007, with an annual base rental payment of approximately $379,000 and an option to renew for five years; Henkels & McCoy, Inc., a defense contractor, which occupies 12,000 square feet under two triple net leases expiring in 2004 and 2005, respectively, with an annual base rental payment of approximately $87,000; and Tate Engineering Systems, Inc., a local engineering firm, which occupies 10,590 square feet under a triple net lease expiring in 2008, with an annual base rental payment of approximately $77,000.

      Newington Business Park Center is subject to a first trust mortgage loan having an outstanding balance as of June 30, 2003 of approximately $16.9 million. The loan matures on October 1, 2012 and requires a $109,697 monthly payment of principal and interest until maturity with interest computed at a rate of 6.7%. Prepayment of the loan is prohibited prior to the maturity date unless the loan is defeased and a yield maintenance premium is paid to the lender.

      Newington Business Park Center is also subject to mezzanine indebtedness having an outstanding balance as of June 30, 2003 of $1.6 million. The collateral for this financing is the borrower’s ownership interest in an entity that is an indirect owner of the property. The loan matures on September 30, 2007 and requires a $20,000 monthly payment of interest only until maturity with interest computed at a rate of 15%. Prepayment on the loan is permitted with a 1% prepayment premium. We will use proceeds from this offering to pay off this loan.

      Rumsey Center, 9150-9190 Rumsey Road, Columbia, Maryland. Rumsey Center, built in 1980, consists of four, similar, single-story flex office buildings totaling 134,654. The property is situated on two contiguous land parcels totaling 9.1 acres and has 319 parking spaces. Each building is built out as rear loaded flex/office space of similar design and shape and has 14-foot to 16-foot clear ceiling heights. Rumsey Center is located within the Oakland Ridge Business Park, which is adjacent to Route 29 and Route 100 in the Baltimore-Washington Corridor. As of June 30, 2003, the property was approximately 92% leased to 13 tenants. The property’s major tenants are Advance Med, a Fortune 500 company providing government contractor services, which occupies 32,194 square feet under three industrial gross leases expiring in 2003 and 2004 with an annual base rental payment of approximately $426,000 and has an option to terminate on two of these leases in 2004; and Grace Community Church, which occupies 24,457 square feet under a triple net lease expiring in 2004, with an annual base rental payment of approximately $258,000.

      Snowden Center, 6905-6955 Oakland Mills Road, Columbia, Maryland. Snowden Center was built in phases from 1984 to 1987 and consists of three, similar, single-story flex office buildings and one bi-level office/retail building, all totaling 140,438 square feet. The property is situated on 13.4 acres, which includes a half-acre bank/restaurant pad, and has 407 parking spaces. Each of the single-story buildings contain mostly flex/office space of similar design, ranging in size from 22,000 square feet to 52,000 square feet, and has 14-foot to 16-foot clear ceiling heights. The two-level building is mostly built out as office and showroom space. Snowden Center is located within the Seiling Business Park, which faces Snowden River Parkway approximately one mile west of Interstate 95 in the Baltimore-Washington Corridor. As of June 30, 2003, the property was approximately 92% leased to 25 tenants. The property’s major tenants are Paratek Microwave, a privately held company that offers tunable solutions for wireless communications networks, which occupies 29,828 square feet under a triple net lease expiring in 2007, with an annual base rental payment of approximately $380,000; and TeleTector of Maryland, a government contractor which occupies 10,430 square feet under a triple net lease expiring in 2006, with an annual base rental payment of approximately $128,000.

      Rumsey Center and Snowden Center are subject to a first trust mortgage loan having an outstanding balance as of June 30, 2003 of $22 million. This loan matures December 31, 2005 and requires a monthly interest-only payment until maturity at a floating rate calculated as LIBOR plus 2.45%. The rate on this loan at June 30, 2003 was 3.57%. Prepayment on the loan is prohibited prior to December 31, 2003, after which date the loan may be repaid with a 1% prepayment premium. We will use proceeds of this offering to pay off this loan.

      Rumsey Center and Snowden Center are subject to mezzanine indebtedness having an outstanding balance as of March 31, 2003 of $5.7 million. The collateral for this financing is the borrower’s ownership interest in an entity that is an indirect owner of these two properties. The loan matures on September 30, 2007 and requires a $47,500 monthly payment of interest only until maturity with interest computed at a rate of 10%. Prepayment on the loan in whole, but not in part, is permitted with a 1% prepayment premium. We will use proceeds from this offering to pay off this loan.

      Greenbrier Technology Center II, 816 Greenbrier Circle, Chesapeake, Virginia. Greenbrier Technology Center II, built in 1987, is a two-story, flex/office building totaling 79,684 square feet. The property is located in the Greenbrier Business Park within the City of Chesapeake in the Hampton Roads area of Southeastern Virginia, is situated on 6.5 acres, and has 248 parking spaces. The building contains mostly office space with loading docks and inventory space in the rear of the property. Greenbrier Technology Center II is located just north of Interstate 64 and east of Greenbrier Parkway. As of June 30, 2003, the property was 100% leased to nine tenants. The major tenants at the property are AMSEC, LLC, a defense-related partnership between Science Applications International Corporation and Newport News Shipbuilding, which occupies 35,631 square feet under a full service lease expiring in 2006, with an annual base rental payment of approximately $512,000 and an option to terminate in 2004 and 2005; and the Cerner Corporation, which subleases the space to Wachovia Bank, which occupies 11,251 square feet under a full service lease expiring in 2005, with an annual base rental payment of approximately $173,000 and an option to renew for five years.

      Norfolk Business Center, 2551 Eltham Avenue, Norfolk, Virginia. The Norfolk Business Center, built in 1985, is a 89,831 square foot two-story, flex/office building located in the Norfolk Commerce Park within the City of Norfolk in the Hampton Roads area of Southeastern Virginia. The property is situated on 7.6 acres, and has 307 parking spaces. The building contains mostly office space with loading docks and storage space in the rear of the property. The Norfolk Business Center is located just west of Interstate 64 and approximately five miles southeast of the Norfolk Naval Base. As of June 30, 2003, the property was approximately 91% leased to six tenants. The major tenants at the property are Dataline, Inc., a defense contractor which occupies 36,558 square feet under a triple net lease expiring in 2007, with an annual base rental payment of approximately $288,000 and a termination option in 2006; and Verizon Internet Services, Inc., which occupies 27,000 square feet under a triple net lease expiring in 2004, with an annual base rental payment of approximately $242,000 and an option to renew for five years.

      Greenbrier Technology Center II and the Norfolk Business Center are each subject to a first trust mortgage loan having an outstanding balance as of June 30, 2003 of $10.5 million. This loan matures on November 10, 2005 and requires a monthly interest only payment at a floating rate calculated as LIBOR plus 2.45%. Prepayment of the loan is prohibited prior to May 2004, after which date, the loan may be repaid with a 1% prepayment premium.

      Greenbrier Technology Center II and the Norfolk Business Center are subject to mezzanine indebtedness having an outstanding balance as of June 30, 2003 of $2.3 million. The collateral for this financing is the borrower’s ownership interest in an entity that is an indirect owner of these two properties. The loan matures on September 30, 2007 and requires a $19,167 monthly payment of interest only until maturity with interest computed at a rate of 10%. Prepayment on the loan in whole, but not in part, is permitted with a 1% prepayment premium.

      We have no immediate plans for the improvement or renovation of these properties and intend to hold them to lease to tenants.

Environmental Matters

      Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties for their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on such property may adversely affect the ability of the owner, operator or tenant to sell or rent such property or to borrow using such property as collateral, and may adversely impact our investment on a property.

      Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of the new regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

      Prior to closing any property acquisition, if appropriate, we obtain such environmental assessments as may be prudent in order to attempt to identify potential environmental concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally may include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

      We believe that our properties are in compliance in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters. Neither we nor, to our knowledge, any of the current owners of our properties have been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of our properties.

      Portions of the soil and groundwater under the Newington Business Park Center in Lorton, Virginia have been contaminated by one or more leaking underground storage tanks from an adjacent property owned by a third-party. The Virginia Department of Environmental Quality (DEQ), the state agency that regulates underground storage tanks, ordered the third-party to cleanup the petroleum product contamination. A treatment system that was designed to capture contamination from both the adjacent property and the site now owned by us was installed and operated. The case was closed by the DEQ after risk-based levels of contamination were obtained. The DEQ has the ability to reopen the case if conditions warrant, including the presence of free petroleum product found on top of the groundwater, which is a condition that has been observed in a monitoring well on the subject property. However, we believe liability for future cleanup, if any, of this subsurface contamination most likely will be imposed on the third-party owner of the leaking underground storage tank and not us.

Competition

      We compete with other REITs, other public and private real estate companies, private real estate investors and lenders in acquiring properties. Many of these entities have greater resources than us or other competitive advantages. We also face competition in leasing or subleasing available properties to prospective tenants.

Insurance

      We carry comprehensive liability, casualty, flood and rental loss insurance covering all of our properties. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice.

Employees

      We employed 18 full-time employees as of July 15, 2003. We believe that our relations with our employees are good.

Legal Proceedings

      We are not involved in any litigation other than routine litigation arising in the ordinary course of business that we expect to be covered by insurance.

Other Types of Investments and Policies

      Investments in Other Securities or Entities. We have no current intention of acquiring loans secured by properties. Generally, we do not expect to engage in any significant investment activities with other entities, although we are currently a party to, and may in the future make additional, joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership or limited liability company interests in special purpose entities owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

      Dividend Policies. We intend to pay regular quarterly distributions to holders of our common shares commencing with the quarter ending December 31, 2003 or sooner if required to qualify for REIT tax status under the Internal Revenue Code. We intend to distribute all or substantially all of our REIT taxable income each year so as to avoid paying corporate level income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our shareholders an amount at least equal to (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 90% of the excess of our net income, if any, from foreclosure property over the tax imposed on such income by the Internal Revenue Code less (iii) any excess non-cash income (as determined under the Internal Revenue Code). See “Federal Income Tax Considerations — Requirements for Qualification — Distribution Requirements.” Dividends will be authorized by our board of trustees and declared by us based on a number of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of this offering;

•	the rent received from our tenants;

•	the ability of our tenants to meet the obligations under their leases;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

      Financing Policies. We consider a number of factors when evaluating our level of indebtedness and making financing decisions, including, among others, the following:

•	the interest rate on the proposed financing;

•	the extent to which the financing affects the flexibility with which we can manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	our long-term objectives with respect to the property;

•	our target investment return;

•	the terms of the existing leases;

•	the creditworthiness of tenants leasing the property;

•	the estimated market value of the property upon refinancing; and

•	the ability of particular properties, and our company as a whole, to generate cash flow to cover expected debt service.

      We will also consider the impact of individual property financings on our corporate financial structure. Among the factors we will consider are:

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate financial ratios, including debt service coverage and debt to total market capitalization; and

•	the overall ratio of fixed and variable-rate debt.

      We are currently negotiating for a $           million secured revolving credit facility, which we expect to be available upon consummation of this offering. We expect that the credit facility will be available to finance our acquisition of properties, provide funds for tenant improvements and capital expenditures, and for working capital and other corporate purposes.

      Our indebtedness may be recourse, non-recourse or cross-collateralized. If the indebtedness is recourse, our general assets may be included in the collateral. If the indebtedness is non-recourse, the collateral will be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties or for general working capital. We may incur indebtedness for other purposes when, in our opinion, it is advisable.

      Lending Policies. We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

      Equity Capital Policies. Our board of trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. We may in the future issue common shares or units of partnership interest in our operating partnership in connection with acquisitions.

      Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest. Additionally, preferred shares will likely have dividend, voting, liquidation and other rights and preferences that are senior to our common shares.

      We may, under certain circumstances, upon approval by our board of trustees but without obtaining shareholder approval, repurchase common shares in private transactions with our shareholders. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

      In the future we may institute a dividend reinvestment plan, or DRIP, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Common shares would be acquired pursuant to the DRIP at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan would continue to receive cash dividends as declared.

      Conflict of Interest Policy. We have adopted a Code of Business Conduct and Ethics that contains a policy that prohibits conflicts of interest between our officers, employees and trustees on the one hand, and our company on the other hand, except where our board of trustees waives the conflict. Waivers of our conflicts of interest policy will be disclosed to our shareholders in accordance with SEC requirements. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts.

      Our conflicts of interest policy states that a conflict of interest exists when a person’s private interest is not aligned or interferes or appears to be not aligned or to interfere, in any way with out company’s interest. We have adopted a policy that, without the approval of a majority of the disinterested trustees, we will not, among other things:

•	acquire from or sell to any of our trustees, officers or employees, any entity in which any of our trustees, officers or employees has an interest of more than 5%, or to any family members of any of trustees, officers or employees, any assets or other property;

•	make any loan to or borrow from any of our trustees, officers or employees, any entity in which any of our trustees, officers or employees has an interest of more than 5% or to any family members of any of trustees, officers or employees;

•	engage in any other transaction with any of our trustees, officers or employees, any entity in which any of our trustees, officers or employees has an interest of more than 5%, or with any family member of any of our trustees, officers or employees; or

•	permit any of our trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their family members.

      Our Declaration of Trust provides that in defining or interpreting the powers and duties of the trustees, reference may be made by the trustees to the Maryland General Corporate Law, or MGCL. The MGCL provides that a contract or other transaction between a corporation and any of that corporation’s directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

MANAGEMENT

Trustees and Executive Officers

      Our board of trustees currently consists of seven members. The following is information related to our trustees and executive officers:

Name	Age	Position

Douglas J. Donatelli	42	President, Chief Executive Officer and Trustee
Louis T. Donatelli	69	Chairman of the Board of Trustees
Robert H. Arnold	59	Trustee
Richard B. Chess	49	Trustee
R. Michael McCullough	64	Trustee
Terry L. Stevens	54	Trustee
Diane S. Woo	42	Trustee
Nicholas R. Smith	38	Executive Vice President and Chief Investment Officer
Barry H. Bass	39	Senior Vice President and Chief Financial Officer
James H. Dawson	45	Senior Vice President and President of First Potomac Management Inc.
Kyung Rhee	42	Senior Vice President, Tax and Asset Management and Secretary

      Each of our executive officers was employed by our management company, First Potomac Management, Inc., prior to this offering, and upon completion of this offering will become employees of our operating partnership.

      Douglas J. Donatelli is one of the founders of our company and is our President, Chief Executive Officer and a trustee. Prior to 1997, Mr. Donatelli served as Executive Vice President of D&K and President of D&K Management, D&K’s property management subsidiary, where he oversaw all of the major operational aspects of D&K’s property ownership activities. From 1985 to 1991, Mr. Donatelli also served as President of D&K Broadcasting, a communications-related subsidiary of D&K that owned Fox-network affiliated television stations. Mr. Donatelli holds a Bachelor of Science degree in Business Administration from Wake Forest University and is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts. Mr. Donatelli is the son of Louis T. Donatelli.

      Louis T. Donatelli is one of the founders of our company and is our Chairman of the Board of Trustees. Mr. Donatelli is also the founder and Chairman of Donatelli & Klein, Inc. (D&K), a real estate investment firm operating since 1974 with a focus on the Washington, D.C. region. Over the past 28 years, D&K has acquired, redeveloped or repositioned over three million square feet of commercial and residential space in the greater Washington, D.C., Atlanta, Denver and Philadelphia areas. D&K today operates as a developer of multifamily properties in the Washington, D.C. region. Mr. Donatelli is an alumnus of Villanova University and previously served on its board of trustees. He currently serves on the boards of several Friedman Billings Ramsey mutual funds, St. Johns College High School and Rebuilding Together-Christmas in April. Mr. Donatelli is the father of Douglas J. Donatelli.

      Robert H. Arnold has been a member of the board of our predecessor since 1997, and a member of our board since July 2003. Mr. Arnold is the founder and Co-Managing Director of R.H. Arnold & Co., a New York-based investment banking firm which specializes in providing advisory services to U.S. and international investment funds, and advising corporations on capital raising, mergers, acquisitions, divestitures and valuations. Mr. Arnold has more than 30 years of financial experience including serving as the treasurer of Merrill Lynch &Co. and the chief financial officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the WT Mutual Funds, Phoenix Four, Inc., and Treasury Strategies, Inc. Mr. Arnold received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University.

      Richard B. Chess has been a member of the board of our predecessor since 1997, and a member of our board since July 2003. Mr. Chess is an attorney and currently serves as Director — 1031 Transactions for Triple Net Properties. From 1987 to 1997, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust where he helped grow the company from $150 million in assets to over $2 billion in assets. Currently, Mr. Chess is Of Counsel to FutureLaw, LLC, a law firm located in Richmond, Virginia. Mr. Chess holds a Bachelor of Science degree from the University of Pittsburgh and a law degree from the University of Richmond School of Law.

      R. Michael McCullough has been a member of our board since July 2003. Mr. McCullough was employed by Booz, Allen & Hamilton Inc. from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz, Allen & Hamilton Inc. from 1984 to 1992. From 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz, Allen & Hamilton Inc. Mr. McCullough is a trustee of Capital Automotive REIT and a director of Watson Wyatt & Company Holdings. Mr. McCullough was previously a director of Charles E. Smith Residential Realty Investment Trust. He is also a director of the National Rehabilitation Hospital. Mr. McCullough received a Bachelor of Science degree in Electrical Engineering from the University of Detroit.

      Terry L. Stevens has been a member of our board since July 2003. He is also the Executive Vice President and Chief Financial Officer of Crown American Realty Trust, where he is responsible for all finance and treasury functions including debt and equity financing, property acquisitions and dispositions, all accounting, reporting, and MIS functions, and is also actively involved in investor relations. Mr. Stevens joined Crown American Realty Trust in May 1994 as Vice President and Chief Accounting Officer, and he was promoted to Senior Vice President in February 1995, to Chief Financial Officer in September 1998, and was named Executive Vice President in May 1999. Prior to joining Crown American Realty Trust, Mr. Stevens was Director of Financial Systems at AlliedSignal, Inc., a large multi-national manufacturer, from 1990 to 1994. He also spent 18 years with Price Waterhouse, an international accounting firm, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in Physics from Juniata College and his Masters of Business Administration from The Wharton School. He is a CPA.

      Diane S. Woo has been a member of the board of our predecessor since 2002, and a member of our board since July 2003. Ms. Woo is Vice President-Finance for Sennett Real Estate Company and Sennett Security Products, LLC, a U.S. Postal Service contractor that is currently a tenant in our Tech Court property. Ms. Woo has been with Sennett Real Estate Company and Sennett Security Products, LLC for the last five years. We purchased 4200 and 4212 Tech Court from Sennett Real Estate Company in 1998, and Sennett received units of our operating partnership in the transaction. Ms. Woo holds a Bachelor’s Degree in Business Administration from Virginia Tech.

      Nicholas R. Smith is one of the founders of our company and has served as our Executive Vice President and Chief Investment Officer since our founding. He has over 15 years’ experience in commercial real estate in the Washington, D.C. area, including seven years with D&K and D&K Management. Prior to joining D&K, Mr. Smith was with Garrett & Smith, Inc., a real estate investment and development firm based in McLean, Virginia and Transwestern/ Carey Winston (formerly Barrueta & Associates, Inc.) a Washington-based commercial real estate brokerage and property management firm. Mr. Smith is a graduate of the Catholic University of America. He is a member of the District of Columbia Building Industry Association, the National Association of Industrial and Office Parks and the Urban Land Institute. Mr. Smith is the nephew of Mr. Louis T. Donatelli.

      Barry H. Bass has been our Senior Vice President and Chief Financial Officer since joining us in June 2002. Mr. Bass was a senior member of the real estate investment banking group of Legg Mason Wood Walker, Incorporated where he advised a number of public and private real estate companies in their capital raising efforts from August 1999 to June 2002. Prior to that, Mr. Bass was Executive Vice President of the Artery Organization in Bethesda, Maryland, an owner and operator of real estate assets in the Washington, D.C. area, and prior to that a Vice President of Winthrop Financial Associates, a real estate firm with over $6 billion of assets under management, where he oversaw the company’s asset management group. Mr. Bass is a cum laude graduate of Dartmouth College and is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts.

      James H. Dawson is our Senior Vice President and President of First Potomac Management, Inc. From 1998 until June 2003, Mr. Dawson served as Senior Vice President of First Potomac Management, Inc., coordinating our company’s management and leasing activities. Prior to joining First Potomac Management, Inc., Mr. Dawson spent 18 years with Reico Distributors, a large user of industrial and flex properties in the Baltimore/ Washington corridor. At Reico, he was responsible for the construction and management of the firm’s warehouse portfolio. Mr. Dawson received his Bachelor of Science degree in Business Administration from James Madison University and is a member of the Northern Virginia Board of Realtors, the Virginia State Board of Realtors and the Institute of Real Estate Management.

      Kyung Rhee is our Senior Vice President, Tax and Asset Management and Secretary. Ms. Rhee joined our company at its inception from D&K, where she served as Vice President-Finance and Controller from 1993 to 1997. Prior to joining D&K, she was with First Washington Realty, Inc., in Bethesda, Maryland, and before that, she was with Lee Development Group, Inc., a real estate development and management company in Silver Spring, Maryland. Ms. Rhee received a Bachelor of Science degree in Accounting from the University of Maryland and a Masters degree in Taxation from American University. She is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

Corporate Governance — Board of Trustees and Committees

      Our business is managed through the oversight and direction of our board of trustees. Our board of trustees consists of seven members, of whom two are executive officers, and five are “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by                               . Our bylaws require that a majority of the members of our board will be independent. All nominees for election as trustee must be submitted to and approved by our nominating and corporate governance committee, and satisfy the standards established by that committee for membership on our board.

      The trustees are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our non-management trustees expect to meet regularly in executive sessions without the presence of any corporate officers. Our board seeks to maintain high corporate governance standards.

      We expect to make our corporate governance documents available on our website upon completion of the offering. These documents include our declaration of trust, bylaws, corporate governance guidelines, committee charters and code of business conduct and ethics.

      The board has established three committees whose principal functions are briefly described below.

Audit Committee

      Our board of trustees has established an audit committee, which is comprised of three independent trustees. It assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

•	appoints or replaces our independent auditors;

•	approves in advance the scope, terms and fees of all audit and non-audit engagement fees relating to engagement of our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the audit committee are set forth in the audit committee charter. Our board of trustees has determined that at least one member of our audit committee will qualify as an audit committee financial expert as defined under current SEC regulations and the other members of our audit committee will satisfy the financial literacy requirements for audit committee members under current SEC regulations.

Compensation Committee

      Our board of trustees has established a compensation committee, which will be comprised of three independent trustees after the offering. The principal functions of the committee are to:

•	evaluate the performance of our senior executives;

•	review and approve senior executive compensation plans, policies and programs;

•	consider the design and competitiveness of our compensation plans;

•	administer and review changes to our incentive, share option and restricted share and long-term incentive plans under the terms of the plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

      The committee also reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the board the chief executive officer’s compensation levels based on its evaluation. The committee has the authority to retain and terminate any compensation consultant to assist in the evaluation of chief executive officer or senior executive compensation.

      The compensation and human resources committee will administer our Equity Incentive Plan.

      While it is not the policy of the committee or our board of trustees to seek approval by shareholders of all equity compensation plans that we may adopt, our board will seek the approval of shareholders prior to the adoption of any equity compensation plan whenever required by:

•	applicable law;

•	the regulations of any governmental entity or agency;

•	the terms of the plan being adopted; or

•	the rules or regulations of any exchange or quotation system on which the common shares are then listed or quoted, as the case may be.

Nominating and Corporate Governance Committee

      Our board of trustees has established a nominating and corporate governance committee, which is composed of three independent trustees. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for trustee nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of trustee’s performance as a whole and of the individual trustees and reports thereon to the board. The committee has the sole authority to retain and terminate any search firm to be used to identify trustee candidates. Shareholders wishing to recommend trustee candidates for consideration by the committee can do so by writing to the Secretary of the Trust at our corporate headquarters in Bethesda, Maryland, giving the candidate’s name, biographical data and qualifications. The Secretary will, in turn, deliver any shareholder recommendations for trustee candidates prepared in accordance with our bylaws to the nominating and corporate governance committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a trustee.

      Our board of trustees may from time to time establish other committees to facilitate the management of our company.

Interlocks and Insider Participation

      Upon completion of this offering, there will be no compensation committee interlocks, none of our employees will participate on the compensation committee and the committee will consist of three independent trustees.

Compensation of Trustees

      Each trustee who is not an employee of First Potomac will be compensated at an annual rate to be determined by our board prior to the offering. We expect to pay the members of our committees a quarterly fee for their service on each committee.

      In conjunction with this offering, each non-employee trustee will each receive a grant of restricted stock, which will vest on a schedule to be determined by the board prior to the offering. In addition, each non-employee trustee will receive an annual grant of restricted stock, which will vest on a schedule to be determined by the board prior to the offering.

      In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the board of trustees and any and all committees.

Compensation of Executive Officers

      Set forth below are the initial annual cash compensation and restricted share and option grants to be paid to our chief executive officer and our four other most highly compensated executive officers:

			Restricted
Name and Position	Salary	Share Options	Common Shares

Douglas J. Donatelli	$250,000
President and CEO
Nicholas R. Smith	$175,000
Executive Vice President, Chief Investment Officer
Barry H. Bass	$165,000
Senior Vice President, Chief Financial Officer
James H. Dawson	$165,000
Senior Vice President, President of First Potomac Management
Kyung Rhee	$135,000
Senior Vice President, Tax and Asset Management and Secretary

(1)	Cash bonuses are based on estimates. For each executive, our board of trustees’ compensation committee has established certain criteria related to performance. The actual bonus could be more or less than the estimated bonus depending on the performance of the executive and the company.

Employment Agreements

      We expect to enter into agreements prior to this offering with each of the above-listed executives that provide them severance benefits if their employment ends under certain circumstances. We believe that the agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our company.

      The agreements with Mr. Douglas J. Donatelli and Mr. Smith have initial terms of three years and the agreements with Messrs. Dawson and Bass and Ms. Rhee have initial terms of two years beginning on the effective date of the offering.

      We also expect to enter into a three year employment agreement with Mr. Louis T. Donatelli that provides that we will pay him an annual salary of $130,000 as compensation for his services to our company as well as an annual payment of $50,000 as non-compete fees associated with Mr. Louis T. Donatelli’s covenant not to compete with us, either directly or indirectly, in acquiring, operating and developing properties in the industrial and flex property markets during the term of his employment and for an additional two-year period following his termination of employment with us. See “Certain Relationships and Related Party Transactions — Our Relationship with Donatelli & Klein.”

Incentive Compensation Plan

      For each executive, our board of trustees’ compensation committee has established certain criteria related to performance. Cash bonuses for our executives will be a percentage of each executive’s salary and will be based on both individual performance and our performance.

Equity Incentive Plan

      Our board of trustees has adopted, and our shareholders have approved, our Equity Incentive Plan, or Incentive Plan, for the purpose of attracting and retaining non-employee trustees, executive officers and other key employees, including officers and employees of our subsidiaries. The Incentive Plan provides for the issuance of options to purchase common shares, restricted share awards and other equity-based awards. Each option granted pursuant to the Incentive Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

      Awards. The Incentive Plan authorizes the issuance of awards to purchase up to                               common shares. The Incentive Plan contains an award limit on the maximum number of options that may be awarded to an individual in any fiscal year. No options or restricted stock were outstanding prior to this offering. All awards made by our board of trustees become effective immediately prior to this offering.

      Vesting. Our board of trustees or our compensation committee determines the vesting of options and restricted share awards granted under the Incentive Plan. In addition, our board of trustees has established a standard schedule for options and restricted shares to vest with respect to           % of the underlying common shares on the one year anniversary of the date of grant for any grant made on the date this offering is completed or thereafter, and           % on                     until fully vested, unless a different vesting schedule is established by the compensation committee. As noted elsewhere in this prospectus, certain grants of options and restricted shares made prior to the date of this prospectus had vesting schedules different from the standard vesting schedule established by our board for future grants.

      Options. The Incentive Plan authorizes our compensation committee to grant qualified incentive options for common shares in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If a qualified incentive option is granted to a 10% shareholder, additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common shares on the date the option is granted unless otherwise determined by our compensation and human resources committee. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of common shares. The Incentive Plan provides that exercise may be delayed or prohibited if it would adversely affect our status as a REIT. In addition, the Incentive Plan permits optionholders to exercise their options prior to the date on which the options will vest. The optionholder will, upon payment for the shares, receive restricted shares having vesting terms on transferability that are identical to the vesting terms under the original option and subject to repurchase by us upon termination of the holder’s employment to the extent the restrictions on vesting are in effect at the time of termination.

      In connection with certain extraordinary events, the compensation committee may make adjustments in the aggregate number and kind of shares of beneficial interest reserved for issuance, the number and kind of shares of beneficial interest covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

      Restricted Shares. The Incentive Plan also provides for the grant of restricted share awards. A restricted common share award is an award of common shares that are subject to restrictions on transferability and other restrictions, if any, as our compensation committee may impose at the date of grant. Restricted common shares are subject to vesting as our compensation committee may approve. The restrictions may lapse separately or in combination at these times, under these circumstances, including without limitation, a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted common shares, a participant granted restricted common shares will have all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted common shares.

      Upon the termination of employment during the applicable restriction period due to death, permanent disability, or termination by us without cause, then all unvested restricted common shares will immediately become vested and all restrictions will lapse. If an executive voluntarily terminates his employment with us during the term of his or her employment agreement, all unvested restricted common shares are forfeited. In addition, if we do not renew any of our executive officer’s employment agreements at the end of its term and the executive ceases to be an employee of ours as a result, then, subject to approval of our compensation and human resources committee, all unvested restricted common shares held by the executive will become fully vested. All unvested and vested restricted common shares are forfeited if an executive is terminated for cause. The compensation committee may in other cases waive, in whole or in part, the forfeiture provisions of restricted common shares.

Outstanding Options and Restricted Shares

      The following table shows the number of options and restricted shares that will be held by our executive officers and trustees immediately after this offering pursuant to awards made by the board of trustees that will be effective upon completion of this offering. The exercise price of these options will be the initial public offering price.

Grants Under Incentive Plan

Name of Grantee	Options	Restricted Shares

Douglas J. Donatelli
Nicholas R. Smith
Barry H. Bass
James H. Dawson
Kyung Rhee
Louis T. Donatelli
Robert H. Arnold
Richard B. Chess
R. Michael McCullough
Terry L. Stevens
Diane S. Woo
All executive officers and trustees as a group

      Administration of the Plan. The Incentive Plan is administered by our compensation committee. Awards to non-executive trustees may only be made by our board of trustees. The compensation and human resources committee, in its absolute discretion, will determine the effect of an employee’s termination on unvested options and restricted common shares, unless otherwise provided in the Incentive Plan, the participant’s employment or award agreement.

401(k) Plan

      We have established and maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We match each eligible employee’s annual contributions, within prescribed limits, on a dollar-for-dollar basis up to 7.5% of the participant’s base salary. Our matching contributions vest immediately. All of our full time employees are eligible to enroll in the 401(k) plan upon their first anniversary of employment during our quarterly open enrollment, subject to eligibility requirements defined within the plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Contribution of FPM Management, L.L.C.

      In July 2003, First Potomac Management, Inc., which is owned by Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James Dawson and Kyung Rhee, each of whom is an executive officer of our company, agreed to contribute all of the capital interests and no less than 90% of the profits interests in FPM Management, L.L.C., the entity that manages our properties, effective upon closing of this offering, to our operating partnership in exchange for 233,333 units of partnership interest in our operating partnership having an aggregate value of $                     million based on the initial public offering price of our common shares. The remaining profits interests will be held by certain of our management company employees who are not executive officers.

      The value of these units will increase or decrease if the initial public offering price for our common shares are priced above or below the mid-point of the range of prices shown on the front cover of this prospectus. We have not obtained a third-party valuation for the interests in FPM Management, L.L.C. As a result, the consideration to be given to First Potomac Management, Inc. in exchange for its interests in FPM Management, L.L.C. may exceed the fair market value of those interests.

      In addition, upon completion of this offering, we intend to use a portion of the proceeds of this offering to repay approximately $200,000 plus accrued interest that we have borrowed from First Potomac Management, Inc. in the past and pay to First Potomac Management, Inc. approximately $750,000 in respect of past due acquisition, management and leasing fees.

      Upon completion of this contribution, we will control all of the property management activities at our properties and all property management personnel will become our employees.

Contribution of Interests in Rumsey Center and Snowden Center

      As part of the formation transactions in connection with our acquisition of certain limited liability company interests in the company that holds our interests in Rumsey Center and Snowden Center, our operating partnership will issue to Messrs. Louis T. Donatelli, Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee, as well as to relatives of one of our executive officers, the following numbers of units of partnership interest: 7,500, 15,000, 2,000, 10,000, 2,000, 5,000 and 2,000. These units will have values, respectively, of $                    , $                    , $                    , $                    , $                    , $                    , and $                    based on the initial public offering price for our common shares.

Contribution of Interests in Greenbrier Technology Center II and Norfolk Business Center

      In connection with our acquisition of certain limited liability company interests in the company that holds our interests in Greenbrier Technology Center II and Norfolk Business Center, our operating partnership will issue to each of Messrs. Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee 2,100 units of partnership interest having a value of $                    based on the initial public offering price for our common shares.

Contribution of Interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center

      In connection with our acquisition of the remaining limited liability company interests in the company that holds our interests in our Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center, our operating partnership will issue to (i) relatives of one of our executive officers 26,182 units of partnership interest having an aggregate value of $                              , and (ii) to Messrs. Louis T. Donatelli, Douglas J. Donatelli and Nicholas R. Smith 6,218 units of partnership interest having an aggregate value of $                    , both values based on the initial public offering price for our common shares.

Our Relationship with Donatelli & Klein, Inc.

      Upon completion of this offering and the related formation transactions, the chairman of our board of trustees, Louis T. Donatelli, will directly own 182,677 units of partnership interest, and will also indirectly own 383,369 units as the president and sole stockholder of Donatelli & Klein, Inc. (D&K), which is the general partner of Plaza 500 Limited Partnership. Plaza 500 Limited Partnership is one of our limited partners, and became a unitholder in December 1997 in connection with the initial formation of our operating partnership when it contributed one of our initial properties, Plaza 500, to our operating partnership. By contributing Plaza 500 to our operating partnership in exchange for units, Plaza 500 Limited Partnership was able to defer any taxable gain that it would have otherwise realized upon the transfer of Plaza 500. Certain transactions that we might undertake with regard to Plaza 500 could cause Plaza 500, Limited Partnership to recognize part or all of any taxable gain that has thus far been deferred. Mr. Donatelli will have a conflict of interest in our board’s consideration of any proposed disposition of Plaza 500 because of the tax liability that could be recognized by Plaza 500 Limited Partnership. Thus, decisions with respect to that property may not fully reflect your interests.

      In addition, Mr. Donatelli could have a conflict of interest because of the nature of the business of D&K. D&K is a real estate investment firm primarily focused on developing multifamily properties. In the past, D&K has acquired, redeveloped or repositioned commercial real estate in the Washington, D.C. metropolitan area, and thus could potentially compete with us. Mr. Donatelli has entered into an employment contract with us under which, subject to certain limitations, he and his affiliates, including D&K, have agreed not to compete with us in acquiring, operating and developing industrial and flex properties, during the term of his employment and for an additional two-year period following his termination of employment with us.

Certain Other Relationships

      One of our trustees, Diane S. Woo, is Vice President – Finance for Sennett Real Estate Company, a business controlled by Ms. Woo’s family. Sennett Real Estate Company contributed 4200 Technology Court and 4212 Technology Court to our operating partnership in 1998 in exchange for partnership units. Sennett Real Estate Company was able to defer any taxable gain that it would have otherwise realized when it contributed 4200 Technology Court and 4212 Technology Court to our operating partnership. Certain transactions that we might undertake with regard to 4200 Technology Court and 4212 Technology Court, including a disposition or refinancing of that property could cause Sennett Real Estate Company to recognize part or all of any taxable gain that has thus far been deferred. Ms. Woo will have a conflict of interest in our board’s consideration of any proposed disposition of 4200 Technology Court and 4212 Technology Court because of the tax liability that could be recognized by Sennett Real Estate Company.

      Sennett Real Estate Company is currently a tenant of 4212 Technology Court. Our lease with Sennett Real Estate Company, provides for annual rent of $63,231, subject to a fixed annual increase of 3.5%. A conflict of interest may arise with respect to pricing, renewal and rent enforcement of this lease because of Ms. Woo’s position on our board of trustees.

      Upon completion of this offering and the related formation transactions, certain other of our trustees and executive officers will beneficially own units of interest in our operating partnership including Douglas J. Donatelli (131,074 units); Robert H. Arnold (97,948 units through R.H. Arnold Company, Inc.); Nicholas R. Smith (69,246 units); Barry H. Bass (39,836 units); Kyung Rhee (44,900 units); and James H. Dawson (34,718 units). These trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to First Potomac, while at the same time, in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners. Conflicts may arise when the interests of our shareholders and the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the operating partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our operating partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our operating partnership.

Convertible Notes

      In July 2003, Messrs. Bass and Dawson and Ms. Rhee loaned an aggregate of $287,000 to our operating partnership to fund a portion of the expenses of this offering, in return for which our operating partnership issued promissory notes that are convertible into units of our operating partnership at a conversion price of $11.00 per unit and bear interest at an annual rate of 10%. Although the promissory notes have three-year terms, our executive officers have agreed to convert their notes into units upon completion of this offering. The brother-in-law of one of our executive officers also loaned $100,000 to our operating partnership in July 2003 on the same terms. We also expect him to convert his notes into units upon completion of this offering. See “Principal Shareholders.”

PRINCIPAL SHAREHOLDERS

      The following table sets forth the beneficial ownership of common shares by (i) each of our trustees, (ii) each of our executive officers, and (iii) all of our trustees and executive officers as a group, upon completion of the offering and the related formation transactions.

	Number of Shares		Percentage of
Name of Beneficial Owner	Beneficially Owned		Class(1)

Trustees and Executive Officers
Louis T. Donatelli	566,496	(2)	%
Robert H. Arnold	97,948	(3)
Douglas J. Donatelli	131,424	(4)
Nicholas R. Smith	69,446	(5)
Kyung Rhee	44,900	(6)
Barry H. Bass	39,836	(7)
James H. Dawson	34,718	(8)
Diane S. Woo	—	(9)
Richard B. Chess	—	(9)
R. Michael McCullough	—	(9)
Terry L. Stevens	—	(9)

All trustees and executive officers as a group (11 persons)	693,575

5% Shareholder
Plaza 500 Limited Partnership	383,369	(10)	%
7200 Wisconsin Avenue, Suite 310 Bethesda, MD 20814

*	Represents less than 1%.

(1)	Based on common shares outstanding the upon completion of the offering and the formation transactions.

(2)	Includes 182,677 common shares issuable upon redemption of units of our operating partnership owned by Mr. Louis T. Donatelli and 383,369 shares issuable upon redemption of units owned by Plaza 500 Limited Partnership, of which Mr. Donatelli is the sole shareholder and chairman of the general partner.

(3)	Consists of units of our operating partnership owned by R.H. Arnold Company, Inc., which is controlled by Mr. Arnold.

(4)	Includes 131,074 common shares issuable upon redemption of units.

(5)	Includes 69,246 common shares issuable upon redemption of units.

(6)	Consists of 32,900 common shares issuable upon redemption of units that Ms. Rhee owns directly and 12,000 shares issuable upon redemption of units of our operating partnership that are in turn issuable upon conversion of a promissory note issued by our operating partnership.

(7)	Consists of 30,745 common shares issuable upon redemption of units Mr. Bass owns directly and 9,091 common shares issuable upon conversion of units of our operating partnership that are in turn issuable upon conversion of a promissory note issued by our operating partnership.

(8)	Consists of 29,718 common shares issuable upon redemption of units Mr. Dawson owns directly and 5,000 common shares issuable upon redemption of units of our operating partnership that are in turn issuable upon conversion of a promissory note issued by our operating partnership.

(9)	We intend to issue each of Messrs. Chess, McCullough, Stevens and Ms. Woo restricted shares upon completion of the offering.

(10)	Consists of 383,369 common shares issuable upon redemption of units.

DESCRIPTION OF SHARES

      The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

      Our declaration of trust provides that we may issue up to 150,000,000 common shares of beneficial interest and 50,000,000 preferred shares of beneficial interest, par value $0.001 per share. As of                 , 2003,                               common shares were issued and outstanding, no preferred shares were issued and outstanding, and                               common shares were reserved for issuance upon redemption of units of partnership interest in our operating partnership. As of                 , 2003, there were approximately                               record holders of our common shares. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

      Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our debts, claims, demands, judgments or obligations solely by reason of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

      Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

      Under the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge unless such action is approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (b) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding shares entitled to vote on such matters); and (c) the amendment or repeal of certain designated sections of the declaration of trust (which requires the affirmative vote of two-thirds of our outstanding shares entitled to vote on such matters). Our declaration of trust permits the trustees to amend the declaration of trust from time to time by a vote of two-thirds of the trustees to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

      All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. Our ability to pay dividends is not restricted by the terms of any of our credit facilities. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares that may be created and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

      Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares

      Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion and other rights, including but not limited to voting powers, restrictions, limitations as to dividends or other distributions, and qualifications or terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their interest. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares or Preferred Shares

      We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their interest.

Restrictions on Ownership and Transfer

      In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

      Because our board of trustees believes that it is at present essential for us to qualify as a REIT, the declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own or be treated as owning under applicable attribution rules. Our declaration of trust generally provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than (i) 8.75% (by number or value) of our outstanding common shares or (ii) 8.75% by value of our outstanding shares of beneficial interest of all classes. However, Louis T. Donatelli and Douglas J. Donatelli, and certain persons related to either of them under the applicable ownership attribution rules, are generally permitted to own, in the aggregate, either directly or under applicable ownership attribution rules, up to 14.9% of (i) the number or value of our outstanding common shares and (ii) the value of our outstanding shares of beneficial interest of all classes.

      Our board of trustees, generally in its sole discretion, may exempt a proposed transferee from the ownership limit. However, the board of trustees may not grant such an exemption to any person if such exemption could cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or could result in a portion of our gross income in excess of a specified threshold being treated as nonqualifying income for REIT gross income test purposes. Our board of trustees may, in connection with a proposed exemption from the ownership limit, require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, regarding the effect of the proposed exemption on our status as a REIT. In addition, our board of trustees may subject an exemption from the ownership limit to such conditions as it determines are appropriate.

      Our declaration of trust prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest if such ownership would result in us being “closely held” under Section 856(h) of the Internal Revenue Code and (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest where such ownership will or may violate any of the foregoing restrictions on transferability and ownership, or any person to whom our shares of beneficial interest are transferred in a transaction that resulted in share ownership in violation of the foregoing ownership limitations is required to give notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the foregoing transfer or ownership limitations, then such transfer shall be void and the intended transferee shall acquire no rights in such shares; provided that this shall not preclude the settlement of transactions entered into through the facilities of the                          . If, as a result of a transfer of shares of beneficial interest or another event, there would be beneficial or constructive ownership of our shares of beneficial interest in excess or in violation of the transfer or ownership limitations described above, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The automatic transfer shall be deemed to be effective as of the close of business on the business day, as it is defined in the declaration of trust, prior to the date of the violative transfer or other event resulting in such excess ownership or violation. Shares of beneficial interest held in the trust shall be issued and outstanding shares of beneficial interest. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such trust shall not benefit economically from ownership of any shares of beneficial interest held in such trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in such trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the trust, which rights shall be exercised for the exclusive benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the trust shall be paid by the recipient of such dividend or distribution to the trustee of the trust, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee of the trust. Any dividend or distribution so paid to the trustee of the trust shall be held in trust for the charitable beneficiary. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such trust shall have no voting rights with respect to shares of beneficial interest held in the trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion, (i) to rescind as void any vote cast with respect to such shares prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee shall not have the authority to rescind and recast such vote.

      Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee shall sell the shares of beneficial interest held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the trust and to the charitable beneficiary as follows: The person who would otherwise have held the shares of beneficial interest transferred to the trust shall receive the lesser of (i) the price per share received by the trustee from the sale or other disposition of the shares held in the trust or (ii) the price paid by the person who would otherwise have held the shares of beneficial interest transferred to the trust in the transaction giving rise to the transfer of such shares of beneficial interest to the trust, or, if such person did not give value for the shares of beneficial interest in such transaction, the market price (as defined in the declaration of trust) of such shares on the day of the event causing the shares to be held in the trust. Any net sale proceeds in excess of the amount payable to the person who would otherwise have held the shares of beneficial interest transferred to the trust shall be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the trust, such shares are sold by a person who would otherwise have held the shares of beneficial interest transferred to the trust, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the person who would otherwise have held the shares of beneficial interest transferred to the trust received an amount for such shares that exceeds the amount that such person was entitled to receive pursuant to the second preceding sentence, such excess shall be paid to the trustee upon demand.

      In addition, shares of beneficial interest held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a transaction or other event not involving a market price per share, the market price at the time of such transaction or other event) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transaction or other event that resulted in shares being held in the trust and (ii) the date our board of trustees determines in good faith that a transaction or other event resulting in shares being held in the trust has occurred if we do not receive a notice of such transaction or other event in accordance with the requirements of the declaration of trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the trust.

      All certificates representing our shares of beneficial interest will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after January 1 of each year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with our ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a

REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

      The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co.

CERTAIN PROVISIONS OF MARYLAND LAW

AND OF OUR DECLARATION OF TRUST AND BYLAWS

      The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Number of Trustees; Vacancies

      Our declaration of trust provides that the number of our trustees shall be initially seven. In accordance with our declaration of trust and bylaws, the number of trustees may only be increased or decreased by a vote of a majority of the members of our board of trustees; provided that the number shall never be less than one or greater than 15. Our bylaws provide that any vacancy (other than a vacancy created by an increase in the number of trustees) may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any vacancy created by an increase in the number of trustees shall be filled by a majority of the entire board of trustees at any regular meeting or at any special meeting called for that purpose.

      Our bylaws provide that at least half of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by                               , and will be nominated by our nominating and corporate governance committee.

Removal of Trustees

      Our declaration of trust and bylaws provide that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

      Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

      A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

      After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

      These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are approved by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

      The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

      Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

      If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

      Article II, Section 17 of our bylaws contains a provision exempting the application of the control share acquisition statute to any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Merger, Amendment of Declaration of Trust

      Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the declaration of trust, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, by a two-thirds vote, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

      Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

      Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, employees, agents, trustees or officers or any individual who, while a shareholder, employee, agent, trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former shareholder, trustee or officer who is made a party to a proceeding by reason of his or her service to us.

      Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

      However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Operations

      We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

      Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

      Under our bylaws, annual meetings of shareholders are to be held in May (or such later month) of each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer, or by our Secretary upon the written request of the shareholders entitled to cast not less than 50% of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of such meeting (but not to vote thereat) has waived in writing any right to dissent from such action.

Advance Notice of Trustee Nominations and New Business

      Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

      With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

      The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

      The business combination, fiduciary duty and control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded); the provisions of our declaration of trust on the removal of trustees and the restrictions on the transfer and ownership of shares of beneficial interest; and the provisions relating to the filling of vacancies and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or otherwise be in their best interest. The “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

PARTNERSHIP AGREEMENT

      The following is a summary of the material terms of the amended and restated agreement of limited partnership of our operating partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Formation; Management

      Our operating partnership was organized as a Delaware limited partnership on August 25, 1997. The initial partnership agreement was entered into on that date and was amended and restated on                                , 2003. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to cause the partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership’s line of business and distribution policies. However, except as provided in the next sentence, any amendment to the partnership agreement that would affect the conversion rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners. The partnership agreement provides that we, as general partner, shall place such restrictions as we reasonably deem appropriate on conversions and transfers of partnership units to ensure that the operating partnership does not constitute a “publicly traded partnership” taxable as a corporation for federal income tax purposes, and that we, as general partner, shall, if we determine that it is in the best interests of the operating partnership that the operating partnership not be treated as a “publicly traded partnership,” place such restrictions as we reasonably deem appropriate on conversions and transfers of partnership units to ensure that the operating partnership does not constitute a “publicly traded partnership” for federal income tax purposes.

Transferability of Interests

      In general, we may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership without the consent of the holders of a majority of the units of our operating partnership, excluding those held by us, unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction, or unless our successor contributes substantially all of its assets to the partnership in return for a general partnership interest or limited partnership interest in the partnership. With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion. We may not consent to any transfer that would cause the partnership to be treated as a publicly traded partnership taxable as a corporation for federal income tax purposes.

Capital Contribution

      The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow these funds from a financial institution or other lender and lend these funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the partnership’s and our best interests. If we contribute additional capital to the partnership, we will receive additional partnership interests and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property that has not been reflected in the capital accounts previously would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of this property for fair market value on the date of the revaluation. Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise, which would have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.

Redemption Rights

      Pursuant to Section 8.04 of the partnership agreement, all of the current holders of the units of our operating partnership, other than us, have redemption rights, which enable them to cause us to redeem their units into common shares on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events, or, at our option, to redeem their units for a cash amount equal to the value of the common shares for which the units would otherwise be converted. These holders own, in the aggregate,                               units or approximately           % of the issued units of our operating partnership, while we own the remainder. Under Section 8.04 of our partnership agreement, holders of units of our operating partnership issued after the date of this prospectus will be prohibited from redeeming their units for 12 months after they are issued, unless this waiting period is waived or shortened by our board of trustees. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the ownership limitations set forth in our declaration of trust;

•	result in our shares of beneficial interest being owned by fewer than 100 persons, as determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•	be likely to cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares or units of our operating partnership for purposes of complying with the Securities Act.

In all cases, however,

•	each limited partner may not exercise the redemption right for fewer than 1,000 units of our operating partnership or, if such limited partner holds fewer than 1,000 units, all of the units held by such limited partner;

•	each limited partner may not exercise the redemption right with respect to more than the number of units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the applicable ownership limitation; and

•	each limited partner may not exercise the redemption right more than two times annually.

      As of                     , 2003, the aggregate number of common shares issuable upon exercise of the redemption rights was approximately                               . The number of common shares issuable upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions. The partnership agreement provides that we, as general partner, shall place such restrictions as we reasonably deem appropriate on conversions and transfers of partnership units to ensure that the operating partnership does not constitute a “publicly traded partnership” taxable as a corporation for federal income tax purposes, and that we, as general partner, shall, if we determine that it is in the best interests of the operating partnership that the operating partnership not be treated as a “publicly traded partnership,” place such restrictions as we reasonably deem appropriate on conversions and transfers of partnership units to ensure that the operating partnership does not constitute a “publicly traded partnership” for federal income tax purposes.

      The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code, other than any federal income tax liability associated with our retained capital gains, and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

      In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the partnership.

Distributions

      The partnership agreement provides that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and the limited partners in accordance with the respective percentage interests of the partners in the partnership.

      Upon liquidation of the partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to the partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

      Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to the partners in accordance with their respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Internal Revenue Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder. Unless a different method is selected by us, as general partner, the partnership will use the “traditional method” under Internal Revenue Code Section 704(c) for allocating items with respect to which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution.

Term

      The partnership will have perpetual existence, unless dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all units of our operating partnership, other than those held by us, if any; or

•	an election by us in our capacity as the owner of the sole general partner of our operating partnership.

Tax Matters

      Pursuant to the partnership agreement, the general partner is the tax matters partner of the partnership. Accordingly, as general partner of our operating partnership, we have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

FEDERAL INCOME TAX CONSIDERATIONS

      This section summarizes the current material federal income tax consequences to our company and to our shareholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Morgan, Lewis & Bockius LLP has acted as our counsel, has reviewed this summary, and is of the opinion, based in part on representations received from us, that the discussion contained herein summarizes the federal income tax consequences that are material to a holder of our common shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-U.S. Shareholders”) and other persons subject to special tax rules.

      The statements in this section and the opinion of Morgan Lewis, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

      This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal state, local, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our common shares, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

      We currently intend to make an election to be taxed as a pass-through entity under subchapter S of the Internal Revenue Code, but intend to revoke our S election on the day prior to the closing of this offering. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, effective for our short taxable year beginning on the date of the revocation of the S election and ending December 31, 2003. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner to enable us to qualify for taxation as a REIT under the Internal Revenue Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

      The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

      In connection with this offering, Morgan Lewis is opining that, for federal income tax purposes, provided that we properly elect to be taxed as a REIT under the Internal Revenue Code commencing with our short taxable year beginning on the date of the revocation of the S election and ending December 31, 2003, and our current and proposed method of operations as described in this prospectus and as represented to Morgan Lewis by us will enable us to satisfy the requirements for such qualification and taxation as a REIT under the Internal Revenue Code for our short taxable year ending December 31, 2003 and for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Internal Revenue Code as discussed below, and Morgan Lewis has not reviewed in the past, and may not review in the future, our compliance with these tests. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Morgan Lewis will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See “Requirements for Qualification — Failure to Qualify.”

      As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We are subject to tax, at the highest corporate rate, on:

—	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

—	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

—	the greater of (1) the amount by which we fail the 75% test, or (2) the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by

—	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

      To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.

      Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

(4)	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

(6)	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7)	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Our declaration of trust provides for restrictions regarding the ownership and transfer of the common shares so that we should continue to satisfy these requirements. The provisions of the declaration of trust restricting the ownership and transfer of the common shares are described in “Description of Shares — Restrictions on Ownership and Transfer.”

      For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

      We will not qualify as a REIT for any year if at the close of such year we have undistributed “earnings and profits” accumulated in any non-REIT year for which we or our predecessor, First Potomac Realty Investment Trust, Inc., as the case may be, did not qualify as an S corporation for federal income tax purposes. Although we believe that we and our predecessor corporation have qualified or will qualify as an S corporation for federal income tax purposes for all tax years prior to the offering, if it is determined that we or our predecessor corporation did not so qualify, we may inadvertently fail to qualify as a REIT. Any such failure to qualify may also prevent us from qualifying as a REIT for any of the following four taxable years.

      A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified

REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

      An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries”. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.”

      Our operating partnership will hold a portion of its interest in the Plaza 500, Van Buren Office Park, 6600 Business Parkway, and 13129 Airpark Road properties through entities with respect to which we will make taxable REIT subsidiary elections and that, therefore, will be subject to federal and state income taxes on their net income at the standard corporate rates. In addition, certain of our management activities may be conducted through taxable REIT subsidiaries which will be subject to federal and state income taxes on their net income at the standard corporate rates.

      Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

      Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

      First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

      More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Morgan Lewis that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.

      Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our declaration of trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee. We should, therefore, never own, actually or constructively, 10% or more of any lessee other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a taxable REIT subsidiary at some future date.

      As described above, we may in the future own up to 100% of the stock of one or more taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

      Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

      Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our lessees, other than services provided through independent contractors or taxable REIT subsidiaries. We have represented to Morgan Lewis that we will not perform noncustomary services which would jeopardize our REIT status.

      If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

      Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

      Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales.

      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

      A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

      We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

      Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

      First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five year term.

      Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

      Third, of our investments included in the 75% asset class we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

      Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

      Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interests we or any taxable REIT subsidiary of ours owns, in that corporation or of a partnership if we own at least a 20% profits interest in the partnership).

      We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non- qualifying assets.

      If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

      Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

•	the sum of

—	90% of our “REIT taxable income,” computed without regard to the dividends — paid deduction or our net capital gain or loss, and

—	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year, pay the distribution on or before the first regular dividend payment date after such declaration and elect on our tax return the dollar amount of such dividend treated as paid in the prior year.

      We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods.

      We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

      Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of the outstanding common shares. We intend to comply with these requirements.

      Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as dividend income to the extent of our current and accumulated earnings and profits. Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Taxation of Taxable U.S. Shareholders

      As long as we qualify as a REIT, a taxable “U.S. shareholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. The term “U.S. shareholder” means a holder of the common shares that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

      Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

      A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

      Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

      Taxation of U.S. Shareholders on the Disposition of Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

      Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0%. The maximum tax rate on long-term capital gain applicable to individual taxpayers through 2008 is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate.

      The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

      Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see “Taxation of Non-U.S. Shareholders.”

      New Tax Legislation. On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the maximum individual tax rate for long-term capital gain generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

(1)	your long-term capital gains, if any, recognized on the disposition of the common shares;

(2)	our distributions designated as long-term capital gain dividends (except to the extent attributable to “section 1250 property,” in which case such distributions would continue to be subject to a 25% tax rate);

(3)	our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

(4)	our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Taxation of Tax-Exempt Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of beneficial interest (by value) must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

—	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

—	one or more pension trusts each individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

      A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of “U.S. real property interests” (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service, or IRS, Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

      A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder’s common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

      For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of “U.S. real property interests” under the “FIRPTA” provisions of the Internal Revenue Code. The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S.

real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

      A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding common shares. We cannot assure you that this test will be met. In addition, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares if the shares are “regularly traded” on an established securities market. Because we expect that the common shares will be regularly traded on an established securities market after this offering, we expect that a non-U.S. shareholder generally will not incur tax under FIRPTA on gain from a sale of common shares unless it owns or has owned more than 5% of the common shares at any time during the five year period to such sale. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

      A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Other Tax Consequences

      Tax Aspects of Our Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

      Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership, other than the operating partnership, should qualify for the private placement exclusion.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference.

      Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

      Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

      Under recently enacted legislation, a first-year bonus depreciation of 50% may be available for certain tenant improvements.

      Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

      Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for Qualification — Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

      Taxable REIT Subsidiaries. As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

      We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns securities of a corporation with more than 35% of the value or voting power of all outstanding securities of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

      Our operating partnership will hold a portion of its interest in the Plaza 500, Van Buren Office Park, 6600 Business Parkway, and 13129 Airpark Road properties through entities with respect to which we will make taxable REIT subsidiary elections and that, therefore, will be subject to federal and state income taxes on their net income at the standard corporate rates. In addition, certain of our management activities may be conducted through taxable REIT subsidiaries which will be subject to federal and state income taxes on their net income at the standard corporate rates.

      State and Local Taxes. We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common shares.

UNDERWRITING

      Subject to the terms and conditions of an underwriting agreement dated                     , 2003, the underwriters named below have severally agreed to purchase from us the number of common shares indicated in the following table. Ferris, Baker Watts, Incorporated, is the representative of the underwriters.

Underwriters	Number of Shares

Ferris, Baker Watts, Incorporated

Total

      The underwriters propose to offer our common shares directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $          per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $          per share to other brokers and dealers.

      The underwriting agreement provides that the underwriters’ obligations to purchase our common shares are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the common shares that they have agreed to purchase under the underwriting agreement, other than those covered by the over-allotment option, if they purchase any common shares.

      The representative of the underwriters has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

      The following table summarizes the underwriting discount to be paid to the underwriters by us.

		Total, without	Total, with
	Per Share	Over-allotment	Over-allotment

Underwriting discount to be paid to the underwriters by us

      We will pay all expenses of the offering that we incur. We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $                    . This estimate includes a fee of 0.5% of the gross offering proceeds, which we have agreed to pay Ferris, Baker Watts, Incorporated for advisory services in connection with this offering.

Over-allotment Option

      We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to                               additional common shares at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, as long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional common shares approximately proportionate to that underwriter’s initial commitment as indicated in the above table. We will be obligated, pursuant to the option, to sell these additional common shares to the underwriters to the extent the option is exercised.

Indemnification

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Lockup Agreement

      We have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition of any of our common shares or other securities convertible into or exchangeable or exercisable for our common shares for a period of 180 days after the date of this prospectus, other than common shares issuable by us upon exercise of options or warrants or redemption of units of our operating partnership, without the prior written consent of Ferris, Baker Watts, Incorporated. Each of our executive officers and trustees and certain of our shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of or enter into any transaction that is designed to, or could reasonably be expected to result in the disposition of our common shares for a period of 180 days after the date of this prospectus, other than as a bona fide gift, without the prior written consent of Ferris, Baker Watts, Incorporated. This consent may be given at any time without public notice. With the exception of the underwriters’ over-allotment option, there are no present agreements between the underwriters and us or any of our executive officers, trustees or shareholders releasing us or them from these lock-up agreements prior to the expiration of the 180-day period.

Stabilization, Short Positions and Penalty Bids

      The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common shares:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase pursuant to the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of our common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the                               or otherwise and, if commenced, may be discontinued at any time.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Pricing of the Offering

      Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price for our common shares has been determined by negotiations between us and the representatives of the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions;

•	our capital structure;

•	the present stage of our development;

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

LEGAL MATTERS

      Certain legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP, Washington, D.C. and for the underwriters by Hunton & Williams LLP. Saul Ewing LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered hereby.

EXPERTS

      The balance sheet of First Potomac Realty Trust as of July 15, 2003 and the combined financial statements and schedule of real estate and accumulated depreciation of First Potomac Predecessor as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, and the statements of revenues and certain expenses for the year ended December 31, 2001 of Greenbrier Technology Center II, Norfolk Business Center, Rumsey Center and Snowden Center have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The audit report covering the financial statements of First Potomac Predecessor refers to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

      As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page

First Potomac Realty Trust:
Unaudited Pro Forma Consolidated Information:
Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2003	F-2
Notes to Pro Forma Condensed Consolidated Balance Sheet	F-3
Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2003	F-5
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2002	F-6
Notes to Pro Forma Condensed Consolidated Statements of Operations	F-7
First Potomac Realty Trust:
Independent Auditors’ Report	F-9
Balance Sheet as of July 15, 2003 and related note	F-10
First Potomac Predecessor:
Independent Auditors’ Report	F-11
Combined Balance Sheets as of March 31, 2003 (unaudited) and December 31, 2002 and 2001	F-12
Combined Statements of Operations for the three month periods ended March 31, 2003 and 2002 (unaudited) and for the years ended December 31, 2002, 2001 and 2000	F-13
Combined Statements of Shareholders’ Equity and Partners’ Capital for three months ended March 31 2003 (unaudited) and the years ended December 31, 2002, 2001, and 2000	F-14
Combined Statements of Cash Flows for the three month periods ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001, and 2000	F-15
Notes to Combined Financial Statements	F-16
Schedule III — Real Estate and Accumulated Depreciation	F-23
Greenbrier Technology Center II:
Independent Auditors’ Report	F-25
Statement of Revenue and Certain Expenses for the year ended December 31, 2001	F-26
Notes to Statement of Revenues and Certain Expenses	F-27
Norfolk Business Center:
Independent Auditors’ Report	F-28
Statement of Revenue and Certain Expenses for the year ended December 31, 2001	F-29
Notes to Statement of Revenues and Certain Expenses	F-30
Rumsey Center:
Independent Auditors’ Report	F-31
Statement of Revenue and Certain Expenses for the year ended December 31, 2001	F-32
Notes to Statement of Revenues and Certain Expenses	F-33
Snowden Center:
Independent Auditors’ Report	F-34
Statement of Revenue and Certain Expenses for the year ended December 31, 2001	F-35
Notes to Statement of Revenues and Certain Expenses	F-36

FIRST POTOMAC REALTY TRUST

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2003

(Unaudited)

				Greenbrier and	Crossways and	Minority	Pro Forma
	First Potomac		Debt	Columbia	Newington	Interest	First Potomac
	Predecessor	Offering	Paydown	Acquisition	Acquisition	Adjustment	Realty Trust
	Historical	(A)	(B)	(C)	(D)	(E)	3/31/03

Assets:
Land	20,913,938	—	—	9,984,305	—	—	30,898,243
Building and Improvements	99,802,524	—	—	32,198,869	392,730	—	132,394,123

	120,716,462	—	—	42,183,174	392,730	—	163,292,366
Less: Accumulated Depreciation	(13,029,043)	—	—	(750,258)	—	—	(13,779,301)

Net Rental Property	107,687,419	—	—	41,432,916	392,730	—	149,513,065
Cash and Escrows	3,890,820	73,425,000	(63,061,376)	(1,822,780)	—	—	12,431,664
Tenant Security Deposits	553,110	—	—	479,112	—	—	1,032,222
Accounts Receivable	409,963	—	—	65,828	—	—	475,791
Allowance for Doubtful Accounts	—	—	—	—	—	—	—

Net Accounts Receivable	409,963	—	—	65,828	—	—	475,791
Tenant Improvements	1,255,179	—	—	—	—	—	1,255,179
A/ D TI	(532,088)	—	—	—	—	—	(532,088)

	723,091	—	—	—	—	—	723,091
Tenant Leasing Costs — commissions	—	—	—	—	—	—	—
A/ D Tenant Leasing Costs — commissions	—	—	—	—	—	—	—

Unbilled Rent Receivable	1,722,142	—	—	109,330	—	—	1,831,472
Deferred Costs	4,649,465	—	(400,000)	1,032,909	—	—	5,282,374
Accumulated Amortization — Deferred Costs	(1,175,391)	—	128,172	(111,826)	—	—	(1,159,045)

	3,474,074	—	(271,828)	921,083	—	—	4,123,329
Investment in real estate entities	8,496,058	—	—	(8,496,058)	—	—	—
Prepaid Expenses and Other Assets	155,067	—	—	1,043,920	—	—	1,198,987

Total Assets	127,111,744	73,425,000	(63,333,204)	33,733,351	392,730	—	171,329,621

Liabilities and Equity:
Mortgages and notes payable	121,770,117		(56,717,390)	32,500,000			97,552,727
Accrued Interest Payable	2,603,628	—	(2,343,986)	—	—	—	259,642
A/P and Accrued Expenses	1,285,195	—	—	463,609	—	—	1,748,804
Security Deposits and Rent in Advance	578,829	—	—	480,785	—	—	1,059,614

Total Liabilities	126,237,769	—	(59,061,376)	33,444,394	—	—	100,620,787

Minority Interest	333,256	—	—	(333,256)		14,141,767
Equity	540,719	73,425,000	(4,271,828)	622,213	392,730	(14,141,767)	56,567,067
Total Liabilities, MI, and Capital	127,111,744	73,425,000	(63,333,204)	33,733,351	392,730	—	171,329,621

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

      The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2003 is based on the Combined Historical Balance Sheet of First Potomac (Predecessor), the Company, adjusted for completed acquisitions and to reflect the Company’s proposed initial public offering of common stock and related transactions.

      The Pro Forma Condensed Consolidated Balance Sheet assumes all of the following occurred on March 31, 2003:

•	Initial public of shares of common stock at $ per share, with net proceeds of $73,425,000;

•	Exchanges of all of the capital interests in and no less than 90% of the profits interests in FPM Management, L.L.C. for 233,333 units in the Operating Partnership;

•	Exchanges of ownership interests in entities that own interests in Newington Terminal Associates LLC and Crossways Associates LLC for units in the Operating Partnership;

•	Repayment of approximately $56.7 million of debt, $2.3 million of accrued interest and fees, and prepayment fees of $4.3 million; and

•	Acquisition of R&S Greenbrier’s ownership interest in Greenbrier Holding Associates LLC and Columbia Holding Associates LLC for $3.2 million and various exchanges of ownership interests in related entities for units in the Operating Partnership.

      In the opinion of the Company’s management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the common stock offering and other transactions described above occurred on March 31, 2003, nor does it purport to represent the future financial position of the Company.

      Notes and Management Assumptions:

(A)	Represents proceeds from the initial public offering of shares of common stock at $ per share, net of estimated transaction costs of $ .

(B)	Reflects the reduction in outstanding debt related to the repayment of approximately $56.7 million of debt as follows:

Lines of credit	$1,092,849
Mezzanine loans	33,037,103
Mortgage debt	22,000,000
Note payable	587,438

Total	$56,717,390

Reflects the payment of $2.3 million of accrued interest and fees on mezzanine loans.

Prepayment fees of $4.3 million will be expensed when incurred. This expense is reflected as a reduction of stockholders’ equity.

(C)	Reflects the acquisition of R&S Greenbrier Investment Inc.’s controlling ownership interest in Greenbrier Holdings Associates Inc. (Greenbrier) and Columbia Holding Associates Inc. (Columbia) for $3.2 million and the subsequent consolidation of those entities currently accounted for using the equity method. Included in this adjustment is an increase in rental property to its fair value due to the acquisition of R&S Greenbrier Investment Inc.’s interest and the exchange of outside partnership interests for units of the Operating Partnership.

(D)	Reflects the adjustment of rental property held by Newington Terminal Associates, LLC and Crossways Associates, LLC to fair value due to the exchange of outside partnership interests for units of the Operating Partnership.

(E)	Represents the reclassification of equity to reflect the minority interest of unitholders in the Operating Partnership. After completion of the initial public offering and the exchange transactions, First Potomac Realty Trust will own 80% of the units in the Operating Partnership and the minority interests will own 20%. The acquisition of all of the capital interests in and no less than 90% of the profits interests in FPM Management, L.L.C. from First Potomac Management, Inc. for units in the Operating Partnership is accounted for at historical cost.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended

March 31, 2003
(Unaudited)

			Greenbrier and
		Debt	Columbia		Pro Forma
	FPRT	Paydown	Acquisition	Other	with Minority
	Historical	(A)	(B)	(D)	Interest

Revenues:
Rental revenues	$3,688,283	$—	$1,271,814	$—	$4,960,097
Tenant reimbursements	625,657	—	233,415	—	859,072
Interest income	99,617	—	28,609	—	128,226

Total revenues	4,413,557	—	1,533,838	—	5,947,395
Expenses:
Property operating	648,261	—	269,486	—	917,747
Real estate taxes and insurance	399,883	—	135,394	—	535,277
General and administrative	535,594	—	61,658	149,063	746,315
Depreciation and amortization	1,064,243	—	638,745	2,455	1,705,443
Interest	2,749,027	(963,910)	(107,766)	—	1,677,351
Other	7,148	—	—	—	7,148

Total expenses	5,404,156	(963,910)	997,517	151,518	5,579,317
Equity in net income (loss) of uncombined real estate entities	(54)	—	54	—	—

Income (loss) before loss on write-off of assets and minority interest (deficit)	(990,653)	963,910	536,375	(151,518)	358,114

Minority interest	82,758	—	(82,758)	(71,623)	(71,623)

Net income (loss)	$(907,895)	$963,910	$453,617	$(223,141)	$286,491

Pro Forma Basic Earnings per Share	$—	$—	$—	$—	$—
Weighted average common shares outstanding

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

December 31, 2002

(Unaudited)

			Greenbrier and	Crossways &
		Debt	Columbia	Newington		Pro Forma
	FPRT	Paydown	Acquisition	Consolidation	Other	with Minority
	Historical	(A)	(B)	(C)	(D)	Interest

Revenues:
Rental revenue	$9,862,119	$—	$4,771,295	$3,603,316	$—	$18,236,730
Tenant reimbursements	1,668,721	—	693,351	686,627	—	3,048,699
Interest income	624,951	—	—	4,428	—	629,379

Total revenues	12,155,791	—	5,464,646	4,294,371	—	21,914,808
Expenses:
Property operating	1,541,627	—	496,211	667,355	—	2,705,193
Real estate taxes and insurance	1,098,457	—	482,065	433,151	—	2,013,673
General and administrative	2,077,077	—	98,968	40,737	596,250	2,813,032
Depreciation and amortization	2,514,351	—	2,471,283	1,394,604	—	6,380,238
Interest	8,431,981	(3,846,553)	218,686	1,073,226	—	5,877,340
Other	237,344	—	148,967	53,009	—	439,320

Total expenses	15,900,837	(3,846,553)	3,916,180	3,662,082	596,250	20,228,796
Equity in net income (loss) of uncombined real estate entities	(59,015)	—	83,738	(24,723)	—	—

Income (loss) before loss on write-off of assets and minority interest (deficit)	(3,804,061)	3,846,553	1,632,204	607,566	(596,250)	1,686,012

Loss on write-off of assets	(423,194)	—	(166,283)	—	—	(589,477)
Minority interest	(1,700,232)	—	—	1,700,232	219,307	219,307

Net income (loss)	$(5,927,487)	$3,846,553	$1,460,921	$2,307,798	$815,557	$877,228

Pro Forma Basic Earnings per Share	$—	$—	$—	$—	$—
Weighted average common shares outstanding

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

      The accompanying unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2003 and the year ended December 31, 2002 are based on the Combined Historical Statements of Operations of First Potomac Realty Trust (the Company) adjusted for completed acquisitions and to reflect the Company’s proposed initial public offering of common shares of beneficial interest and related transactions.

      The Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2003 and the year ended December 31, 2002 assumes that all the following occurred on January 1, 2002:

•	Initial public offering of common shares at $ per share, in which we received net proceeds of $73,425,000;

•	Exchanges of all of the capital interests and no less than 90% of the profits interests in FPM Management, L.L.C. for 233,333 units in the Operating Partnership;

•	Exchanges of ownership interests in entities that own Newington Terminal Associates LLC and Crossways Associates LLC for units in the Operating Partnership;

•	Repayment of approximately $56.7 million of debt, $2.3 million of accrued interest and fees, and prepayment fees of $4.5 million; and

•	Acquisition of R&S Greenbrier’s ownership interest in Greenbrier Holding Associates LLC and Columbia Holding Associates LLC for $3.2 million and various exchanges of ownership interests in related entities for units in the Operating Partnership.

      In the opinion of Company’s management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Condensed Consolidated Statement of Operations are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the common share offering and the other transaction described above occurred on January 1, 2002, nor do they purport to represent the Company’s results of operations for future periods.

      Notes and Management Assumptions:

(A)	Reflects the reduction in interest expense from the repayment of approximately $26.6 million of debt as follows:

	Three months ended	Year ended
	March 31, 2003	December 31, 2002

Lines of credit at variable interest rates	$(13,233)	$(43,846)
Mezzanine loans at a 15 percent interest rate	(941,250)	(3,765,000)
Note payable at a 6 percent interest rate	(9,427)	(37,707)

Total	$(963,910)	$(3,846,553)

(B)	Reflects the acquisition of R&S Greenbrier Investment Inc.’s controlling ownership interest in Greenbrier Holdings Associates Inc. (Greenbrier) and Columbia Holding Associates Inc. (Columbia) and the subsequent consolidation of those entities currently accounted for under the equity method. Due to the consolidation, the previously recorded equity method losses of $83,738 have been eliminated. The adjustments also reflect the consolidated operations as if the acquisition occurred on January 1, 2002 and the related adjustments to minority interest still held by others. Interest expense has been adjusted to reflect the repayment of $31.8 million of debt and these transactions as follows:

	Three months ended	Year ended
	March 31, 2003	December 31, 2002

Mezzanine loans at a 15 percent interest rate	$(55,796)	$(47,773)
Mortgage debt at percent interest rate	(152,941)	(131,305)
Mortgage debt on a consolidated basis for the entire period	100,971	397,764

Total	$(107,766)	$218,686

Included in these adjustments is an increase to depreciation expense related to a step-up of rental property associated with the exchange of operating partnership units for the third party ownership interests in Columbia and Greenbrier.

(C)	Represents the consolidation of results for Newington Terminal Associates LLC and Crossways Associates LLC for the period from January 1, 2002 through September 9, 2002, during which time the Company’s investment was accounted for by the equity method. The Company acquired the controlling interest in these entities on September 9, 2002 and increased its ownership to 94.7% as a result of recapitalization transactions on September 9, 2002 and January 1, 2003. Minority interest expense has been adjusted to reflect these changes in ownership.

(D)	Represents the recognition of stock compensation expense related to the granting of 54,000 restricted shares of beneficial interest as of the date of the initial public offering. These shares vest over a two year period, 50 percent on the first anniversary of the grant and 50 percent on the second anniversary of the grant. Additionally, the increase to minority interest expense represents the allocation of income to third party unit holders in the operating partnership. As of the date of the initial public offering, third parties will hold approximately 20% of the outstanding units of the operating partnership.

INDEPENDENT AUDITORS’ REPORT

The Trustees

First Potomac Realty Trust:

      We have audited the balance sheet of First Potomac Realty Trust (the Company) as of July 15, 2003. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of First Potomac Realty Trust as of July 15, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

July 16, 2003

FIRST POTOMAC REALTY TRUST

BALANCE SHEET

July 15, 2003

Assets
Cash	$1,000

Total assets	$1,000

Liabilities and Shareholders’ Equity
Liabilities	—
Shareholders’ equity
Preferred shares, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	—
Common shares, $0.001 par value, 150,000,000 shares authorized, no shares issued and outstanding	—
Additional paid-in capital	1,000
Retained Earnings	—

Total shareholders’ equity	1,000

Total liabilities and shareholders’ equity	$1,000

See accompanying note to balance sheet.

Note to Balance Sheet

1.	Formation

We were formed as a Maryland real estate investment trust in July 2003. In July 2003, we agreed to restructure our company into a Maryland REIT by merging, for nominal consideration, with our predecessor, First Potomac Realty Investment Trust, Inc., which was formed in December 1997 to act as the general partner of our operating partnership. This merger will be effective no later than, and is subject to no material conditions other than, completion of this offering. Upon completion of this merger, we will become the successor general partner to our operating partnership under its partnership agreement, which will also be amended and restated effective upon completion of this offering.

INDEPENDENT AUDITORS’ REPORT

The Partners and Shareholders

First Potomac Realty Investment Trust, Inc.
First Potomac Realty Investment Limited Partnership
First Potomac Management, Inc.:

      We have audited the accompanying combined balance sheets of First Potomac Realty Investment Trust, Inc., First Potomac Realty Investment Limited Partnership and First Potomac Management, Inc. (collectively, First Potomac Predecessor or the Company) as of December 31, 2002 and 2001, and the related combined statements of operations, shareholders’ equity and partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the combined financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation. These combined financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of First Potomac Realty Investment Trust, Inc., First Potomac Realty Investment Limited Partnership and First Potomac Management, Inc. as of December 31, 2002 and 2001, and the combined results of their operations and their combined cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 1, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002.

KPMG LLP

McLean, Virginia

June 20, 2003

FIRST POTOMAC PREDECESSOR

COMBINED BALANCE SHEETS

		December 31,

	March 31, 2003	2002	2001

	(unaudited)
ASSETS
Rental property, net	$108,410,510	$106,231,927	$65,789,419
Cash	565,333	670,277	270,565
Escrows and reserves	3,325,487	3,313,248	2,543,106
Accounts and other receivables	409,963	303,395	550,644
Unbilled rent receivable	1,722,142	1,475,520	880,972
Deferred costs, net of accumulated amortization of $786,979 in 2002 and $366,185 in 2001	3,474,074	3,394,940	1,744,858
Prepaid expenses and other assets	155,067	121,271	104,581
Tenant security deposits	553,110	552,123	392,602
Investments in real estate entities	8,496,058	10,727,765	(30,638)

Total assets	$127,111,744	$126,790,466	$72,246,109

LIABILITIES, SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL
Liabilities:
Accounts payable and accrued expenses	$1,285,195	$390,639	$654,368
Accrued interest	2,603,628	2,382,065	589,903
Prepaid rent and security deposits	578,829	790,557	500,058
Mortgage loans and other debt	121,770,117	123,937,710	64,140,016

Total liabilities	126,237,769	127,500,971	65,884,345
Minority interest	333,256	416,014	—
Shareholders’ equity
Common stock, $0.01 par value, 10,000 shares authorized; 2,000 shares issued and outstanding	20	20	20
Additional paid-in capital	1,980	1,980	1,980
Deficit	(4,090,480)	(3,925,549)	(2,813,324)

Total shareholders’ equity	(4,088,480)	(3,923,549)	(2,811,324)
General partners’ capital	19,385	26,814	83,203
Limited partners’ capital	4,609,814	2,770,216	9,089,885

Total liabilities, shareholders’ equity and partners’ capital	$127,111,744	$126,790,466	$72,246,109

See accompanying notes to combined financial statements.

FIRST POTOMAC PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

	Three months ended
	March 31,		Years ended December 31,

	2003	2002	2002	2001	2000

	(unaudited)
Revenues:
Rental revenues	$3,688,283	$1,868,321	$9,862,119	$8,184,640	$9,024,402
Tenant reimbursements	625,657	377,231	1,668,721	1,483,401	1,621,933
Interest income	99,617	6,405	624,951	325,079	39,793

Total revenues	4,413,557	2,251,957	12,155,791	9,993,120	10,686,128

Expenses:
Property operating	648,261	398,153	1,541,627	1,324,715	1,225,471
Real estate taxes and insurance	399,883	114,919	1,098,457	937,732	884,782
General and administrative	535,594	391,171	2,077,077	1,499,828	1,886,496
Depreciation and amortization	1,064,243	541,148	2,514,351	1,496,712	1,297,469
Interest	2,749,027	1,417,755	8,431,981	6,515,208	5,431,231
Other	7,148	98,188	237,344	852,229	131,748

	5,404,156	2,961,334	15,900,837	12,626,424	10,857,197

Equity in net income (loss) of uncombined real estate entities	(54)	(14,754)	(59,015)	86,047	(186,438)

Income (loss) before loss on write-off of assets and minority interest	(990,653)	(724,131)	(3,804,061)	(2,547,257)	(357,507)

Loss on write-off of assets	—	—	(423,194)	—	—
Minority interest	82,758	—	(1,700,232)	—	—

Net loss	$(907,895)	$(724,131)	$(5,927,487)	$(2,547,257)	$(357,507)

See accompanying notes to combined financial statements.

FIRST POTOMAC PREDECESSOR

COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

Three months ended March 31, 2003 (unaudited) and the years ended

December 31, 2002, 2001 and 2000

							Total
					Partners’ Capital		Shareholders’
		Additional		Total			Equity and
	Par	paid-in		Shareholders’	General	Limited	Partners’
	value	capital	Deficit	Equity	Partners	Partners	Capital

Balances at January 1, 2000	$20	$1,980	$(2,105,257)	$(2,103,257)	$120,530	$12,331,599	$10,348,872
Net loss	—	—	(274,812)	(274,812)	(828)	(81,867)	(357,507)
Dividends paid to shareholders	—	—	(392,211)	(392,211)	—	—	(392,211)
Contributions from partners	—	—	—	—	—	497,576	497,576
Distributions to partners	—	—	—	—	(9,436)	(981,176)	(990,612)

Balances at December 31, 2000	20	1,980	(2,772,280)	(2,770,280)	110,266	11,766,132	9,106,118
Net loss	—	—	156,053	156,053	(27,063)	(2,676,247)	(2,547,257)
Dividends paid to shareholders	—	—	(197,097)	(197,097)	—	—	(197,097)
Contributions from partners	—	—	—	—	—	—	—
Distributions to partners	—	—	—	—	—	—	—

Balances at December 31, 2001	20	1,980	(2,813,324)	(2,811,324)	83,203	9,089,885	6,361,764
Net loss	—	—	(485,629)	(485,629)	(54,389)	(5,387,469)	(5,927,487)
Dividends paid to shareholders	—	—	(626,596)	(626,596)	—	—	(626,596)
Redemption of partnership units	—	—	—	—	—	(1,034,168)	(1,034,168)
Issuance of partnership units	—	—	—	—	—	(192,552)	(192,552)
Contributions from partners	—	—	—	—	—	294,520	294,520
Distributions to partners	—	—	—	—	(2,000)	—	(2,000)

Balances at December 31, 2002	20	1,980	(3,925,549)	(3,923,549)	26,814	2,770,216	(1,126,519)
Net loss (unaudited)	—	—	(164,931)	(164,931)	(7,429)	(735,535)	(907,895)
Issuance of partnership units (unaudited)	—	—	—	—	—	2,575,133	2,575,133

Balances at March 31, 2003 (unaudited)	$20	$1,980	$(4,090,480)	$(4,088,480)	$19,385	$4,609,814	$540,719

See accompanying notes to combined financial statements.

FIRST POTOMAC PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,		Years ended December 31,

	2003	2002	2002	2001	2000

	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(907,895)	$(724,131)	$(5,927,487)	$(2,547,257)	$(357,507)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,109,231	541,148	3,178,399	1,778,724	1,647,357
Minority interest expense	(82,758)	—	1,700,232	—	—
Loss on disposal of assets	—	—	423,194	—	—
Equity in (earnings) losses of unconsolidated subsidiaries	54	—	59,015	(86,047)	186,438
Changes in assets and liabilities:
Escrows and reserves	(12,239)	289,830	(770,142)	(1,952,363)	(590,743)
Accounts and other receivables	(106,568)	(159,500)	379,232	(132,611)	(147,344)
Unbilled rent receivable	(246,622)	(699,486)	(175,834)	60,525	(206,091)
Prepaid expenses	(33,796)	13,658	825,885	300,578	(356,616)
Tenant security deposits	(987)	(34,684)	(7,336)	(2,296)	1,956
Advances to affiliates	—	—	—	21,744	(40,600)
Accounts payable	894,556	548,600	(635,375)	435,710	(174,944)
Accrued interest	221,563	(430,793)	1,392,162	278,771	(3,931)
Rent received in advance	(211,728)	97,986	46,697	16,798	(219,728)
Deferred lease costs	(456,753)	—	(448,580)	—	—

Total adjustments	1,073,953	166,759	5,967,549	719,533	95,754
Net cash provided by (used in) operating activities	166,058	(557,372)	40,062	(1,827,724)	(261,753)

Cash flows from investing activities:
Distributions from real estate entities	2,231,653	—	258,361	121,695	108,552
Contributions to real estate entities	—	—	(11,859,155)	—	—
Additions to rental property	(335,062)	(17,716)	(729,817)	(214,636)	(330,065)
Acquisition of additional interest in subsidiaries, net	—	—	(3,911,445)	—	—

Net cash provided by (used in) investing activities	1,896,591	(17,716)	(16,242,056)	(92,941)	(221,513)

Cash flows from financing activities:
Deferred financing costs	—	—	(1,422,766)	(1,424,381)	(144,442)
Proceeds from borrowings	—	1,865,872	60,329,206	19,850,000	2,109,225
Repayment of borrowings	(2,167,593)	(509,787)	(41,963,960)	(16,390,457)	(1,436,704)
Acquisition of partnership units	—	—	(981,734)	—	—
Proceeds from sale of partnership units	—	—	435,896	—	—
Contributions from minority partners	—	—	539,140	—	—
Contributions from partners	—	27,975	294,520	—	—
Distributions to partners	—	(2,000)	(2,000)	—	(990,612)
Dividends to shareholders	—	—	(626,596)	(197,097)	(392,211)

Net cash provided by (used in) financing activities	(2,167,593)	1,382,060	16,601,706	1,838,065	(854,744)

Net increase (decrease) in cash	(104,944)	806,972	399,712	(82,600)	(1,338,010)
Cash at beginning of period	670,277	270,565	270,565	353,165	1,691,175

Cash at end of period	$565,333	$1,077,537	$670,277	$270,565	$353,165

See accompanying notes to combined financial statements.

FIRST POTOMAC PREDECESSOR

COMBINED FINANCIAL STATEMENTS

March 31, 2003 (unaudited) and December 31, 2002, 2001, and 2000

(1) Summary of Significant Accounting Policies

(a)	Description of Business

      First Potomac Predecessor or “the Company” was formed to acquire, manage, lease, reposition, renovate and develop industrial and flex properties located in the southern Mid-Atlantic region, which the Company defines as the geographic area consisting of the states of Maryland and Virginia and including the metropolitan areas of Washington, D.C., Baltimore, Maryland, Norfolk, Virginia and Richmond, Virginia. The Company owns interests in a 13-property portfolio of single-tenant industrial, multi-tenant industrial and flex properties with an aggregate of approximately 2.3 million square feet located in or around Washington, D.C., Baltimore, Maryland and Norfolk, Virginia.

(b)	Principles of Combination

      The combined financial statements include the financial statements of First Potomac Realty Investment Trust, Inc., First Potomac Realty Investment Limited Partnership and subsidiaries, and First Potomac Management, Inc. as these entities are under the common control of a single group of shareholders/ partners. The combined entities are referred to as the Company in these financial statements. All intercompany balances and transactions have been eliminated in consolidation.

(c)	Revenue Recognition

      The Company recognizes revenue from rentals on a straight-line basis over the life of the respective leases. The unbilled rent receivable represents the difference between rental revenue recognized on a straight-line basis over the term of the respective lease agreements and the rental payments contractually due for leases that contain abatement or fixed periodic increases. The Company considers current information and events regarding the tenants’ ability to repay their obligations in determining if unbilled rent receivable is ultimately collectible. The uncollectible portion of unbilled receivables is charged to rental revenues in the period in which the determination is made.

      Revenue from property, construction and leasing management services is recognized as services are provided.

(d)	Restricted Cash

      Restricted cash includes reserves for debt service, real estate taxes, insurance, and tenant security deposits.

(e)	Deferred Costs

      Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using a method that approximates the interest method. Leasing costs related to the execution of tenant leases are deferred and amortized over the remaining life of the related leases.

(f)	Rental Property

      Rental property is stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 39 years, while furniture and fixtures is five to 15 years.

      If events or changes in circumstances indicate that the carrying value of a rental property may be impaired, the Company assesses impairment based on whether it is probable that estimated undiscounted

FIRST POTOMAC PREDECESSOR

COMBINED FINANCIAL STATEMENTS — (Continued)

future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the building.

      The Company will classify a building as held for sale in the period in which it has made the decision to dispose of the building, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner. If these criteria are met, the Company will record an impairment loss if the fair value reduced by selling costs is lower than the carrying amount of the building, and we will cease incurring depreciation. The Company will classify the loss, together with operating results, as discontinued operations on its statement of operations and classify the assets and related liabilities as held-for-sale on the balance sheet.

(g)	Investments in Real Estate Entities

      Investments in unconsolidated real estate entities not controlled by the Company are accounted for using the equity method.

(h)	Income Taxes

      The combined companies operate as a limited partnership or have elected to be taxed as subchapter S corporations for federal income tax purposes. As a result, the Company generally is not subject to federal income taxation at the corporate level as taxable income is the direct responsibility of the partners or shareholders. Accordingly, no provision has been made for state or federal income taxes in the accompanying combined financial statements.

(i)	Use of Estimates

      The preparation of the combined financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(j)	Application of New Accounting Standards

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic enterprises, such as the Company, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than the end of the first annual reporting period beginning after June 15, 2003. The application of this Interpretation is not expected to have a material effect on the Company’s financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

      In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback

FIRST POTOMAC PREDECESSOR

COMBINED FINANCIAL STATEMENTS — (Continued)

accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. During 2002, the Company refinanced certain mortgage notes. Deferred financing costs written-off of $116,408 in connection with the refinancing are included in loss from write off of assets.

      In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement established criteria to determine when a long-lived asset should be classified as held for sale, among other things. Those criteria specify that the asset must be available for immediate sale in its present condition, subject only to terms that are usual and customary for sales of such assets, and the sale of the asset must be probable, and its transfer expected to qualify for recognition as a completed sale, within one year. This statement is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement on January 1, 2002. SFAS No. 144 requires that for dispositions after the statement’s effective date, gains and losses from the dispositions of investment properties and the properties’ historical operating results will be treated as discontinued operations, and therefore, be classified separately from income from continuing operations. Prior period operating results of disposed assets previously included in continuing operations must be reclassified as discontinued operations for all periods presented, although net income is not affected.

      Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

(2)	Rental Property

      Rental property represents nine industrial and flex rental properties located in Maryland and Virginia. Rental property is comprised of the following:

		December 31,

	March 31, 2003	2002	2001

	(unaudited)
Land	$20,913,938	$20,913,938	$13,969,938
Buildings and improvements	100,460,536	97,921,533	57,884,259
Fixtures and equipment	65,079	65,079	57,006

	121,439,553	118,900,550	71,911,203
Less: accumulated depreciation	(13,029,043)	(12,668,623)	(6,121,784)

	$108,410,510	$106,231,927	$65,789,419

FIRST POTOMAC PREDECESSOR

COMBINED FINANCIAL STATEMENTS — (Continued)

(3)	Mortgage Loans and Other Debt

      The Company’s borrowings consisted of the following:

		December 31,

	March 31, 2003	2002	2001

	(unaudited)
Lines of credit, at variable interest rates	$1,092,849	$1,129,886	$398,394
Mortgage debt with interest rates ranging from 6.7% to 8.53% maturing at various dates through October 2012	87,052,727	87,313,423	43,941,622
Mezzanine loans with interest rates ranging from 10% to 15%, maturing in 2007	33,037,103	34,865,953	19,800,000
Note payable, with a rate of 6%, maturing in 2006	587,438	628,448	—

	$121,770,117	$123,937,710	$64,140,016

(a) Lines of Credit

      The Company has five lines of credit as of December 31, 2002 as follows:

Borrowing	Amount
Capacity	Outstanding	Interest Rate	Maturity

$200,000	$192,839	Prime +1%	1/17/2004
300,000	137,047	Prime +1%	11/17/2005
300,000	300,000	Prime +0.75%	Due on demand
300,000	300,000	Prime +0.75%	Due on demand
200,000	200,000	Prime +0.75%	Due on demand

(b) Mortgage Debt

      The Company’s mortgage debt is recourse solely to specific assets. The Company has nine properties that secure mortgage debt with a carrying value of $106,231,927 at December 31, 2002.

(c) Mezzanine loans

      At December 31, 2002 and 2001, the Company has additional financing in the form of mezzanine loans. Mezzanine loans are secured by the Company’s ownership interests in related subsidiary entities.

(d) Note payable

      In conjunction with a lawsuit settlement during 2002, the Company completed a partial redemption of a partnership interest held by a limited partner in Plaza 500 Limited Partnership. The total redemption amount was $981,734. The Company paid $300,000 at settlement and issued a note payable for the balance. The note bears interest at a fixed rate of 6% per annum and matures in October 2006.

FIRST POTOMAC PREDECESSOR

COMBINED FINANCIAL STATEMENTS — (Continued)

      Future minimum principal payments on the Company’s mortgage loans and other debt as of December 31, 2002 are as follows:

2003	$1,470,949
2004	1,341,554
2005	1,376,183
2006	1,321,569
2007	36,136,199
Thereafter	82,291,256

$123,937,710

(4)	Investment in Real Estate Entities

      The Company owns certain investments which are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to and is not guaranteed by the Company. Investments in real estate entities consist of the following as of December 31, 2002 and 2001:

	As of December 31, 2002

	Ownership	Company’s
	Interest	Investment	Affiliates Debt	Assets

Greenbrier Holding Associates, LLC	55%	$2,431,905	$10,500,000	2 industrial/flex properties
Columbia Holding Associates, LLC	48%	8,295,860	$22,000,000	2 industrial/flex properties

		$10,727,765	$32,500,000

	As of December 31, 2001

	Ownership	Company’s
	Interest	Investment	Affiliates Debt	Assets

Kristina Way Investments, LLC	25%	$(30,638)	$5,520,000	3 industrial/flex properties
Newington Terminal, LLC	25%	—	$2,384,000	1 industrial/flex property

		$(30,638)	7,904,000

      During 2002, the Company acquired the controlling interest in Kristina Way Investments, LLC and Newington Terminal, LLC. Accordingly, these investments were consolidated as of September 9, 2002. The fair value of assets acquired and liabilities assumed are as follows:

Fair value of assets acquired	$9,043,338
Liabilities assumed	(4,155,614)

Cash paid	$4,887,724

FIRST POTOMAC PREDECESSOR

COMBINED FINANCIAL STATEMENTS — (Continued)

      Summary financial information for these real estate entities is as follows as of and for the years ended December 31:

	2002	2001

Rental property, net	$40,044,531	$—
Investment in affiliates	—	8,935,464
Other assets	6,709,953	204,093
Long-term debt	32,500,000	7,904,000
Other liabilities	1,171,843	62,831

Revenue	1,098,488	—
Equity in earnings of affiliates	—	346,708
Operating and other expenses	628,637	3,338
Interest expense	231,925	790,400
Depreciation and amortization	404,034	26,715
Net loss	(166,108)	(473,745)

(5)	Commitments and Contingencies

      The Company’s commercial rental properties are subject to non-cancelable operating leases generating future minimum rental revenues as follows as of December 31, 2002:

		Percent of
	Future	square feet
	minimum	under leases
	rentals	expiring

2003	$13,732,171	5%
2004	12,220,252	21
2005	10,607,778	8
2006	9,058,923	9
2007	6,170,051	13
Thereafter	10,675,767	44

	$62,464,942	100%

      At December 31, 2002, the commercial rental properties were approximately 92% leased.

      One of the Company’s tenants is owned by the family of one of the Company’s trustees. The related lease has an annual rent of approximately $62,000.

(6)	Fair Value of Financial Instruments

      The carrying amounts of cash, accounts and other receivables and accounts payable approximate their fair values because of their short-term maturities. Fair value information relating to mortgage debt, mezzanine debt and note payable as of December 31, 2002 is as follows:

Mortgage debt	$90,074,274
Mezzanine debt	38,829,082
Lines of credit and note payable	1,558,334

FIRST POTOMAC PREDECESSOR

COMBINED FINANCIAL STATEMENTS — (Continued)

(7)	Quarterly Financial Information (unaudited)

	2002

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Fiscal Year

Revenues	2,251,957	2,161,643	2,274,445	5,467,746	12,155,791
Expenses	2,961,334	2,916,361	3,041,480	6,981,662	15,900,837
Net income (loss)	(724,132)	(769,473)	(1,659,959)	(2,773,924)	(5,927,487)

	2001

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Fiscal Year

Revenues	2,546,839	2,468,834	2,424,354	2,553,093	9,993,120
Expenses	2,532,164	2,653,772	3,835,960	3,604,528	12,626,424
Net income (loss)	31,680	(166,547)	(1,390,094)	(1,022,296)	(2,547,257)

(8)	Segment Information

      The Company operates in one segment, industrial and flex office properties. All of the Company’s properties are located in the southern Mid-Atlantic region of the United States of America. As of December 31, 2002 and 2001, the Company’s tenant base contained one significant tenant, the United States Federal Government, which leased 18% and 15% of the Company’s total rentable square feet, respectively.

(9)	Supplemental Disclosure of Cash Flow Information

      Supplemental disclosures of cash flow information for the years ended December 31 are as follows:

	2002	2001	2000

Cash paid for interest	$4,147,984	$5,954,426	$5,035,932
Non-cash investing and financing activities:
Issuance of notes payable related to redemption of units	628,448	—	—
Redemption of units to settle note receivable	52,434	—	—
Units issued for notes receivable	192,552	—	—
Deferral of financing costs due to lender	400,000	—	397,576
Issuance of units to satisfy contingent purchase price of rental property	—	—	100,000

(10)	Subsequent Events

      Effective January 1, 2003, members of Kristina Way Investments, LLC and Newington Terminal, LLC (Kristina Way and Newington, respectively) transferred their ownership interests in Kristina Way and Newington to the Company in exchange for 304,230 units of limited partnership interests of First Potomac Realty Investment Limited Partnership issued at a value of $14.07 per unit. Effective with this transfer, the Company owns a 94.79% interest in Kristina Way and Newington.

FIRST POTOMAC PREDECESSOR

COMBINED FINANCIAL STATEMENTS — (Continued)

Schedule III

FIRST POTOMAC PREDECESSOR

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

					Initial Costs

						Building,
				Encumbrances		Improvements,
		Date		at December 31,		Fixtures
Description	Location	Acquired	Type	2002	Land	and Equipment

13129 Airpark Road	Elkwood, VA	December 1997	Industrial	$2,316,747	$442,487	$3,114,690
Plaza 500	Alexandria, VA	December 1997	Industrial/Flex	25,673,223	6,264,922	35,577,563
6600 Business Parkway	Elkridge, MD	December 1997	Industrial	4,755,324	2,613,622	5,137,333
Van Buren Office Park	Herndon, VA	December 1997	Office/Flex	7,040,016	3,592,331	7,690,486
4200 Technology Court	Chantilly, VA	October 1998	Office/Flex	1,852,806	528,288	2,789,969
4212 Technology Court	Chantilly, VA	October 1999	Office/Flex	1,793,713	528,288	2,105,135
Crossways Commerce Center	Chesapeake, VA	December 1999	Industrial/Flex	26,908,050	4,744,000	23,766,930
Newington Business Park	Lorton, VA	December 1999	Industrial	16,973,544	2,200,000	10,844,747

				$87,313,423	$20,913,938	$91,026,853

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Gross Amount at End of Year

			Building,
			Improvements,		Lives on Which
	Net Improvements		Fixtures	Accumulated	Depreciation is
Description	Since Acquisition	Land	and Equipment	Depreciation	Computed

13129 Airpark Road	$290,716	$442,487	$3,405,406	$(428,339)	5-39
Plaza 500	769,263	6,264,922	36,346,826	(5,001,652)	5-39
6600 Business Parkway	147,187	2,613,622	5,284,520	(701,563)	5-39
Van Buren Office Park	409,971	3,592,331	8,100,457	(1,095,614)	5-39
4200 Technology Court	41,742	528,288	2,831,711	(283,266)	5-39
4212 Technology Court	47,029	528,288	2,152,164	(265,545)	5-39
Crossways Commerce Center	1,448,024	4,744,000	25,214,954	(3,342,016)	5-39
Newington Business Park	3,805,827	2,200,000	14,650,574	(1,550,628)	5-39

	$6,959,759	$20,913,938	$97,986,612	$(12,668,623)

      The tax basis of the assets above is $77,632,827 at December 31, 2002.

(a) Reconciliation of Real Estate:

      The following table reconciles the real estate investments for the three years ended December 31, 2002:

	2002	2001	2000

Balance at beginning of year	$71,911,203	$71,696,567	$71,228,947
Acquisitions	46,514,687	—	—
Capital expenditures	729,817	214,636	467,620
Dispositions	(255,157)	—	—

Balance at end of year	$118,900,550	$71,911,203	$71,696,567

(b) Reconciliation of Accumulated Depreciation

      The following table reconciles the accumulated depreciation on real estate investments for the three years ended December 31, 2002:

	2002	2001	2000

Balance at beginning of year	$6,121,784	$4,690,724	$3,619,751
Acquisitions	4,262,603	—	—
Depreciation expense	2,345,569	1,431,060	1,070,973
Dispositions	(61,333)	—	—

Balance at end of year	$12,668,623	$6,121,784	$4,690,724

INDEPENDENT AUDITORS’ REPORT

The Shareholders

First Potomac Realty Investment Trust, Inc.:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Greenbrier Technology Center II, for the year ended December 31, 2001. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Greenbrier Technology Center II. As described in note 2, the accompanying statement of revenues and certain expenses excludes certain historical expenses that would not be comparable with those expenses resulting from the proposed future operations of Greenbrier Technology Center II.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (described in note 2) of Greenbrier Technology Center II for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

June 20, 2003

GREENBRIER TECHNOLOGY CENTER II

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2001

Revenues:
Rental	$918,008
Other	49,926

967,934

Certain expenses:
Management fees (Note 4)	33,667
Janitorial	43,993
Utilities	126,738
Insurance	11,251
Security	2,097
Other	7,431
Real estate taxes	79,776
Repairs and maintenance	92,773

397,726

Revenues in excess of certain expenses	$570,208

See accompanying notes to statement of revenues and certain expenses.

GREENBRIER TECHNOLOGY CENTER II

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2001

(1) Background

      Effective October 11, 2002, Greenbrier Holding Associates, LLC (Greenbrier Holding) was formed as a Delaware limited liability company for the purpose of owning and holding commercial rental properties. First Potomac (Predecessor) is a non-controlling member of Greenbrier Holding.

      On October 17, 2002, Greenbrier Holding purchased an industrial/flex office property in Chesapeake, Virginia. The building (Greenbrier Technology Center II) has an aggregate of approximately 80,000 rentable square feet.

(2) Summary of Significant Accounting Policies and Other Matters

     (a) Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Greenbrier Technology Center II and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by Greenbrier Holding in the proposed future operations of Greenbrier Technology Center II.

     (b) Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

     (c) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3) Tenant Leases

      Greenbrier Technology Center II is leased to approximately seven tenants at December 31, 2001. The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2001, are as follows:

2002	$881,322
2003	797,602
2004	734,639
2005	296,105

Total	$2,709,668

(4) Management Fees

      Greenbrier Technology Center II has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses in 2001 were $33,667.

INDEPENDENT AUDITORS’ REPORT

The Shareholders

First Potomac Realty Investment Trust, Inc.:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Norfolk Business Center, for the year ended December 31, 2001. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Norfolk Business Center. As described in note 2, the accompanying statement of revenues and certain expenses excludes certain historical expenses that would not be comparable with those expenses resulting from the proposed future operations of Norfolk Business Center.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (described in note 2) of Norfolk Business Center for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

June 20, 2003

NORFOLK BUSINESS CENTER

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2001

Revenues:
Rental	$632,364
Other	218,021

850,385

Certain expenses:
Management fees (Note 4)	29,689
Utilities	40,996
Insurance	9,316
Real estate taxes	69,368
Repairs and maintenance	67,252

216,621

Revenues in excess of certain expenses	$633,764

See accompanying notes to statement of revenues and certain expenses.

NORFOLK BUSINESS CENTER

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2001

(1) Background

      Effective October 11, 2002, Greenbrier Holding Associates, LLC (Greenbrier Holding) was formed as a Delaware limited liability company for the purpose of owning and holding commercial rental properties. First Potomac (Predecessor) is a non-controlling member of Greenbrier Holding.

      On October 17, 2002, Greenbrier Holding purchased an industrial/flex office property in Norfolk, Virginia. The building (Norfolk Business Center) has an aggregate of approximately 90,000 rentable square feet.

(2) Summary of Significant Accounting Policies and Other Matters

     (a) Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Norfolk Business Center and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by Greenbrier Holding in the proposed future operations of Norfolk Business Center.

     (b) Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

     (c) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3) Tenant Leases

      Norfolk Business Center is leased to approximately six tenants at December 31, 2001. The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2001 are as follows:

2002	$619,239
2003	588,527
2004	441,852
2005	197,408
2006	82,969
Thereafter	248,907

Total	$2,178,902

     (4) Management Fees

      Norfolk Business Center has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses in 2001 were $29,689.

INDEPENDENT AUDITORS’ REPORT

The Shareholders

First Potomac Realty Investment Trust, Inc.:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Rumsey Center for the year ended December 31, 2001. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Rumsey Center. As described in note 2, the accompanying statement of revenues and certain expenses excludes certain historical expenses that would not be comparable with those expenses resulting from the proposed future operations of Rumsey Center.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (as defined in note 2) of Rumsey Center for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

June 20, 2003

RUMSEY CENTER

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2001

Revenues:
Rental Income	$943,669
Other	110,048

1,053,717

Certain expenses:
Management fee (Note 4)	425,567
General and administrative expenses	829
Professional fees	23,176
Leasing and promotion expenses	4,626
Utility expense	29,500
Repair and maintenance expense	49,539
Real estate taxes	104,557
Janitorial expense	10,154
Security and safety expense	13,015
Insurance expense	14,944

675,907

Revenues in excess of certain expenses	$377,810

See accompanying notes to statement of revenues and certain expenses.

RUMSEY CENTER

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2001

(1) Background

      Effective October 25, 2002, Columbia Holding Associates, LLC (Columbia Holding) was formed as a Delaware limited liability company for the purpose of owning and holding commercial rental properties. First Potomac (Predecessor) is a non-controlling member of Columbia Holding.

      On October 30, 2002, Columbia Holding purchased four buildings in Columbia, Maryland. The buildings (Rumsey Center) consist of industrial/flex office property with an aggregate of approximately 135,000 rentable square feet.

(2) Summary of Significant Accounting Policies and Other Matters

(a)	Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Rumsey Center and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by Columbia Holding in the proposed future operations of Rumsey Center.

(b)	Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

(c)	Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3) Tenant Leases

      Rumsey Center is occupied by approximately 13 tenants at December 31, 2001. The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2001, are as follows:

2002	$917,998
2003	851,463
2004	637,803
2005	267,105
2006	163,594
Thereafter	180,246

Total	$3,018,209

(4) Management Fees

      Rumsey Center has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses in 2001 were $425,567.

INDEPENDENT AUDITORS’ REPORT

The Shareholders

First Potomac Realty Investment Trust, Inc.:

      We have audited the accompanying statement of revenues and certain expenses (as defined in note 2) of Snowden Center, for the year ended December 31, 2001. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the revenues and expenses of Snowden Center. As described in note 2, the accompanying statement of revenues and certain expenses excludes certain historical expenses that would not be comparable with those expenses resulting from the proposed future operations of Snowden Center.

      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses (as defined in note 2) of Snowden Center for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

June 20, 2003

SNOWDEN CENTER

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2001

Revenues:
Rental Income	$1,271,093
Other	889,600

2,160,693

Certain expenses:
Management fee (Note 4)	694,564
General and administrative expenses	1,010
Professional fees	37,967
Leasing and promotion expenses	4,560
Utility expense	29,794
Repair and maintenance expense	72,157
Real estate taxes	142,174
Janitorial expense	11,050
Security and safety expense	13,419
Insurance expense	24,067

1,030,762

Revenues in excess of certain expenses	$1,129,931

See accompanying notes to statement of revenues and certain expenses.

SNOWDEN CENTER

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year ended December 31, 2001

(1)	Background

      Effective October 25, 2002, Columbia Holding Associates, LLC (Columbia Holding) was formed as a Delaware limited liability company for the purpose of owning and holding commercial rental properties. First Potomac (Predecessor) is a non-controlling member of Columbia Holding.

      On October 30, 2002, Columbia Holding purchased four buildings in Columbia, Maryland. The buildings (Snowden Center) consist of industrial/flex office property with an aggregate of approximately 140,000 rentable square feet.

(2)	Summary of Significant Accounting Policies and Other Matters

(a) Basis of Presentation

      The accompanying statement of revenues and certain expenses relates to Snowden Center and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The statement excludes mortgage interest and depreciation and amortization, and accordingly, the statement is not representative of the actual operations for the period presented and also may not be comparable to the expenses expected to be incurred by Columbia Holding in the proposed future operations of Snowden Center.

(b) Revenue Recognition

      The straight-line basis is used to recognize rent revenues over the terms of the respective leases.

(c) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

(3)	Tenant Leases

      Snowden Center is occupied by approximately 25 tenants at December 31, 2001. The total minimum rents to be received from tenants under noncancelable operating leases in effect at December 31, 2001, are as follows:

2002	$1,423,592
2003	1,140,271
2004	779,324
2005	586,397
2006	346,520
Thereafter	354,511

Total	$4,630,615

(4)	Management Fees

      Snowden Center has a management agreement that provides for management fees of a percentage of rental revenues as defined, and for reimbursement of certain direct costs, including on-site management costs incurred in operating the buildings. Management fee expenses in 2001 were $694,564.

         No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained in herein is correct as of any time subsequent to the date hereof.

         Until                   , 2003, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Common Shares

PROSPECTUS

Book-Running Manager

Ferris, Baker Watts

Incorporated

                    , 2003

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee		$7,536
NASD filing fee		*
NYSE listing fee		*
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer Agent and Registrar fees		*
Advisory fee		*
Miscellaneous		*

Total	$	*

* To be filed by amendment.

      All expenses, except the Securities and Exchange Commission registration fee, are estimated.

Item 32.	Sales to Special Parties.

      Not applicable.

Item 33.	Recent Sales of Unregistered Securities.

      In the preceding three years, we have issued the following securities that were not registered under the Securities Act:

      In July 2003, Messrs. Bass and Dawson and Ms. Rhee loaned an aggregate of $287,000 to our operating partnership, in return for which our operating partnership issued promissory notes that are convertible into units of our operating partnership at a conversion price of $11.00 per unit and bear interest at an annual rate of 10% in a private placement designed to raise funds to pay for expenses relating to our initial public offering. While the promissory notes have three-year terms, our executive officers have agreed to convert their notes upon completion of our initial public offering. The brother-in-law of one of our executive officers also loaned $100,000 to our operating partnership in July 2003 on the same terms. Our operating partnership relied upon the exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      Pursuant to contribution agreements entered into on July 18, 2003, First Potomac Management, Inc., which is owned by Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James Dawson and Kyung Rhee, each of whom is an executive officer of our company, agreed to contribute all of the capital interests and no less than 90% of the profits interests in FPM Management, L.L.C., the entity that manages our properties, effective upon closing of this offering, to our operating partnership in exchange for 233,333 units of partnership interest having an aggregate value of $                    based upon the initial public offering price of our common shares. The contributions of the interests in FPM Management, L.L.C. is conditioned upon and, and will be completed simultaneously with the closing of this initial public offering. The operating partnership relied upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      In July 2003, our operating partnership agreed to acquire interests in the company that holds our interests in Rumsey Center and Snowden Center and issued 43,500 units of our operating partnership, having an aggregate value of $                    based upon the initial public offering price of our common stock to certain of our trustees and executive officers, as well as to relatives of one of our executive officers, who had co-invested with our operating partnership in the acquisition of these properties. Our operating partnership relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      In July 2003, our operating partnership agreed to acquire the remaining interests in the company that holds our interests in Greenbrier Technology Center II and Norfolk Business Center and issued                     10,500 units of our operating partnership, having an aggregate value of $               based on the initial public offering price of our common shares, to certain of our trustees and executive officers who had co-invested with our operating partnership in the acquisition of these properties. Our operating partnership relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      In July 2003, our operating partnership agreed to acquire the remaining interests in the company that holds our interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center from (i) relatives of one of our executive officers and (ii) Messrs. Louis T. Donatelli and Douglas J. Donatelli and issued 26,162 and 6,218 units of our operating partnership, respectively, to such parties, such units having aggregate values of $               and $               , respectively, based on the initial public offering price of our common shares. Our operating partnership relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

      On January 1, 2003, our operating partnership acquired the remaining interests in the entities that hold our interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center that it did not previously own and issued 304,230 units of our operating partnership, having an aggregate value of $               based on the initial public offering price of our common shares, to certain of our trustees, executive officers and outside investors who had co-invested with our operating partnership in the acquisition of these properties. Our operating partnership relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 34.	Indemnification of Trustees and Officers.

      The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding of active or deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

      Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, employee, agent, trustee or officer or (b) any individual who, while a trustee, shareholder, employee, agent, or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, employee, agent, trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above. Maryland law requires us to indemnify a present or former shareholder, trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

      The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met.

Item 35.	Treatment of Proceeds from Stock Being Registered.

      None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

      (a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

      (b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit List

Exhibit		Description of Document

1	.1*	Form of Underwriting Agreement
3	.1*	Declaration of Trust of the Registrant.
3	.2*	Bylaws of the Registrant.
3	.3*	Amended and Restated Agreement of Limited Partnership of First Potomac Realty Investment, L.P.
5	.1*	Opinion of Saul Ewing LLP with respect to the legality of the shares being registered.
8	.1*	Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.
10	.1*†	Employment Agreement, dated , 2003, by and between Douglas J. Donatelli and the Registrant.
10	.2*†	Employment Agreement, dated , 2003, by and between Nicholas R. Smith and the Registrant.
10	.3*†	Employment Agreement, dated , 2003, by and between Barry H. Bass and the Registrant.

Exhibit		Description of Document

10	.4*†	Employment Agreement, dated , 2003, by and between James H. Dawson and the Registrant.
10	.5*†	Employment Agreement, dated , 2003, by and between Kyung Rhee and the Registrant.
10	.6*	Contribution Agreement, dated July 18, 2003, by and between the Investors in Rumsey/Snowden Holding LLC and First Potomac Realty Investment Limited Partnership.
10	.7*	Contribution Agreement, dated July 18, 2003, by and between the Investors in Greenbrier/Norfolk Holding LLC and First Potomac Realty Investment Limited Partnership.
10	.8*	Contribution Agreement, dated July 18, 2003, by and between the Investors in Kristina Way, LLC and Newington Terminal Associates LLC and First Potomac Realty Investment Limited Partnership.
10	.9*	Purchase and Sale Agreement, by and among Rumsey Associates, LLC and Snowden Associates, LLC and First Potomac Realty Investment Limited Partnership dated September 13, 2003.
10	.10*	Loan and Security Agreement by and between Rumsey/Snowden Holding LLC and Columbia Greenbrier Finance Inc. dated October 30, 2002.
10	.11*	Purchase Agreement for Real Property and Escrow Instructions, by and among TR Hampton Roads Corp. and First Potomac Realty Investment Limited Partnership dated August 13, 2002.
10	.12*	First Amendment to Purchase Agreement for Real Property and Escrow Instructions, by and among TR Hampton Roads Corp. and First Potomac Realty Investment Limited Partnership dated August 16, 2002.
10	.13*	Second Amendment to Purchase Agreement for Real Property and Escrow Instructions, by and among TR Hampton Roads Corp. and First Potomac Realty Investment Limited Partnership dated October 17, 2002.
10	.14*	Loan and Security Agreement by and between Greenbrier/Norfolk Holding LLC and Columbia Greenbrier Finance Inc. dated October 17, 2002.
10	.15*†	Equity Incentive Plan.
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of Saul Ewing LLP (included in its opinion filed as Exhibit 5.1 hereto).
23	.2*	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 8.1 hereto).
23.3		Consent of KPMG LLP (independent auditors).
24.1		Power of attorney (included in the signature page to this Registration Statement).

*	To be filed by amendment.

†	Management compensation contract.

Item 37.	Undertakings.

      (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, State of Maryland, on the 18th day of July, 2003.

FIRST POTOMAC REALTY TRUST

By:	/s/ DOUGLAS J. DONATELLI

Douglas J. Donatelli
President, Chief Executive Officer and Trustee

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Douglas J. Donatelli and Barry H. Bass, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LOUIS T. DONATELLI Louis T. Donatelli	Chairman of the board of trustees	July 18, 2003

/s/ DOUGLAS J. DONATELLI Douglas J. Donatelli	President, Chief Executive Officer and Trustee (Principal Executive Officer)	July 18, 2003

/s/ BARRY H. BASS Barry H. Bass	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 18, 2003

/s/ RICHARD B. CHESS Richard B. Chess	Trustee	July 18, 2003

/s/ ROBERT H. ARNOLD Robert H. Arnold	Trustee	July 18, 2003

/s/ DIANE S. WOO Diane S. Woo	Trustee	July 18, 2003

/s/ R. MICHAEL MCCULLOUGH R. Michael McCullough	Trustee	July 18, 2003

/s/ TERRY L. STEVENS Terry L. Stevens	Trustee	July 18, 2003

Exhibit Index

Exhibit		Description of Document

1	.1*	Form of Underwriting Agreement by and among the Registrant and Ferris, Baker Watts, Inc.
3	.1*	Declaration of Trust of the Registrant.
3	.2*	Bylaws of the Registrant.
3	.3*	Amended and Restated Agreement of Limited Partnership of First Potomac Realty Investment, L.P. dated .
5	.1*	Opinion of Saul Ewing LLP with respect to the legality of the shares being registered.
8	.1*	Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.
10	.1*†	Employment Agreement, dated , 2003, by and between Douglas J. Donatelli and the Registrant.
10	.2*†	Employment Agreement, dated , 2003, by and between Nicholas R. Smith and the Registrant.
10	.3*†	Employment Agreement, dated , 2003, by and between Barry H. Bass and the Registrant.
10	.4*†	Employment Agreement, dated , 2003, by and between James H. Dawson and the Registrant.
10	.5*†	Employment Agreement, dated , 2003, by and between Kyung Rhee and the Registrant.
10	.6*	Contribution Agreement, dated July 18, 2003, by and between the Investors in Rumsey/Snowden Holding LLC and First Potomac Realty Investment Limited Partnership.
10	.7*	Contribution Agreement, dated July 18, 2003, by and between the Investors in Greenbrier/Norfolk Holding LLC and First Potomac Realty Investment Limited Partnership.
10	.8*	Contribution Agreement, dated July 18, 2003, by and between the Investors in Kristina Way, LLC and Newington Terminal Associates LLC and First Potomac Realty Investment Limited Partnership.
10	.9*	Purchase and Sale Agreement, by and among Rumsey Associates, LLC and Snowden Associates, LLC and First Potomac Realty Investment Limited Partnership dated September 13, 2003.
10	.10*	Loan and Security Agreement by and between Rumsey/Snowden Holding LLC and Columbia Greenbrier Finance Inc. dated October 30, 2002.
10	.11*	Purchase Agreement for Real Property and Escrow Instructions, by and among TR Hampton Roads Corp. and First Potomac Realty Investment Limited Partnership dated August 13, 2002.
10	.12*	First Amendment to Purchase Agreement for Real Property and Escrow Instructions, by and among TR Hampton Roads Corp. and First Potomac Realty Investment Limited Partnership dated August 16, 2002.
10	.13*	Second Amendment to Purchase Agreement for Real Property and Escrow Instructions, by and among TR Hampton Roads Corp. and First Potomac Realty Investment Limited Partnership dated October 17, 2002.
10	.14*	Loan and Security Agreement by and between Greenbrier/Norfolk Holding LLC and Columbia Greenbrier Finance Inc. dated October 17, 2002.
10	.15*†	Equity Incentive Plan.
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of Saul Ewing LLP (included in its opinion filed as Exhibit 5.1 hereto).
23	.2*	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 8.1 hereto).
23.3		Consent of KPMG LLP (independent auditors).
24.1		Power of attorney (included in the signature page to this Registration Statement).

*	To be filed by amendment.

†	Management compensation contract.